Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

by and among

VERADIGM INC.,

VERADIGM MERGER SUB, INC.,

CASCADE BIO, INC.,

EACH OF THE DESIGNATED EQUITYHOLDERS,

EACH OF THE OTHER MANAGEMENT EQUITYHOLDERS,

and

FORTIS ADVISORS LLC,

as Equityholder Representative

FEBRUARY 21, 2024

TABLE OF CONTENTS

ARTICLE I DEFINITIONS AND INTERPRETATIONS		2

1.1	Definitions	2
1.2	Additional Defined Terms	22
1.3	Interpretation	24

ARTICLE II THE MERGER		25

2.1	The Merger	25
2.2	Merger Consideration	25
2.3	Closing; Effective Time	25
2.4	Certificate of Incorporation; Bylaws; Directors; and Officers	25
2.5	Effect on Stock; Company SAFEs	26
2.6	Options	27
2.7	Distributions	28
2.8	Exchange Procedures	29
2.9	Allocation Schedule	32
2.10	Estimated Merger Consideration	32
2.11	Merger Consideration Adjustment; Deferred Merger Consideration	33
2.12	Merger Consideration Determination	34
2.13	Equityholder Representative Fund	35
2.14	Deferred Merger Consideration	36
2.15	Appraisal Rights	36

ARTICLE III CLOSING DELIVERIES		37

3.1	Deliveries by the Company	37
3.2	Deliveries by Purchaser	38

ARTICLE IV REPRESENTATIONS AND WARRANTIES OF THE DESIGNATED EQUITYHOLDERS CONCERNING THE TRANSACTION		39

4.1	Authorization of Transaction	39
4.2	Non-contravention	39
4.3	Brokers’ Fees	40
4.4	Company Securities	40
4.5	Litigation	40

ARTICLE V REPRESENTATIONS AND WARRANTIES CONCERNING THE COMPANY		40

5.1	Organization, Qualification, and Power	40
5.2	Capitalization and Subsidiaries	41
5.3	Authorization of Transaction; Voting Requirements	42
5.4	Noncontravention	42

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5.5	Financial Statements; Bank Accounts	43
5.6	Interim Changes	45
5.7	Undisclosed Liabilities	47
5.8	Title to Assets	47
5.9	Condition of Assets	48
5.10	Compliance with Laws and Licenses	48
5.11	Tax Matters	48
5.12	Contracts	52
5.13	Intellectual Property	56
5.14	Real Property	60
5.15	Litigation	62
5.16	Employees	62
5.17	Employee Benefits	65
5.18	Insurance	68
5.19	Related-Party Transactions	68
5.20	Anti-Corruption	69
5.21	Products Liability; Warranties	69
5.22	Customers and Suppliers	70
5.23	Privacy	70
5.24	Brokers’ Fees	73
5.25	Sanctions	73
5.26	Documents Provided	74
5.27	Healthcare	74
5.28	No Other Representations or Warranties	75

ARTICLE VI REPRESENTATIONS AND WARRANTIES OF PURCHASER AND MERGER SUB		75

6.1	Organization, Qualification and Power	75
6.2	Authorization of Transaction	75
6.3	Noncontravention	76
6.4	Litigation	76
6.5	Brokers’ Fees	76
6.6	Sufficient Funds	76
6.7	No Other Representations or Warranties	76

ARTICLE VII PRE-CLOSING COVENANTS		76

7.1	Conduct of Business by the Company	76
7.2	Exclusivity	80
7.3	Notice of Developments	81
7.4	Access to Information; Monthly Reports	81
7.5	Appropriate Action; Consents; Filings	81
7.6	Equityholder Consent	83
7.7	State Takeover Laws	84
7.8	280G Approval	84

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ARTICLE VIII ADDITIONAL COVENANTS		85

8.1	Further Assurances	85
8.2	Tax Matters	85
8.3	Employees	86
8.4	Indemnification of Directors and Officers	87
8.5	Confidentiality	87
8.6	Covenant Not to Compete	88
8.7	Covenant Not to Solicit	89
8.8	Scope of Covenants	90
8.9	Enforcement	91
8.10	Tolling	91
8.11	Transition	91
8.12	Release	91

ARTICLE IX CONDITIONS TO OBLIGATION TO EFFECT THE MERGER		92

9.1	Conditions to Each Party’s Obligation	92
9.2	Conditions to Purchaser’s and Merger Sub’s Obligation	93
9.3	Conditions to the Company’s Obligation	94

ARTICLE X TERMINATION		94

10.1	Termination	94
10.2	Effect of Termination	95

ARTICLE XI MISCELLANEOUS		96

11.1	No Survival of Representations and Warranties	96
11.2	Equityholders’ Approval	97
11.3	Governing Law	97
11.4	Forum Selection; Consent to Jurisdiction; Waiver of Jury Trial	97
11.5	Severability	97
11.6	Entire Agreement	97
11.7	Successors and Assigns	98
11.8	Third Party Beneficiaries	98
11.9	Counterparts	98
11.10	Expenses	98
11.11	Amendment	98
11.12	Waiver	98
11.13	Notices	98
11.14	No Joint Venture	99
11.15	Equityholder Representative	100
11.16	Replacement of Equityholder Representative	102
11.17	Non-recourse	102
11.18	Consent to Representation; Conflict of Interest	103

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AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER (this “Agreement”) is entered into as of February 21, 2024, by and among Cascade Bio, Inc., a Delaware corporation (the “Company”), the Designated Equityholders, Fortis Advisors LLC, a Delaware limited liability company, in the capacity of representative (“Equityholder Representative”), Veradigm Inc., a Delaware corporation (“Purchaser”), and Veradigm Merger Sub, Inc., a Delaware corporation and an indirect, wholly-owned Subsidiary of Purchaser (“Merger Sub” and with the Equityholders, Equityholder Representative, the Company and Purchaser, each, a “Party” and collectively, the “Parties”).

RECITALS

WHEREAS, the Company is engaged in the business of developing, designing, selling and making available healthcare artificial intelligence solutions, including the Company’s products or services that the Company provides, has provided or actively considered providing, at any time during the twelve (12) months prior to the Closing Date (collectively, the “Business”);

WHEREAS, Purchaser desires to acquire the Company by causing Merger Sub to merge with and into the Company, with the Company being the Surviving Corporation and becoming an indirect, wholly-owned Subsidiary of Purchaser (the “Merger”) upon the terms and subject to the conditions of this Agreement;

WHEREAS, the board of directors of the Company has approved this Agreement in accordance with the DGCL and determined that this Agreement and the Merger are advisable and in the best interests of the stockholders of the Company;

WHEREAS, the board of directors of Merger Sub has approved this Agreement in accordance with the DGCL and determined that this Agreement and the Merger is advisable and in the best interest of the sole stockholder of Merger Sub; and

WHEREAS, pursuant to the Merger, the Company Securities will be converted into the right to receive the Merger Consideration and the Deferred Merger Consideration in the manner set forth herein.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing recitals, the mutual representations, warranties and covenants set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

ARTICLE I

DEFINITIONS AND INTERPRETATIONS

1.1 Definitions. In this Agreement, the following terms have the meanings specified or referred to in this Section 1.1 and shall be equally applicable to both the singular and plural forms.

“Accredited Investor” means any Continuing Employee who has completed, executed and delivered to the Purchaser an Accredited Investor Questionnaire, certifying that such Continuing Employee is an “accredited investor” (as such term is defined in Rule 501(a) promulgated under the Securities Act) (each, an “RSU Recipient”), within five (5) Business Days following receipt of such Accredited Investor Questionnaire from Purchaser.

“Accredited Investor Questionnaire” means an accredited investor questionnaire in the form of Exhibit A.

“Adjusted Fully-Diluted Shares” means (a) the Fully-Diluted Shares minus (b) the Option Shares minus (c) the Dissenting Shares (if any).

“Adjusted Merger Consideration” means the Merger Consideration, as adjusted pursuant to Section 2.11.

“Adjustment Escrow Amount” means an amount of cash equal to $500,000.

“Affiliate” means (a) in the case of a Business Entity, another Business Entity or a Person that directly or indirectly through one or more intermediaries controls, is controlled by, or is under common control with, the Business Entity, or (b) in the case of an individual, (i) the members of the immediate family (including parents, siblings and children) of the individual or the individual’s spouse, and (ii) any Business Entity that directly or indirectly through one or more intermediaries controls, is controlled by, or is under common control with, any of the foregoing individuals. For the purposes of this definition, the term “control” (including “controls”, “controlled by” or “under common control with”) means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Business Entity, whether through the ownership of voting securities, by Contract or otherwise.

“Affiliated Group” means a group of Persons that elects, is required to, or otherwise files a Tax Return or pays a Tax as an affiliated group, consolidated group, combined group, unitary group, or other similar group recognized by applicable Tax Law.

“Ancillary Agreements” means all agreements, certificates instruments and documents executed and delivered under this Agreement or in connection herewith.

“Anti-Corruption Laws” means applicable Laws related to corruption and bribery, including the U.S. Foreign Corrupt Practices Act of 1977, the UK Bribery Act of 2010, the anti-corruption and anti-bribery legislation of the European Union, as adopted and made applicable by its member states, legislation adopted in furtherance of the OECD Convention on Combating Bribery of Foreign Public Officials in International Business Transactions, or any Law that prohibits bribery, corruption, fraud, or other improper payments.

“Applicable Area” means anywhere in North America.

“Biometric Data” means any biometric information or unique biometric identifiers, as defined under relevant Laws, including fingerprints, retinal scans, face scans, facial geometries, likeness and DNA profiles.

“Business Day” means any day excluding Saturday, Sunday and any day on which banking institutions located in the State of Illinois are authorized by Law or other governmental action to be closed.

“Business Entity” means any corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any limited liability company or joint stock company), firm or other enterprise, association, organization or entity.

“CARES Act” means the Coronavirus Aid, Relief, and Economic Security Act of 2020 (P.L. 116-136), as amended, and any Treasury Regulations and other official published guidance promulgated thereunder.

“Cash” means all cash and cash equivalents (including marketable securities and short-term investments) of the Company, excluding outstanding uncleared checks issued by the Company but including outstanding uncleared checks issued to the Company with respect to the Mercury Fan Sublease Payments that are in the possession of the Company, determined in accordance with GAAP, excluding Restricted Cash.

“Cash Amount” means the sum of the aggregate amount of Cash as of 12:01 a.m. Central Time on the Closing Date; provided, that the calculation of the aggregate Cash Amount shall be reduced by the aggregate amount of Cash (if any) used or transferred outside the Ordinary Course, including to the extent such Cash is used to pay any distributions to Equityholders, or pay any Transaction Expenses or Indebtedness of the Company, between 12:01 a.m. Central Time on the Closing Date and the Closing.

“Cause” means, with respect to any Person, following the Closing, (i) the willful or grossly negligent failure by such Person to perform such Person’s duties and obligations as an employee of Purchaser, the Company or any of their respective Subsidiaries, in any material respect, other than any such failure resulting from the disability of such Person; (ii) such Person’s conviction of a crime or offense involving the property of Purchaser, the Company or any of their respective Subsidiaries, or any crime or offense constituting a felony or involving fraud or moral turpitude; provided that, in the event that such Person is arrested or indicted for a crime or offense related to any of the foregoing, then Purchaser may, at its option, place such Person on paid leave of absence, pending the final outcome of such arrest or indictment; (iii) such Person’s violation of any law, which violation is materially and demonstrably injurious to the operations or reputation of Purchaser, the Company or any of their respective Subsidiaries; or (iv) such Person’s material violation of any generally recognized policy of Purchaser, the Company or any of their respective Subsidiaries or such Person’s refusal to follow the reasonable and lawful instructions of the executive of Purchaser, the Company or any of their respective Subsidiaries to which such Person reports.

“CERCLA” means the federal Comprehensive Environmental Response, Compensation, and Liability Act of 1980, and any applicable rules, regulations, directives, orders, and promulgated thereunder.

“Certificate of Incorporation” means the certificate of incorporation of the Company, as amended and as in effect as of the date hereof.

“Closing Payments” means the Per Share Closing Payments and the Net Option Closing Payments.

“Code” means the Internal Revenue Code of 1986, as the same may be amended or supplemented from time to time, and any successor statute of similar import, and the rules and Treasury Regulations thereunder, as from time to time in effect.

“Common Stock” means the common stock of the Company, $0.00001 par value per share.

“Company Data” means all data created, generated, maintained, collected, or licensed by or on behalf of, or transmitted to, the Company, including Non-Identifiable Information, Personal Information and Biometric Data.

“Company Equity Plan” means any equity or option plan maintained by the Company, as in effect from time to time.

“Company Fundamental Representations” means the representations and warranties of the Company contained in Section 5.1 (Organization, Qualification, and Power), Section 5.2 (Capitalization and Subsidiaries), Section 5.3 (Authorization of Transaction), Section 5.8 (Title to Assets), Section 5.13(a) (Title to Intellectual Property), and Section 5.24 (Brokers’ Fees).

“Company Intellectual Property” means the Owned Intellectual Property and the Third Party Intellectual Property.

“Company SAFEs” means each Simple Agreement for Future Equity, as amended, by and between the Company and the investor party thereto, that is outstanding as of the date hereof, all of which are set forth on Schedule 1.1.

“Company Securities” means all of the issued and outstanding capital stock and other equity interests of the Company, including the Preferred Stock, Common Stock, Company SAFEs and Options.

“Company’s Knowledge”, “Knowledge” or words of similar import, means the actual knowledge of Will Manidis, Gaurav Kaushik, Raunaq Malhotra, Dennis Ryu and Stan Miroshnikov, and such individuals will be deemed to have actual knowledge of a particular fact, circumstance, event or other matter if such knowledge could be obtained from reasonable inquiry of the relevant employees the Company.

“Confidential Information” means any proprietary or confidential information concerning Purchaser, the Company, the Business or the business and affairs of Purchaser or the Company not already generally available to the public; provided, however, that “Confidential Information shall not include information with respect to the Designated Equityholders who are not Designated Management Equityholders or Other Management Equityholders that (a) is independently developed without use of or reference to information provided by the Company or Purchaser that would be “Confidential Information” but for the exclusions set forth in this proviso, or (b) is received from a third party not known by the receiving party to be bound by a duty of confidentiality to the Company or Purchaser with respect to such information.

“Contracts” means any contract, agreement, deed, mortgage, bid, indenture, note, bond, loan, instrument, guaranty, lease, sublease or license, or any legally binding commitment, undertaking, arrangement or understanding, written or oral, or other document or instrument to which or by which a Person is a party or otherwise subject or bound or to which or by which any asset, property or right of such Person is subject or bound.

“Copyrights” has the meaning set forth in the definition of Intellectual Property.

“COVID-19 Deferred Taxes” means any Taxes of the Company attributable to payments, events or transactions occurring prior to the Closing Date and that have been deferred until after the Closing Date pursuant to the CARES Act or analogous provision of U.S. state, local or non-U.S. Law and which remain unpaid as of the Closing Date.

“Data Rights” means all data, data collections, databases and database rights (excluding with respect to Personal Data).

“Deferred Equityholder” means the Persons set forth on Schedule 1.3.

“Deferred Merger Consideration” means Ten Million Dollars ($10,000,000).

“Deferred Revenue Amount” means all deferred revenue on the balance sheet of the Company existing as of the Closing resulting from the prepayment for products or services.

“Designated Equityholder(s)” means each Designated Management Equityholder, each Other Management Equityholder, Buckley Ventures II, LP, Cherubic Ventures Fund IV, L.P., Lara Yuan, LGF II, L.P., Quiet Venture I, LP, Quiet Venture II, LP, Section 32 Fund 2, LP, and SH Burst XIX.

“Designated Equityholder Fundamental Representations” means the representations and warranties of the Designated Equityholders contained in Section 4.1 (Authorization of Transaction), Section 4.3 (Brokers’ Fees) and Section 4.4 (Company Securities).

“Designated Management Equityholder(s)” means each of Will Manidis and Gaurav Kaushik.

“Designated Management Equityholder Restricted Period” means a period of five (5) years following Closing.

“DGCL” means the General Corporation Law of the State of Delaware.

“Disability” or “Disabled” means, with respect to a Deferred Equityholder, that, as a result of illness or incapacity, such Deferred Equityholder is unable to perform substantially such Deferred Equityholder’s required duties as a service provider to Purchaser, the Company or any of their respective Subsidiaries, for a period of three (3) consecutive months or for any aggregate period of three (3) months in any six (6) month period; provided, that, in the event of a dispute as to whether such Deferred Equityholder is disabled, Purchaser may refer such Deferred Equityholder to a licensed practicing physician who is mutually acceptable to such Deferred Equityholder and Purchaser, and such Deferred Equityholder agrees to submit to such tests and examination as such physician shall deem appropriate to determine such Deferred Equityholder’s capacity to perform such services required to be performed by Deferred Equityholder, and, in such event, Purchaser and such Deferred Equityholder hereby agree that the decision of such physician as to the disability of such Deferred Equityholder shall be final and binding on the parties.

“Employee Benefit Plan” means any “employee pension benefit plan” (as defined in Section 3(2) of ERISA), any “employee welfare benefit plan” (as defined in Section 3(1) of ERISA), and any other written or oral plan, agreement or arrangement involving direct or indirect compensation or benefits, including insurance coverage (such as health, medical, dental, vision, disability or death benefits), severance, change of control, retention, performance, holiday pay, vacation pay, paid time off, fringe, pension, retirement, profit sharing, deferred compensation, bonuses, equity options, equity purchase rights, phantom equity, equity appreciation or other forms of incentive compensation or post-retirement compensation, whether or not subject to ERISA, that the Company maintains, or to which the Company contributes, or under which the Company has or may have any Liability.

“Environmental Law” means any Law of any Governmental Entity relating to the environment, natural resources, pollution, or worker health and safety, including those pertaining to (a) treatment, storage, disposal, generation, transportation, manufacture, processing, use, distribution, handling of or exposure to Materials of Environmental Concern; (b) air and water pollution; (c) groundwater, soil vapor and soil contamination; (d) the release or threatened release into the environment or the workplace of Materials of Environmental Concern, including emissions, discharges, injections, spills, or dumping of Materials of Environmental Concern; (e) the protection of natural resources, wildlife, marine sanctuaries and wetlands, including all endangered and threatened species; (f) aboveground storage tanks, vessels and containers; and (g) underground and other storage tanks or vessels, abandoned, disposed or discarded barrels, containers and other closed receptacles. As used above, the term “release” shall have the meaning set forth in CERCLA.

“Equityholder” means each holder of Company Securities.

“Equityholder Representative Fund” means an amount in cash equal to $100,000.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” means any entity that is, along with the Company, a member of (a) a controlled group of corporations (as defined in Section 414(b) of the Code), (b) a group of trades or businesses under common control (as defined in Section 414(c) of the Code), or (c) an affiliated service group (as defined under Section 414(m) of the Code or the regulations under Section 414(o) of the Code).

“Escrow Agent” means PNC Bank, National Association, a national banking association.

“Escrow Agreement” means the Escrow Agreement in the form attached as Exhibit B hereto, dated as of the Closing Date, by and among the Escrow Agent, Equityholder Representative and Purchaser.

“Escrow Participants” means all Equityholders other than Optionholders and holders of Dissenting Shares (if any).

“Exercise Price” means, with respect to any Option, the amount required to be paid by the holder thereof to exercise such Option.

“Families First Act” means the Families First Coronavirus Response Act.

“Federal Health Care Program” means any “federal health care program” as defined in 42 U.S.C. § 1320a-7b(f), including Medicare, state Medicaid programs, state CHIP programs, TRICARE, and similar or successor programs with or for the benefit of any Governmental Entity.

“Flow-Thru Entity” means (a) any entity, plan or arrangement that is treated for U.S. Income Tax purposes as a disregarded entity or partnership, (b) a “controlled foreign corporation” within the meaning of Section 957 of the Code, (c) a “specified foreign corporation” within the meaning of Section 965 of the Code or (d) a “passive foreign investment corporation” within the meaning of Section 1297 of the Code.

“Foreign Person” means any natural person who is not a lawful permanent resident of the United States as defined by 8 U.S.C. 1101(a)(20) or who is not a protected individual as defined by 8 U.S.C. 1324b(a)(3). It also means any foreign corporation, business association, partnership, trust, society or any other entity, group, or individual that is (a) determined to be “foreign” under section 7701(a) of the Code or (b) not incorporated or organized to do business in the United States, as well as international organizations, foreign governments and any agency or subdivision of foreign governments.

“Fraud” means common law fraud under Delaware Law (including the element of scienter).

“Fully-Diluted Shares” is equal to, without duplication, the sum of: (a) the total number of shares of Common Stock, Series Seed Preferred Stock (on an as-converted to Common Stock basis), Series A-1 Preferred Stock (on an as-converted to Common Stock basis), Series A-2 Preferred Stock (on an as-converted to Common Stock basis) and Series A-3 Preferred Stock (on an as-converted to Common Stock basis), in each case, issued and outstanding immediately prior to the Effective Time, plus (b) the total number of shares of Common Stock that would be issued assuming the full exercise for cash, conversion or exchange, as applicable, immediately prior to the Effective Time, of all Options (such shares, the “Option Shares”), Company SAFEs or other rights to subscribe for, purchase or otherwise acquire any securities or other capital stock of the Company or any evidences of indebtedness convertible into securities or other capital stock of the Company. For clarity, “Fully-Diluted Shares” shall not include any shares of Common Stock and Preferred Stock to be cancelled in accordance with Section 2.5(b).

“Fundamental Representations” means the Company Fundamental Representations and the Designated Equityholder Fundamental Representations.

“GAAP” means United States generally accepted accounting principles and practices in effect from time to time, consistently applied.

“Good Reason” means, with respect to any Person, the occurrence of any of the following: (i) a failure of Purchaser to meet its obligations in any material respect under this Agreement or any employment arrangement between such Person and Purchaser, the Company or any of their respective Subsidiaries, including, without limitation, (x) any reduction in such Person’s base salary or annual bonus opportunity or (y) any failure to pay any portion of such Person’s base salary or annual bonus opportunity (other than, in the case of clause (y), the inadvertent failure to pay a de minimis amount of the base salary, which payment is immediately made by Purchaser upon notice from such Person); (ii) a material diminution in or other substantial adverse alteration in (a) the nature or scope of such Person’s responsibilities with Purchaser, the Company or any of their respective Affiliates from those in effect immediately following the Closing Date or (b) the reporting lines between such Person and such executive(s) of Purchaser in effect immediately following the Closing Date; or (iii) without such Person’s prior written agreement, such Person’s principal place of business is moved to a location that is more than fifty (50) miles from its location as of the Closing Date.

“Governing Documents” means, with respect to any Person, (a) the articles of incorporation, certificate of incorporation, certificate of formation, the memorandum or articles of association (or the equivalent organizational documents) of such Person, (b) the bylaws, operating or limited liability company agreement (or the equivalent governing documents) of such Person and (c) any document setting forth the designation, amount or relative rights, limitations and preferences of any class or series of such Person’s authorized stock or other equity interests.

“Governmental Entity” means any of the following: (a) nation, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature; (b) federal, state, local, municipal, foreign or other government; (c) governmental or quasi-governmental authority of any nature (including any governmental division, department, agency, commission, instrumentality, official, organization, unit, body or entity and any court or other tribunal); or (d) any arbitrator, court, tribunal or other body of competent jurisdiction entitled by Law or Contract to exercise any arbitrative, administrative, executive, judicial, legislative, police, regulatory or taxing authority or power.

“Harmful Code” means any surreptitious computer code or other mechanism of any kind designed to disrupt, disable or harm in any manner the operation of any Software or hardware or other business processes or to misuse, gain unauthorized access to or misappropriate any business or personal information, including viruses, Trojan horses, worms, bombs, backdoors, clocks, timers, or other disabling device code, or designs or routines that cause Software or information to be erased, inoperable, or otherwise incapable of being used, either automatically or with passage of time or upon command, in each case excluding license keys or similar license authentication or management software or devices.

“Healthcare Laws” means all applicable Laws pertaining to healthcare regulatory matters, including, to the extent applicable, Title XVIII of the Social Security Act, 42 U.S.C. §§ 1395-1395hhh (the Medicare statute); Title XIX of the Social Security Act, 42 U.S.C. §§ 1396-1396v (the Medicaid statute); the Federal Health Care Program Anti-Kickback Statute, 42 U.S.C. § 1320a-7b(b); the False Claims Act, 31 U.S.C. §§ 3729-3733 (as amended); the Program Fraud Civil Remedies Act, 31 U.S.C. §§ 3801-3812; the Anti-Kickback Enforcement Act of 1986, 41 U.S.C. §§ 51-58; the Civil Monetary Penalties Law, 42 U.S.C. §§ 1320a-7a and 1320a-7b; the Exclusion Laws, 42 U.S.C. § 1320a-7; the Eliminating Kickbacks in Recover Act of 2018 (EKRA), 18 U.S.C. § 220; all Laws relating to the provision, administration or management of, or billing or payment for, health care items or services, or relating to health care information, including all Laws relating to coding, coverage, reimbursement, Liens submission and processing, financial relationships with referral sources, fraud and abuse, and patient inducements or otherwise related to insurance or healthcare fraud; all Laws relating to the evaluation of the appropriateness of and coverage for healthcare items and services, including Laws governing utilization review, utilization management and quality assurance; all Laws relating to risk adjustment, including Laws governing risk adjustment data submission, the requirements for risk adjustment data, deletion of codes and/or diagnoses, and chart reviews; all Laws relating to medical documentation and retention; all Laws relating to health information technology, interoperability, and information blocking; all Laws or requirements applicable to the Company by way of a contract with a Governmental Entity or customer; all applicable implementing regulations, rules, ordinances, judgments, and orders; any similar state and local statutes, regulations, rules, ordinances, judgments, and orders; all applicable federal, state, and local licensing, regulatory and reimbursement and corporate practice of medicine or other profession regulations, rules, ordinances, orders, and judgments; any similar national, state and local Laws that address the subject matter of any of the foregoing; and any and all amendments or modifications made from time to time to the items referenced in this definitions.

“HHS” means the U.S. Department of Health and Human Services.

“HIPAA” means, to the extent applicable to the Company, the Administrative Simplification Subtitle of the Health Insurance Portability and Accountability Act of 1996, all of its implementing regulations, including the Privacy Standards (45 C.F.R. Parts 160 and 164, Subparts A and E), the Electronic Transactions Standards (45 C.F.R. Parts 160 and 162), the Security Standards (45 C.F.R. Parts 160 and 164, Subparts A and C), and the Notification in the Case of Breach of Unsecured Protected Health Information Standards (45 CFR Part 164, Subpart D), as each of the foregoing may be amended from time to time.

“Income Tax” means any Tax that is based on, or computed with respect to, net income or earnings, gross income or earnings, or capital gains (and any branch profits Taxes, franchise Taxes and withholding Taxes measured or imposed by reference to such income or profit) and any related penalties, interest, and additions to such Tax.

“Income Tax Amount” means the amount of unpaid Income Taxes of the Company for any Pre-Closing Tax Period (or portion of a Straddle Period ending on the Closing Date). The Income Tax Amount shall be computed (a) net of all Income Tax payments paid in cash (including estimated Income Tax payments and cash overpayments of Income Taxes) made prior to the Closing Date, (b) by taking into account any net operating losses or other Tax attributes deductible in a Pre-Closing Tax Period (including deductions arising by virtue of the transactions contemplated by this Agreement); provided, however, except for deductions arising by virtue of the transactions contemplated by this Agreement, such net operating losses or other Tax attributes shall only be taken into account to the extent attributable to and arising in a Pre-Closing Tax Period, and (c) based on current practices and procedures of the Company. The Income Tax Amount shall be computed on a jurisdiction by jurisdiction basis, and the Income Tax Amount for any jurisdiction shall never be less than zero dollars ($0).

“Income Tax Returns” means all returns and reports (including elections, declarations, disclosures, schedules, estimates, and information returns, and for purposes of the definition of Income Tax Returns, Treasury Form TD F 90-22.1 and FinCEN Form 114 (Report of Foreign Bank and Financial Accounts), filed or required to be filed with any Governmental Entity (including any amendments thereof), or maintained or required to be maintained in connection with the determination, assessment or collection of any Tax of any Person or the administration of any Laws relating to any Tax.

“Indebtedness” means, in each case to the extent not reflected as a current liability in the calculation of Working Capital or Transaction Expenses, (a) all indebtedness, payment obligations or Liabilities for borrowed money (including reimbursement and all other obligations with respect to surety bonds, letters of credit and bankers’ acceptances (excluding that certain Irrevocable Standby Letter of Credit No. SVBFS000489 (the “Lease LOC”))), including the current portion of such indebtedness and including such indebtedness pursuant to related-party transactions, (b) all payment obligations evidenced by notes, bonds, debentures or similar instruments, (c) all unfunded liabilities relating to severance payments, deferred compensation or accrued vacation/paid time off and any bonuses, commissions or other contingent consideration relating to any period prior to Closing, including the pro rata portion of all annual bonuses and commissions based on the portion of the fiscal year occurring prior to Closing, and other similar liabilities, (d) all interest bearing debt owed to any third parties (excluding credit card payables related to charges with a transaction date of less than 30 days prior to the Closing Date for Ordinary Course business activities of the Company to the extent included in the calculation of Working Capital), (e) all payment obligations (contingent or otherwise) for the deferred purchase price of goods, services, assets, securities or property (including the maximum potential amount payable with respect to earnouts, purchase price adjustments, royalties or other payments related to acquisitions), other than trade payables incurred in the Ordinary Course paid in a manner consistent with past practice and reflected as a current liability in the calculation of Working Capital, (f) all payment obligations to pay rent or other amounts under any leases required to be capitalized in accordance with GAAP, (i) excluding any amounts that are not yet due and payable by the Company under the Lease Agreement, dated January 25, 2021, by and between the Company and The Meeting House Office Trust (the “Boston Lease”) and the Lease Agreement, dated March 14, 2022, by and between the Company and 24 West 25th Street Property Investors IV, LLC (such payments collectively, the “Future Lease Payments”) and (ii) including (x) any outstanding amounts owed by the Company under the Boston Lease that are delinquent less (y) any Mercury Fan Sublease Payments that are delinquent, (g) all interest rate swap, forward contract, foreign currency hedge or other hedging or similar arrangements, (h) the Income Tax Amount and the amount of any COVID-19 Deferred Taxes, (i)

all bank overdrafts, (j) customer deposits, (k) all amounts owed or payable to Affiliates of the Company or Equityholders (in their capacities as such and for clarity not in any capacity as an employee or service provider to the Company but only to the extent set forth as a current liability in Working Capital or Transaction Expenses), (l) all payment obligations in the nature of guarantees, assumptions, endorsements or other contracts for any indebtedness described in clauses (a) through (k) above of any other Person (whether directly or indirectly), (m) all indebtedness referred to in clauses (a) through (l) above secured by (or for which the holder of such indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned by the Company, even though the Company has not assumed or become liable for the payment of such Indebtedness, and (n) in each case with respect to clauses (a) – (m) above, together with (i) all accrued interest and accrued fees thereon and all premiums, prepayment penalties, breakage costs and other third party fees and charges with respect to such items, and (ii) any employer portion of Taxes with respect to such items, other than Taxes that have been included in Transaction Expenses.

“Indebtedness Amount” means all Indebtedness of the Company outstanding or existing as of the Closing.

“Intellectual Property” means any and all of the following anywhere in the world and all legal rights, title, or interest in or deriving from the following arising under Law, whether or not filed, perfected, registered, or recorded and whether now or later existing, filed, issued or acquired, including all renewals:

(a) all issued patents, applications for patents, inventions, invention disclosures, discoveries, and improvements (whether or not patentable), and counterparts claiming priority therefrom, together with all reissues, reexaminations, substitutions, divisionals, renewals, extensions, provisionals, non-provisionals, continuations, continuations in part, inter partes reviews and post grant reviews (collectively, the “Patents”);

(b) all copyrights, mask works, works of authorship, moral and economic rights of authors and inventors and waivers thereof and other copyrightable subject matter (including advertising and promotional materials, software, compilations of data, databases, standards and website content), whether or not published, including all translations, derivative works, adaptations, compilations, and combinations of the foregoing, and related registrations, applications and any renewals and extensions (collectively, the “Copyrights”);

(c) all industrial designs, industrial models, utility models, certificates of invention and other indices of invention ownership and any related registrations and applications and renewals and extensions;

(d) all trade dress and trade names (including social media corporate identifiers), logos, trademarks and service marks, certification marks, corporate names, slogans, Internet domain names, and related registrations and applications, and any renewals or extensions, all other indicia of commercial source or origin, and all goodwill associated with any of the foregoing (collectively, the “Trademarks”);

(e) all uniform resource locators, domain names and social media accounts and related registrations and applications and any renewals or extensions (collectively, the “Internet Addresses”);

(f) all Data Rights;

(g) know-how, trade secrets, inventions, designs, manufacturing schematics, improvements, ideas, and other confidential or proprietary information, including inventions and invention disclosures (whether or not patentable), source code, algorithms, methods, processes, specifications, technical data, research and development information, business plans, product plans, product roadmaps, prototypes and customer, distributor, reseller and supplier lists, and any information that derives economic value from not being generally known, and any other information that would constitute a trade secret as defined in the Uniform Trade Secrets Act and under corresponding foreign statutory Law and common law (collectively, the “Trade Secrets”);

(h) any other proprietary, or intellectual property rights, in each case, in any of the foregoing; and

(i) all rights to sue and recover for any past, present, and future infringement, misappropriation, violation, and Losses relating to any of the foregoing.

“Internally Used Shrinkwrap Software” means generally available Software, and software services licensed or provided to the Company under standard terms and generally commercially available licenses or similar terms and used in its business.

“Internet Addresses” has the meaning set forth in the definition of Intellectual Property.

“Inventory” means all raw materials, packaging materials, supplies, works in progress, finished goods and other materials included in the inventory of the Business, in each case that are usable and salable in the Ordinary Course during the twelve (12) month period following Closing.

“IT Assets” means software, systems, servers, computers, hardware, firmware, middleware, networks, data communications lines, routers, hubs, switches and all other information technology equipment, and all associated documentation, in each case, used or held for use in the operation of the business of the Company.

“Judgment” means any order, charge, injunction (temporary or permanent), judgment, writ, decree, ruling, assessment, determination, stipulation or arbitration award of any Governmental Entity or arbitrator or any settlement agreement, consent agreement, memorandum of understanding or disciplinary agreement with or entered by any Governmental Entity or arbitrator.

“Law” means any federal, state, regional, local or foreign law, constitution, rule, statute, order, ordinance, regulation, code, and Judgment and any controlling principle of common law in the relevant jurisdiction.

“Legal Proceeding” means any action, suit, litigation, claim, complaint, demand, charge, arbitration or proceeding (including any civil, criminal, administrative, investigative, enforcement, regulatory or appellate proceeding), hearing, inquiry, audit, examination or investigation commenced, brought, conducted or heard by or before, or otherwise involving any court or other Governmental Entity or any arbitrator.

“Liability” means any and all debts, liabilities, expenses, commitments, obligations, actions and damages of any kind, character or description, whether direct or indirect, contingent or absolute, matured or unmatured, accrued or not accrued, asserted or not asserted, known or unknown, disputed or undisputed, joint or several, secured or unsecured, liquidated or unliquidated, determined, determinable or otherwise, whenever or however arising (including whether arising under any Law, Legal Proceeding or Judgment and those arising under any Contract), and whether or not the same would be required by GAAP to be reflected in financial statements or disclosed in the notes thereto.

“Lien” means any lien, mortgage, pledge, security interest, encumbrance, charge, claim, easement, Judgment, covenant, restriction, lease, sublease assignment, right of first refusal, proxy, voting agreement, conditional sale or other title retention agreement, defect in title or other restriction of any kind (including any restriction on the use, voting, receipt of income or other exercise of any attributes of ownership), whether arising by contract or by operation of law, except a Lien shall not include any of the following: (a) mechanic’s, materialmen’s and similar liens arising or incurred in the Ordinary Course if the underlying obligations are not delinquent, (b) liens for Taxes that arise solely by operation of law but are not yet delinquent or that are being contested in good faith by appropriate proceedings diligently conducted and for which adequate reserves have been established and maintained in accordance with GAAP, (c) non-exclusive licenses granted to customers of the Business or entered into with customers of the Business or to contracts, vendors or service providers for the limited purposes of providing the services, in each case, in the Company’s standard licenses granted to its customers for use of the Company’s products in the Ordinary Course and consistent with the Customer Contract Forms, (d) conditional sales or similar security interests granted in connection with the purchase of equipment or supplies in the Ordinary Course and reflected on the December 31, 2023 balance sheet of the Company, (e) deposits or pledges made in connection with, or to secure payment of, workers’ compensation, unemployment insurance, or similar programs mandated by applicable Law, (f) with respect to Company Securities, any restrictions on transfer imposed by applicable federal and state securities Laws, and (g) statutory liens to secure obligations to landlords, lessors or renters under leases or rental agreements; provided, that none of the foregoing excepted liens individually or in the aggregate impair the continued use and operation of the Company’s assets or impair the value or marketability of the Company’s assets.

“Losses” means any monetary loss, damage, injury, liability, settlement, Judgment, award, fine, penalty, Tax, fee (including reasonable fees and expenses of attorneys, accountants, financial advisors and other experts and other reasonable expenses of litigation), charge or cost (including cost of investigation) or expense of any nature.

“Material Adverse Effect” means any event, occurrence, fact, development, condition or change, individually or in the aggregate with any other event, occurrence, fact, development, condition or change, that has, or is reasonably likely to have, a material adverse effect on the business, operations, results of operations, financial condition, assets (including intangible assets) or liabilities of the Company, taken as a whole; provided, however, that “Material Adverse Effect” shall not include any event, occurrence, fact, development, condition or change to the extent arising out of or attributable to: (i) general economic or political conditions; (ii) conditions generally affecting the industries in which the Company operates; (iii) acts of war (whether or not declared), armed hostilities or terrorism, or the escalation or worsening thereof; (iv) any changes in applicable Laws or GAAP or the enforcement, implementation or interpretation thereof; (v) any natural or man-made disaster or acts of God or epidemics or pandemics (including COVID-19); provided, further, that, with respect to a matter described in each of the foregoing clauses (i) – (v), such matter will only be excluded to the extent that such matter does not have a disproportionate effect on the Company and the Business, taken as a whole, relative to other participants in the industries or markets in which the Company and the Business operate (provided that in the cases of clauses (iii) and (v), such comparison will only be made against such industry or market participants located in the same geographies as the Company); (vi) compliance with the terms of this Agreement or any action taken or failure to take action which Purchaser has consented to or requested, in each case in writing; (vii) any failure to meet financial projections, estimates or forecasts for any period (provided, that the underlying cause of such failure may, to the extent applicable, be considered in determining whether there has been a Material Adverse Effect); or (viii) any material breach by Purchaser of this Agreement.

“Materials of Environmental Concern” means (i) each chemical, substance, material or waste listed, designated, classified or regulated as a hazardous waste, hazardous substance, hazardous material, pollutant, contaminant, toxic substance, or words of similar import and regulatory effect, under any Environmental Law and (ii) any petroleum or petroleum products or byproducts or constituents thereof, radon, radioactive materials or wastes, asbestos in any form, lead or lead-containing materials, urea formaldehyde foam insulation, polychlorinated biphenyls, and per- and poly-fluoroalkyl substances, or (iii) any other material, substance, chemicals or wastes subject to regulation under any Environmental Law, excluding in each case typical office and cleaning supplies that are safely stored and maintained.

“Merger Consideration” means the amount equal to (a) One Hundred Thirty Million Dollars ($130,000,000), plus (b) the Cash Amount, minus (c) the Indebtedness Amount, minus (d) the Transaction Expenses Amount, plus (e) the Working Capital Surplus, if any, minus (f) the Working Capital Deficit, if any.

“Multiemployer Plan” shall have the meaning set forth in Section 3(37) of ERISA.

“Net Option Amount” means, with respect to a share of Common Stock subject to an Option, the amount in cash equal to (a) the Per Share Merger Consideration, minus (b) the respective Exercise Price per share of Common Stock subject to such Option, as determined immediately prior to the Effective Time.

“Net Option Closing Payment” means the amount equal to the Net Option Amount.

“Non-Disclosure Agreement” means that certain Transactional Non-Disclosure Agreement by and between Purchaser and the Company, dated December, 2023.

“Non-Identifiable Information” means data that does not identify an individual, and with respect to which there is no reasonable basis to believe that the data can be used to identify an individual unless it is combined with other data.

“OFAC” has the meaning set forth in the definition of Sanctions Laws.

“Option” means an outstanding option to purchase shares of Common Stock, whether or not exercisable and whether or not vested, granted under the Company Equity Plans or otherwise.

“Optionholders” means the Persons who hold outstanding Options, all of whom are listed on the Allocation Schedule, and which schedule sets forth the number of shares of Common Stock subject to such Options, the Exercise Price per share of Common Stock subject to such Options and whether such Options are Vested Options or Unvested Options, as determined immediately prior to the Effective Time.

“Ordinary Course” means the ordinary course of business of the Company, consistent with past custom and practice (including in nature, frequency and amount).

“Ordinary Course Tax Sharing Agreement” means any Tax Sharing Agreement entered into in the Ordinary Course that is not primarily related to Taxes but which typically includes in that type of contract Tax sharing responsibilities (such as but not limited to paying real estate Taxes in leases or grossing up for withholding Taxes in a credit agreement).

“Other Management Equityholders” means each of Raunaq Malhotra, Dennis Ryu, and Stan Miroshnikov.

“Other Management Equityholder Restricted Period” means a period of three (3) years following Closing.

“Owned Intellectual Property” means the Intellectual Property owned or purported to be owned by the Company.

“Patents” has the meaning set forth in the definition of Intellectual Property.

“PCI DSS” means the Payment Card Industry Data Security Standard and any PCI DSS or card brand rules or regulations.

“Per Share Closing Payment” means the amount equal to (a) the Per Share Merger Consideration, minus (b) the Per Share Escrow Amount, minus (c) the Per Share Equityholder Representative Fund Amount.

“Per Share Deferred Merger Consideration” means the amount equal to (a) the Deferred Merger Consideration divided by (b) the number of Fully-Diluted Shares.

“Per Share Equityholder Representative Fund Amount” means the amount equal to (a) the Equityholder Representative Fund Amount, divided by (b) the number of Adjusted Fully-Diluted Shares.

“Per Share Escrow Amount” means the amount equal to (a) the Adjustment Escrow Amount, divided by (b) the number of Adjusted Fully-Diluted Shares.

“Per Share Merger Consideration” means the amount equal to (a) the sum of (i) the Merger Consideration, plus (ii) the aggregate amount of the Exercise Price of all Options, divided by (b) the number of Fully-Diluted Shares.

“Person” means any individual, Business Entity or Governmental Entity.

“Personal Information” means, each to the extent Processed by the Company, (a) data that identifies, relates to, describes, or could be reasonably linked to, alone or in combination with other data, allows the identification of an individual or can be used to contact an individual, or serve advertisements to an individual, including: name; last name and first initial; Social Security number; government-issued identification numbers; health or medical information, including health insurance information; financial account information; passport numbers; online credentials; user names/email addresses in combination with a password or security code that would allow access to an online account; Biometric Data; employee ID numbers; date of birth; digital signature; geolocation data; Internet Protocol (IP) or media access control (MAC) addresses; (b) other information that is governed, regulated, or protected by one or more Privacy Laws, including “personal information,” “personally identifiable information,” “sensitive personal information,” “protected health information,” “personal data,” and similar terms as defined by applicable Privacy Laws; and (c) “cardholder data” and “sensitive authentication data” as defined by PCI DSS.

“Pre-Closing Tax Period” means any taxable period that ends on or before the Closing Date and the portion through the end of the Closing Date for any Straddle Period.

“Preferred Stock” means the Series Seed Preferred Stock, Series A-1 Preferred Stock, Series A-2 Preferred Stock and Series A-3 Preferred Stock.

“Privacy and Security Requirements” means, to the extent applicable to the Company, (a) all Privacy Laws, (b) all Privacy Contracts, and (c) all Privacy Policies.

“Privacy Contracts” means all Contracts between the Company and any Person that are applicable to the Processing of Personal Information.

“Privacy Laws” means, each to the extent applicable to the Company, all Laws concerning the collection, use, analysis, retention, storage, processing, protection, security, transfer, disclosure and/or disposal of Personal Information and the privacy of the data subjects to whom the Personal Information pertains. For avoidance of doubt, Privacy Laws include, to the extent applicable to the Company: HIPAA; U.S. state consumer protection Laws, state security and breach notification Laws, and state social security number protection Laws; the Federal Trade Commission Act; the Telephone Consumer Protection Act and the Controlling the Assault of Non-Solicited Pornography And Marketing Act of 2003; the Fair Credit Reporting Act, and its state law equivalents; the Gramm-Leach-Bliley Act; the Computer Fraud and Abuse Act; the Electronic Communications Privacy Act; the Stored Communications Act; state wiretap statutes; the Federal Privacy Act of 1974; the Federal Information Security Management Act; federal contracting regulations including the Defense Federal Acquisition Supplement; the California Online Privacy Protection Act and California Consumer Privacy Act; the Massachusetts Data Security Regulation (201 CMR 17.00 et seq.); Nevada Revised Statutes Chapter 603A, including Nevada Senate Bill 220 (2019); the laws and regulations of the European Union (“EU”); the European Economic Area, and their member states, Switzerland, and the United Kingdom Data Protection Act of 2018; UK

General Data Protection Regulation; the EU General Data Protection Regulation ((EU) 2016/679); and any national implementing laws, regulations, and secondary legislation; Canada’s Personal Information Protection and Electronic Documents Act; and any provincial privacy laws; other foreign and international privacy and data protection laws.

“Privacy Policies” means all written and published policies and procedures, both internal and external, applicable to the Company relating to the Processing of Personal Information, including all website and mobile application privacy policies and information security procedures.

“Process” or “Processing” means the creation, collection, use (including for the purposes of sending telephone calls, text messages and emails), storage, de-identification, re-identification, maintenance, processing, recording, distribution, transfer, sale, lease, transmission, receipt, import, export, protection (including safeguarding, security measures and notification in the event of a breach of security), access, disposal or disclosure or other activity regarding data (whether electronically or in any other form or medium).

“Pro Rata Percentage” means, with respect to each Escrow Participant, a percentage determined by dividing (a) the aggregate Closing Payments to which such Escrow Participant is entitled, by (b) the aggregate Closing Payments to which all of the Escrow Participants are entitled, in each case, as set forth on the Allocation Schedule.

“Purchaser Change of Control” means (a) a Person or group of Persons acquires, directly or indirectly, whether by the acquisition of securities of the Surviving Corporation, Purchaser, or any Subsidiary thereof, beneficial ownership of more than fifty percent (50%) of the outstanding capital stock of Purchaser or the Surviving Corporation, (b) Purchaser, any of its Subsidiaries or the Surviving Corporation is merged with or into another entity with the effect that immediately after such transaction the direct or indirect equity owners of Purchaser or the Surviving Corporation immediately prior to such transaction directly or indirectly hold less than a majority in voting power of the surviving entity’s outstanding capital stock, or (c) the direct or indirect sale, lease, exchange, or other transfer of all or substantially all of the assets of Purchaser or the Surviving Corporation on a consolidated basis to a Person that is not an Affiliate of Purchaser or the Surviving Corporation.

“Purchaser Common Stock” means the common stock of the Purchaser, $0.01 par value per share.

“Purchaser Equity Plan” means any equity plan maintained by the Purchaser, as in effect from time to time.

“Purchaser Material Adverse Effect” means any event, occurrence, fact, development, condition or change, individually or in the aggregate with any other event, occurrence, fact, development, condition or change, that would materially impair or delay the ability of Purchaser or any of its Subsidiaries to consummate the transactions contemplated hereby; provided, however, that “Purchaser Material Adverse Effect” shall not include any event, occurrence, fact, development, condition or change to the extent arising out of or attributable to: (a) general economic or political conditions; (b) conditions generally affecting the industries in which Purchaser or any of its Subsidiaries operates; (c) acts of war (whether or not declared), armed hostilities or terrorism, or the escalation or worsening thereof; (d) any changes in applicable Laws or GAAP or the enforcement, implementation or interpretation thereof; (e) any natural or man-made disaster or acts of God or epidemics or pandemics (including COVID-19); provided, further, that, with respect to a matter described in each of the foregoing clauses (a) – (e), such matter will only be excluded to the extent that such matter does not have a disproportionate effect on Purchaser and its Subsidiaries, taken as a whole, relative to other participants in the industries or markets in which Purchaser and its Subsidiaries operate (provided that in the cases of clauses (c) and (e), such comparison will only be made against such industry or market participants located in the same geographies as the Purchaser); (f) compliance with the terms of this Agreement or any action taken or failure to take action which the Company has consented to or requested, in each case in writing; (g) any failure to meet financial projections, estimates or forecasts for any period (provided, that the underlying cause of such failure may, to the extent applicable, be considered in determining whether there has been a Material Adverse Effect); or (h) any material breach by Equityholders or the Company of this Agreement.

“Registered Intellectual Property” means Intellectual Property that is the subject of an application, certificate, filing, registration or other document issued by, filed with, or recorded by any Governmental Entity or non-governmental registrar (whether provisional, supplemental, or otherwise), anywhere in the world.

“Representatives” means, with respect to any Person, the partners, stockholders, members, directors, officers, employees, agents or other representatives of such specified Person, including financial advisors, consultants and counsel, and, in the case of the Company, Equityholders.

“Restricted Cash” means any cash and cash equivalent which is not freely usable by the Company because it is subject to restrictions, limitations or Taxes on use or distribution by Law, contract or otherwise, including (a) restrictions on dividends and repatriations or any other form of restriction (including if subject to incremental costs, expenses, penalties, Taxes or other amounts to be incurred in respect of any such distribution), (b) amounts held in escrow, in reserve pursuant to any letter of credit or otherwise as collateral and (c) amounts that are deposited with a third party (other than a bank or similar financial institution). Notwithstanding the foregoing, $663,600 (the amount of cash backstopping the Lease LOC) will not be deemed to constitute Restricted Cash.

“R&W Policy” means a Buyer-Side Representation and Warranty Insurance Policy procured by Purchaser, if any.

“Sanctioned Country” means any country or region that is, or has been in the last five (5) years, the subject or target of a comprehensive embargo under Sanctions Laws or Export Control Laws (including Cuba, Iran, North Korea, Russia, Sudan, Syria and the Crimea region of Ukraine).

“Sanctioned Person” means any Person that is the subject or target of sanctions or restrictions under Sanctions Laws or Export Control Laws, including: (a) any Person listed on any applicable U.S. or non-U.S. sanctions or export-related restricted party list, including OFAC’s Specially Designated Nationals and Blocked Persons List, the Entity List, or the Debarred Persons List; (b) any Person that is, in the aggregate, fifty percent (50%) or greater owned, directly or indirectly, or otherwise controlled by a Person or Persons described in clause (a); (c) any Person acting on behalf of or at the direction of any Person described in clause (a) or (b); or (d) any Person that is organized, resident, or located in a Sanctioned Country.

“Sanctions Laws” means all U.S. and non-U.S. laws, statutes, measures, orders, and regulations relating to economic or trade sanctions, including the making or receiving of international payments and conduct of international transactions, administered or enforced by the United States (including by the U.S. Department of Treasury Office of Foreign Assets Control (“OFAC”), the U.S. Department of State, and the U.S. Department of Commerce), or any other Governmental Entity.

“Securities Act” shall mean the Securities Act of 1933, as amended.

“Security Breach” means security breach or breach of Personal Information under applicable Laws, including a Breach of Unsecured Protected Health Information (as defined by HIPAA).

“Security Incident” means any attempted or successful unauthorized access, use, disclosure, modification, or destruction of Company Data or material interference with system operations of IT Assets.

“Series A-1 Preferred Stock” means the Series A-1 Preferred Stock of the Company, $0.00001 par value per share.

“Series A-2 Preferred Stock” means the Series A-2 Preferred Stock of the Company, $0.00001 par value per share.

“Series A-3 Preferred Stock” means the Series A-3 Preferred Stock of the Company, $0.00001 par value per share.

“Series Seed Preferred Stock” means the Series Seed Preferred Stock of the Company, $0.00001 par value per share.

“Software” means all computer software, including all source code, object or executable code, firmware, software algorithms, software tool sets, compilers, software models and methodologies, development tools, data files, data management and collection tools and related specifications and documentation.

“Straddle Period” means any taxable period that includes but does not end on the Closing Date.

“Subsidiary” means with respect to any Person, any Business Entity of which securities or other interests having the power to elect a majority of that Business Entity’s board of directors or similar governing body, or otherwise having the power to direct the business and policies of that Business Entity, are held by such Person or by one or more of its Subsidiaries; when used without reference to a particular Person, “Subsidiary” means a Subsidiary of the Company.

“Tax Return” means any return, declaration, report, claim for refund, transfer pricing documentation, or information return or statement relating to Taxes, including any schedule or attachment thereto, and any amendments thereto, submitted to (or required under applicable Laws to be submitted to) a Governmental Entity.

“Tax Sharing Agreement” means any agreement including any provision pursuant to which the Company is expressly obligated to indemnify any Person for, or otherwise pay, any Tax of another Person, or share any Tax benefit with another Person.

“Taxes” means all U.S. federal, state and local and any non-U.S. taxes, including any net or gross income, net or gross receipts, net or gross proceeds, branch profits, capital gains, capital stock, inventory, sales, use, user, leasing, lease, transfer, natural resources, premium, ad valorem, value added, franchise, profits, gaming, license, capital, withholding, payroll or other employment, workers’ compensation, estimated, goods and services, digital services, severance, excise, stamp, fuel, interest equalization, registration, recording, occupation, turnover, personal property (tangible and intangible), real property, alternative or add-on, windfall or excess profits, environmental, social security, disability, unemployment or other tax or customs duties or amount imposed by (or otherwise payable to) any Governmental Entity, any interest, any penalties, additions to tax or additional amounts assessed, imposed, or otherwise due, owed or payable under applicable Laws with respect to taxes, in each case, in the nature of tax, whether disputed or not, and including any express obligations to indemnify or otherwise assume or succeed to the Tax of any other Person, and any Liability of a type described herein payable by reason of Contract, assumption, transferee or successor liability, or Section 1.1502-6 of the Treasury Regulations (or any similar provision of Law).

“Third-Party Payor” means any Governmental Entity or non-governmental insurance company, health maintenance organization, preferred provider organization, or other plan or program that provides a plan of healthcare benefits or pays for the cost of healthcare, including, without limitation, all Federal Health Care Programs (including the Medicare and Medicaid programs) and any person licensed or authorized to provide health insurance by a Governmental Entity.

“Trademarks” has the meaning set forth in the definition of Intellectual Property.

“Trade Secrets” has the meaning set forth in the definition of Intellectual Property.

“Transaction Expenses” means, in each case to the extent not reflected as a current liability in the calculation of Working Capital or Indebtedness, any and all (a) legal, accounting, tax, financial advisory, consultants and other professional or transaction related costs, fees and expenses incurred by the Company in connection with this Agreement or in investigating, pursuing or completing the transactions contemplated hereby (including any amounts owed to any consultants, auditors, accountants, attorneys, brokers, advisors, investment bankers, banks or other third parties), whether incurred prior to or after the date of this Agreement, (b) payments, bonuses or severance which become due or are otherwise required to be made as a result of or in connection with the Closing or as a result of any change of control or other similar provisions (including any payments required under any Employee Benefit Plan with respect to any of the foregoing) (but excluding (i) any “double-trigger” amounts with respect to the Unvested Options set forth on Schedule 1.2 that become payable as a result of the consummation of the transactions contemplated by this Agreement and the occurrence of one or more additional subsequent events in the control of Purchaser or any of its Affiliates) and (ii) for the avoidance of doubt any payments under any arrangement entered into by Purchaser and its Subsidiaries and any Company employee prior to, on or following the Closing), (c) the employer portion of payroll, employment or other Taxes, if any, required to be paid by the Company or Purchaser (on behalf of the Company) with respect to the amounts payable pursuant to this Agreement (including with respect to all Net Option Closing Payments made to Optionholders with respect to Vested Options) or the forgiveness of any loans or other obligations owed by any Equityholders or employees in connection with the transactions contemplated by this Agreement, but excluding with respect to the Purchaser RSUs); provided that, for the avoidance of doubt, Transaction Expenses shall not include any such Taxes related to any other compensatory payments for services performed after the Closing or any compensatory payments that vest after the Closing Date (including the Purchaser RSUs), (d) the cost of the Tail Insurance Policy and (e) 50% of the total premium, underwriting costs, brokerage commissions, and other fees and expenses of the R&W Policy. For clarity, this definition of “Transaction Expenses” shall not be deemed to address any breach of Section 5.4 with respect to any Contract of the Company existing as of the date hereof or entered into thereafter in compliance with the terms of this Agreement.

“Transaction Expenses Amount” means an amount equal to all Transaction Expenses that have not been paid prior to the Closing, whether or not Equityholders or the Company have been billed for such expenses.

“Treasury Regulations” means the U.S. income Tax regulations, including temporary and, to the extent taxpayers are permitted to rely on them, proposed regulations, promulgated under the Code, as such regulations may be amended from time to time.

“Unvested Option” means an Option that is not a Vested Option.

“Vested Option” means an Option that is not forfeitable as of immediately prior to the Effective Time.

“Working Capital” means an amount equal to (a) the current assets (excluding Cash, Restricted Cash, amounts due from Affiliates, Income Tax assets (current or deferred) and any outstanding amounts owed to the Company under the Sublease, dated October 17, 2022, by and between the Company and Mercury Fan, Inc. (the “Mercury Fan Sublease Payments”) that are delinquent) minus (b) the current liabilities (including, for the avoidance of doubt, the Deferred Revenue Amount and excluding the Future Lease Payments, Indebtedness and Transaction Expenses and Taxes (current or deferred)) of the Company, in each case, determined as of 12:01 a.m. Central Time on the Closing Date and in accordance with GAAP, and to the extent consistent with GAAP, as applied in the audited Financial Statements for the year ended December 31, 2022. Set forth on Exhibit C is an Illustrative Working Capital Schedule and Calculation.

“Working Capital Deficit” means the amount by which the Working Capital as of the Closing Date is less than $33,000; provided, that, if such amount is equal to or less than $15,000, the Working Capital Deficit shall be equal to $0.

“Working Capital Surplus” means the amount by which the Working Capital as of the Closing Date is greater than $33,000; provided, that, if such amount is equal to or less than $15,000, the Working Capital Surplus shall be equal to $0.

1.2 Additional Defined Terms. In this Agreement, the following terms shall have the meanings specified or referred to in the Section set forth below and shall be equally applicable to both the singular and plural forms.

Index of Defined Terms

Accountants	2.11
Acquisition Proposal	7.2(a)
Agreement	Preamble
Allocation Schedule	2.9
Authorized Action	11.15(b)
Benefits Continuation Period	8.3(a)
Business	Recitals
BAA	5.23(i)
CARES Funds	5.5(k)
Certificate of Merger	2.3(b)
Certificates	2.8(b)
Closing	2.3(a)
Closing Date	2.3(a)
Closing Statement	2.12
Company	Preamble
Company Representative	7.2(a)
Company Transfer Agent	2.8(b)
Continuing Employees	8.3(a)
Customer Contract Forms	5.12(e)
D&O Indemnified Parties	8.4(a)
Data Room	1.3(a)
Designated Courts	11.4(a)
Dissenting Shares	2.17
Effective Time	2.3(a)
Employees	5.16(a)
Enforceability Exception	4.1
Equityholder Materials	7.6(a)
Equityholder Notice	7.6(b)
Equityholder Representative	Preamble
Escrow Fund	2.7(b)
Estimated Merger Consideration	2.10
Exchange Agent	2.8(a)
Exchange Agent Agreement	2.8(a)
Financial Statements	5.5(a)
Independent Contractors	5.16(b)

Identified Information	5.23(j)
Interim Balance Sheet	5.5(a)
IT Systems	5.23(f)
Leased Real Property	5.14(b)
Leases	5.14(b)
Letter of Transmittal	2.8(b)
Licenses	5.10(b)
Material Contracts	5.12(a)
Merger	Recitals
Merger Sub	Preamble
Negative Adjustment	2.11(a)(ii)
Non-Competition Period	8.6
Non Party Affiliates	11.17
Non-Solicitation Period	8.7(b)
Objections Statement	2.12
Outside Date	10.1(b)(i)
Parties	Preamble
Party	Preamble
Preliminary Statement	2.10
Purchaser	Preamble
Purchaser Benefit Plans	8.3(b)
Purchaser RSUs	8.3(d)
Released Claims	8.12(a)
Released Parties	8.12(a)
Releasors	8.12(a)
Representative Losses	11.15(d)
Requisite Vote	5.3(c)
Retention Pool	8.3(d)
SEC	2.6(b)
Specified Individuals	8.7(b)
Subcontractor BAA	5.23(i)
Surviving Corporation	2.1
Tail Insurance Policy	8.4(b)
Third Party Intellectual Property	5.13(b)
Transfer Taxes	8.2(d)
TriNet PEO	5.16(a)
Unexercised Securities	2.8(b)
Vested Optionholder	2.11(b)
Work Interference	5.16(d)

1.3 Interpretation.

(a) For purposes of this Agreement, (i) the words “include,” “includes” and “including” shall be deemed to be followed by the words “without limitation,” (ii) the word “or” is not exclusive, (iii) the words “herein,” “hereof,” “hereby,” “hereto” and “hereunder” refer to this Agreement as a whole and (iv) references to the Company shall be deemed to be references to the Company and its Subsidiaries, if any. Unless the context otherwise requires, references herein: (A) to Articles, Sections, Exhibits and Schedules mean the Articles and Sections of, and the Exhibits and Schedules attached to, this Agreement; (B) to an agreement, instrument or other document means such agreement, instrument or other document as amended, supplemented and modified from time to time to the extent permitted by the provisions thereof and by this Agreement; and (C) to a statute means such statute as amended from time to time and includes any successor legislation thereto and any rules, regulations and directives promulgated thereunder. All references to “$” in this Agreement shall be deemed references to United States dollars. The Schedules and Exhibits referred to herein shall be construed with and as an integral part of this Agreement to the same extent as if they were set forth verbatim herein. Titles to Articles and headings of Sections are inserted for convenience of reference only and shall not be deemed a part of or to affect the meaning or interpretation of this Agreement. This Agreement and the Ancillary Agreements shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting an instrument or causing any instrument to be drafted. If any period for giving notice or taking action under this Agreement expires on a day that is not a Business Day, the time period is to be automatically extended to the Business Day immediately following such day. When calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period is to be excluded. Whenever the phrase “made available,” “delivered” or words of similar import are used in reference to a document, it shall mean the document was delivered to Purchaser or its Representatives (with confirmation of receipt) or made available for viewing by Purchaser or its Representatives in the “Project Big Sky” electronic data room hosted by Ansarada.com, as that site existed as of 5:00 p.m. Central Time on the day that is two (2) Business Days prior to the date of this Agreement (the “Data Room”). The fact that any representation and warranty may be more specific than any other representation and warranty shall not be construed so as to limit or restrict the scope, applicability or meaning of any other representation and warranty contained herein.

(b) Nothing in any Schedule attached to this Agreement shall be adequate to disclose an exception to a representation or warranty made in this Agreement unless such Schedule identifies the exception with particularity and describes the relevant facts in reasonable detail (including via cross-reference), except to the extent that the relevance of the disclosed exception to another representation or warranty is reasonably apparent from the actual text of the disclosed exception. Without limiting the generality of the foregoing, the inclusion of an item or delivery of a document is not an admission of materiality with respect to the item or document and the mere listing (or inclusion of a copy) of a document or other item shall not be adequate to disclose an exception to a representation or warranty made in this Agreement, unless the representation or warranty has to do with the existence of the document or other item itself. No exceptions to any representations or warranties disclosed on one Schedule shall constitute an exception to any other representations or warranties made in this Agreement unless the exception is disclosed as provided in this Section 1.3(b) on each such other applicable Schedule.

ARTICLE II

THE MERGER

2.1 The Merger. Upon the terms and subject to the satisfaction or waiver of the conditions hereof and in accordance with the DGCL, at the Effective Time, Merger Sub shall be merged with and into the Company. Following the Effective Time, the separate corporate existence of Merger Sub shall cease and the Company shall continue as the surviving corporation (the “Surviving Corporation”) and shall succeed to and assume all the rights and obligations of Merger Sub and the Company in accordance with the DGCL. From and after the Effective Time, the Surviving Corporation shall be an indirect, wholly-owned Subsidiary of Purchaser.

2.2 Merger Consideration. The aggregate consideration to be paid by Purchaser and Merger Sub to the Equityholders in respect of the Merger shall be the Merger Consideration, as adjusted pursuant to Section 2.11, and the Deferred Merger Consideration. The amount payable to each Equityholder on account of such Equityholder’s Company Securities shall be payable in cash, as set forth on the Updated Allocation Schedule. The Equityholder Representative Fund and Adjustment Escrow Amount shall consist of cash only.

2.3 Closing; Effective Time.

(a) The closing of the transactions contemplated by this Agreement (the “Closing”) shall occur remotely via exchange of documents and signatures by means of electronic mail or other electronic transmission at 10:00 a.m. Central Time on the third (3rd) Business Day after satisfaction or waiver of the conditions set forth in Article IX (other than those conditions that by their nature are to be satisfied at the Closing), or at such other time and place as Purchaser and the Company may agree in writing (the “Closing Date”). All documents delivered and actions taken at the Closing shall be deemed to have been delivered or taken simultaneously, and no such delivery or action shall be considered effective or complete unless or until all other such deliveries or actions are completed or waived in writing by the Party against whom such waiver is sought to be enforced. All transactions contemplated herein to occur on and as of the Closing Date shall be deemed to have occurred simultaneously and to be effective as of 12:01 a.m. Central Time on the Closing Date (other than the Merger, which shall become effective as of the Effective Time). The Merger shall become effective at such time as the Certificate of Merger is duly filed with the Secretary of State of Delaware or at such other time as Purchaser and the Company shall agree which shall be specified in the Certificate of Merger (the “Effective Time”). From 12:01 a.m. Central Time on the Closing Date until the Effective Time, the Company shall not incur any Indebtedness or Transaction Expenses that are not set forth on the Preliminary Statement or use any Cash to pay any Taxes or make any dividends or distributions or any other payment of any kind in respect of any equity securities of the Company or otherwise make any payments that would increase the amounts payable hereunder, directly or indirectly, to the Equityholders at the Closing or otherwise.

(b) The Parties (other than the Equityholder Representative) will cause the certificate of merger attached hereto as Exhibit D (the “Certificate of Merger”) to be executed and filed on the Closing Date with the Secretary of State of the State of Delaware in accordance with the relevant provisions of the DGCL.

2.4 Certificate of Incorporation; Bylaws; Directors; and Officers.

(a) At the Effective Time, the Certificate of Incorporation shall be amended and restated in its entirety as set forth in Exhibit A to the Certificate of Merger and, as so amended and restated, shall be the certificate of incorporation of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable Law.

(b) At the Effective Time, the bylaws of Merger Sub, as in effect immediately prior to the Effective Time, shall be the bylaws of the Surviving Corporation until thereafter changed or amended as provided by the certificate of incorporation or the bylaws of the Surviving Corporation or by applicable Law.

(c) At the Effective Time, the directors of Merger Sub immediately prior to the Effective Time shall be the directors of the Surviving Corporation until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.

(d) At the Effective Time, the officers of Merger Sub immediately prior to the Effective Time shall be the officers of the Surviving Corporation until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.

2.5 Effect on Stock; Company SAFEs. As of the Effective Time, by virtue of the Merger and without any action on the part of any of Merger Sub, the Company or the holders of any securities of the Company or Merger Sub:

(a) Merger Sub Capital Stock. Each issued and outstanding share of capital stock of Merger Sub shall be converted into one validly issued, fully-paid and non-assessable share of common stock of the Surviving Corporation.

(b) Treasury Stock. Each Company Security that is owned by the Company immediately prior to the Effective Time (if any) shall automatically be cancelled and shall cease to exist and no consideration shall be delivered in exchange therefor.

(c) Common Stock. Each share of Common Stock issued and outstanding (other than shares of Common Stock to be cancelled in accordance with Section 2.5(b)) immediately prior to the Effective Time, including all shares of Common Stock issued upon the exercise of any Options, if any, prior to the Effective Time, shall, by virtue of the Merger, be cancelled and extinguished, and each such share of Common Stock shall be converted into the right to receive (i) the Per Share Closing Payment, plus (ii) upon release from the Escrow Fund pursuant to the terms and conditions of the Escrow Agreement, the Per Share Escrow Amount, if any, which is payable in accordance with Section 2.11, plus (iii) upon release from the Equityholder Representative Fund, the Per Share Equityholder Representative Fund Amount, if any, which is payable in accordance with Section 2.13, plus (iv) the Per Share Deferred Merger Consideration. The amount of cash each holder of Common Stock is entitled to receive for the shares of Common Stock held by such holder shall be rounded to the nearest cent.

(d) Preferred Stock. Each share of Preferred Stock issued and outstanding (other than shares of Preferred Stock to be cancelled in accordance with Section 2.5(b)) immediately prior to the Effective Time, shall, by virtue of the Merger, be cancelled and extinguished, and each such share of Preferred Stock shall be converted into the right to receive (i) the Per Share Closing Payment, plus (ii) upon release from the Escrow Fund pursuant to the terms and conditions of the Escrow Agreement, the Per Share Escrow Amount, if any, which is payable in accordance with Section 2.11, plus (iii) upon release from the Equityholder Representative Fund, the Per Share Equityholder Representative Fund Amount, if any, which is payable in accordance with Section 2.13, plus (iv) the Per Share Deferred Merger Consideration. The amount of cash each holder of Preferred Stock is entitled to receive for the shares of Preferred Stock held by such holder shall be rounded to the nearest cent.

(e) Company SAFEs. Each Company SAFE issued and outstanding immediately prior to the Effective Time shall, by virtue of the Merger, be cancelled and extinguished, and be converted into the right to receive, with respect to each share of Common Stock into which such Company SAFE shall be deemed to have converted, (i) the Per Share Closing Payment, plus (ii) upon release from the Escrow Fund pursuant to the terms and conditions of the Escrow Agreement, the Per Share Escrow Amount, if any, which is payable in accordance with Section 2.11, plus (iii) upon release from the Equityholder Representative Fund, the Per Share Equityholder Representative Fund Amount, if any, which is payable in accordance with Section 2.13, plus (iv) the Per Share Deferred Merger Consideration. The amount of cash each holder of a Company SAFE is entitled to receive for the Company SAFE held by such holder shall be rounded to the nearest cent.

2.6 Options.

(a) Vested Options.

(i) Vested Options may be exercised prior to the Effective Time in accordance with the terms and conditions applicable to such Vested Option and upon such exercise shall result in the issuance of shares of Common Stock subject to the terms of this Agreement.

(ii) At the Effective Time, each Vested Option shall, on the terms and subject to the conditions set forth in this Agreement, by virtue of the Merger and without any action on the part of Purchaser, Merger Sub, the Company or the Equityholders, thereafter no longer be exercisable but shall entitle the holder of such Vested Option (each, a “Vested Optionholder”), in cancellation and settlement therefor, to receive, for each share of Common Stock subject to such Vested Option immediately prior to the Effective Time, exclusively, an amount in cash, without interest, equal to (A) the Net Option Closing Payment, plus (B) the Per Share Deferred Merger Consideration. The amount of cash each Vested Optionholder is entitled to receive for the shares of Common Stock subject to the Vested Options held by such Vested Optionholder shall be rounded down to the nearest cent.

(b) Unvested Options. At the Effective Time, each Unvested Option shall, on the terms and subject to the conditions set forth in this Agreement, by virtue of the Merger and without any action on the part of Purchaser, Merger Sub, the Company or the Equityholders, thereafter no longer be exercisable but shall entitle the holder of such Unvested Option (each, an “Unvested Optionholder”), in cancellation and settlement therefor, to the opportunity to receive, for each share of Common Stock subject to such Unvested Option immediately prior to the Effective Time, an amount in cash, without interest, equal to (A) the Net Option Closing Payment, plus (B) the Per Share Deferred Merger Consideration. The amount of cash each Unvested Optionholder is eligible to receive for the shares of Common Stock subject to the Unvested Options held by such Unvested Optionholder shall be rounded down to the nearest cent. The payment of cash pursuant to this Section 2.6(b) in exchange for Unvested Options shall be subject to the same conditions, restrictions and vesting arrangements that were applicable to such Unvested Options immediately prior to or at the Effective Time. Therefore, the cash contingently payable pursuant to this Section 2.6(b) in exchange for any Unvested Option issued and outstanding immediately prior to the Effective Time (collectively, the “Unvested Option Cash”) shall not automatically be owed to the Unvested Optionholder at the Effective Time and, subject to the conditions, restrictions and vesting arrangements that were applicable to such Unvested Options immediately prior to or at the Effective Time, this Section 2.6(b), and Section 2.11, any such Unvested Option Cash that becomes vested according to such vesting arrangements shall instead become payable by Purchaser on Purchaser’s next regularly scheduled payroll date following the date that such Unvested Option would have become vested under the vesting schedule in place for such Unvested Option immediately prior to the date hereof; provided, that if the applicable vesting date is within five (5) Business Days of the next regularly scheduled payroll date, the payment shall be made no later than the immediately following regularly scheduled payroll date.

(c) Necessary Actions. The Company will take all actions necessary or appropriate so that, (i) at the Effective Time, all Options, securities convertible into Company Securities and other rights to purchase or otherwise acquire shares of Company Securities will be cancelled and each Company Equity Plan will be terminated; provided, however, that any such termination shall comply with the provisions of Code Section 409A where applicable, (ii) the holders of Common Stock, Preferred Stock, Company SAFEs, Options or other rights to purchase Company Securities immediately prior to the Effective Time will, on and after the Effective Time, have no right, title or interest in or to the Company, the Surviving Corporation or any Company Securities or securities of the Surviving Corporation (other than the rights to receive the amount of Adjusted Merger Consideration and Deferred Merger Consideration the holders are entitled to pursuant to this Agreement), and (iii) no Person holding any Company Securities immediately prior to the Effective Time will have any right to acquire any securities of Purchaser, the Surviving Corporation or any of their respective Subsidiaries by virtue of such Person’s interest in any such Company Securities or any act or omission of the Company or its agents.

(d) No Additional Rights. No provision of this Section 2.6 or any other provision of this Agreement is intended or will be interpreted to amend any Option or to give any holders thereof any rights to accelerated vesting, net issue exercise rights, or other changes in such securities.

2.7 Distributions.

(a) All of the Closing Payments to which the Equityholders are entitled shall be distributed in accordance with Section 2.8(a), Section 2.8(b) and Section 2.8(c).

(b) At or before the Effective Time, Purchaser or Merger Sub shall deposit, or shall cause to be deposited, for the benefit of the Escrow Participants, the Adjustment Escrow Amount with the Escrow Agent, such deposit to constitute an escrow fund (the “Escrow Fund”) and to be governed by the provisions set forth herein and the Escrow Agreement. The Escrow Fund shall be available to compensate Purchaser for any Negative Adjustment that Purchaser is entitled to recover pursuant to Section 2.11. The Escrow Fund shall be held by the Escrow Agent and distributed in accordance with the provisions of the Escrow Agreement.

(c) At or before the Effective Time, Purchaser or Merger Sub shall deposit, or shall cause to be deposited, for the benefit of the Escrow Participants, the Equityholder Representative Fund with the Equityholder Representative to be governed by the provisions set forth in this Agreement. The Equityholder Representative Fund shall be available for the purpose of funding any expenses of the Equityholder Representative arising in connection with the administration of the Equityholder Representative’s duties under this Agreement after the Effective Time.

(d) With respect to all payments or distributions to Equityholders pursuant to this Agreement, Purchaser and the Surviving Corporation each reserves the right to make any withholdings required by applicable Tax Laws and to appropriately reduce the Adjusted Merger Consideration or Deferred Merger Consideration payable to any such Equityholders by the amount of any withholdings that are required to be made by the Company or the Surviving Corporation on behalf of such Equityholders (including withholding obligations of the Company arising with respect to any Options pursuant to Section 2.6); provided, however, if Purchaser or the Surviving Corporation determines that it is obligated to deduct or withhold any amounts from any non-compensatory amounts payable or otherwise deliverable pursuant to this Agreement, (i) Purchaser or the Surviving Corporation, as applicable, shall provide the applicable recipient with prior written notice of its intent to deduct and withhold (together with information setting forth the basis for such deduction or withholding), and (ii) the parties shall reasonably cooperate to minimize or eliminate any potential deductions and withholdings and such payee shall have the opportunity to reduce or eliminate such withholding prior to the date the payments hereunder are due to be made and the withholding(s) are required to be made. The Company shall take and the Equityholder Representative shall use commercially reasonable efforts to cause the applicable Equityholders to take all commercially reasonable actions necessary and the Company and the Equityholder Representative shall otherwise cooperate as reasonably requested by Purchaser in order for Purchaser, the Exchange Agent and/or the Surviving Corporation to carry out the withholding and reporting obligations of this Section 2.7(d) and the Exchange Agent Agreement. To the extent that amounts are so withheld and timely paid over to the appropriate Governmental Entity, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to such Equityholder in respect of which such withholding was made.

2.8 Exchange Procedures.

(a) Exchange Agent. At or before the Effective Time, Purchaser or Merger Sub shall deposit, or shall cause to be deposited, for the benefit of the Escrow Participants entitled to Per Share Closing Payments pursuant to Section 2.5, an amount in cash equal to the aggregate of the Per Share Closing Payments with PNC Bank, National Association (the “Exchange Agent”), for exchange in accordance with this Article II and enter into an exchange agent agreement to be dated as of the Closing Date by and among Purchaser and the Exchange Agent in substantially the form attached hereto as Exhibit E (the “Exchange Agent Agreement”).

(b) Exchange Procedure. As soon as practicable and no later than one (1) Business Day after the date hereof, Purchaser shall cause the Exchange Agent to, deliver and make available, to each holder of record of an electronic certificate or certificates representing Common Stock or Preferred Stock (collectively, the “Certificates”) and each holder of Company SAFEs, a letter of transmittal in the applicable forms attached hereto as Exhibit F (the “Letter of Transmittal”). Upon delivery of a duly executed Letter of Transmittal by any Equityholder entitled to Per Share Closing Payments, the Exchange Agent shall, and Purchaser shall cause the Exchange Agent to pay to such Equityholder within five (5) Business Days after the Effective Time, by check or wire transfer, at such Equityholder’s election, the portion of the Per Share Closing Payments that such Equityholder has the right to receive pursuant to Section 2.5. As soon as practicable after the Effective Time (but in no event later than the second (2nd) regularly scheduled payroll date following the Effective Time), Purchaser shall pay or shall cause the Surviving Corporation to pay to each Vested Optionholder the aggregate Net Option Closing Payment to which such Vested Optionholder is entitled to pursuant to Section 2.6(a)(ii), with such payments to be made through Purchaser’s or the Surviving Corporation’s payroll processing system in accordance with standard payroll practices (including withholding for applicable Taxes). As soon as practicable following the vesting date applicable to each portion of the Unvested Option Cash, Purchaser shall pay, or shall cause the Surviving Corporation to pay, to the relevant Unvested Optionholder, the corresponding portion of the aggregate Net Option Closing Payment to which such Unvested Optionholder is entitled pursuant to Section 2.6(b), with such payments to be made through Purchaser’s or the Surviving Corporation’s payroll processing system in accordance with standard payroll practices (including with respect to withholding for applicable Taxes). Purchaser may, in its discretion, make all such required Unvested Option Cash payments to Unvested Optionholders on the next practicable regularly scheduled payroll date following the vesting date (and in any event no later than the fifteenth (15th) day of the calendar month immediately following the calendar month in which such Unvested Option Cash became vested under the original vesting schedule applicable to the corresponding Unvested Options). At or prior to Closing, the Company shall deliver written instructions to its transfer agent, eShares, Inc., d/b/a Carta, Inc. (the “Company Transfer Agent”), with a copy to Purchaser, directing the Company Transfer Agent to cancel all Certificates and Company SAFEs and Options (collectively, the “Unexercised Securities”) outstanding immediately prior to the Effective Time, such cancellation to be effective as of the Effective Time. Company Securities represented by the Certificate or any Company SAFE or Options represented by the Unexercised Security shall forthwith be automatically cancelled without further act of any Person. No interest will be paid or accrued on the Closing Payments or any other amount to be paid to the Equityholders pursuant to this Agreement.

(c) Deferred Equityholder Payments. Notwithstanding anything to the contrary in this Agreement, the Closing Payments payable to each Deferred Equityholder in accordance with Section 2.5(c)(i) shall be payable as follows: (i) twenty-five percent (25%) shall be distributed in accordance with Section 2.8(a) and Section 2.8(b), (ii) an additional twenty-five percent (25%) shall be due and payable on the first (1st) anniversary of the Closing Date (or the following Business Day if such date is not a Business Day) provided such Person is employed by the Purchaser, the Company or one of their respective Subsidiaries as of the date of such anniversary (the “First Deferred Payment”), (iii) an additional twenty-five percent (25%) shall be due and payable on the second (2nd) anniversary of the Closing Date (or the following Business Day if such date is not a Business Day) provided such Person is employed by the Purchaser, the Company or one of their respective Subsidiaries as of the date of such anniversary (the “Second Deferred

Payment”), and (iv) an additional twenty-five percent (25%) shall be due and payable on the third (3rd) anniversary of the Closing Date (or the following Business Day if such date is not a Business Day) provided such Person is employed by the Purchaser, the Company or one of their respective Subsidiaries as of the date of such anniversary and (the “Third Deferred Payment”, and, together with the First Deferred Payment and the Second Deferred Payment, the “Deferred Payments”); provided, however, that if such Deferred Equityholder is terminated without Cause, resigns for Good Reason, dies or becomes Disabled prior to any such anniversary, any portions of the Closing Payments payable pursuant to subsections (ii)-(iv) which remain unpaid shall become due and payable within five (5) Business Days of such termination without Cause, resignation for Good Reason, death or Disability; provided, further, that in the event of the occurrence of Good Reason, such Deferred Equityholder shall have the right to terminate Deferred Equityholder’s employment and receive the benefits set forth in this Section 2.8(c), upon delivery of written notice to Purchaser no later than the close of business on the sixtieth (60th) day following the effective date of the Good Reason (provided, that such termination shall not be effective until the expiration of thirty (30) days after receipt by Purchaser of such written notice if Purchaser has not cured such Good Reason within the 30-day period, but if Purchaser so effects a cure, the Good Reason notice shall be deemed rescinded and of no force or effect). Notwithstanding the foregoing, such notice and lapse of time shall not be required with respect to any event or circumstance which is the same or substantially the same as an event or circumstance with respect to which notice and an opportunity to cure has been given within the previous six (6) months. The Termination Date due to Good Reason shall be the date of Deferred Equityholder’s “separation from service” (within the meaning of Treas. Reg. Section 1.409A-1(h)). For the avoidance of doubt, if a Deferred Equityholder is terminated with Cause or resigns without Good Reason, and has not died or become Disabled prior to such termination or resignation, any portions of the Closing Payments payable pursuant to subsections (ii)-(iv) to such Deferred Equityholder which remain unpaid shall be forfeited; provided, however, that such Deferred Equityholder shall have a period of ten (10) days (or such longer period not to exceed thirty (30) days as would be reasonably required for such Deferred Equityholder to cure such action or inaction), after the receipt of written notice from Purchaser of a particular action or inaction constituting “Cause”, to cure such action or inaction, to the extent a cure is possible. Upon a Purchaser Change of Control while a Deferred Equityholder is employed by Purchaser, the Company or any of their respective Subsidiaries, any portions of the Closing Payments payable pursuant to subsections (ii)-(iv) to such Deferred Equityholder which remain unpaid on the date of the Purchaser Change of Control shall become due and payable within five (5) Business Days of the Purchaser Change of Control. For the avoidance of doubt, any amounts payable to the Deferred Equityholders in accordance with this Agreement (including Section 2.5 and Section 2.11), other than the amounts payable in accordance with Section 2.5(c)(i), shall be payable in accordance with the terms therein and not subject to this Section 2.8(c).

(d) No Further Ownership Rights in Shares or Options. From and after the Effective Time, each Certificate or Unexercised Security, until cancelled as contemplated by Section 2.8(b), shall be deemed to represent only the right to receive that portion of the Adjusted Merger Consideration and Deferred Merger Consideration which the holder thereof has the right to receive in respect of such Certificate or Unexercised Security pursuant to this Article II, and upon release, if applicable, such Equityholder’s portion of the Adjustment Escrow Amount and Equityholder Representative Fund. No Optionholder or any participant in any Company Equity Plan or any other such plans, programs or arrangements shall have any right thereunder to acquire any Company Securities. The Adjusted Merger Consideration and Deferred Merger

Consideration, each paid in accordance with the terms of this Article II in exchange for Company Securities, shall be deemed to have been paid in full satisfaction of all rights pertaining to the Certificates and Unexercised Securities of such Equityholder, other than with respect to any Equityholder asserting appraisal rights pursuant to the DGCL. At the Effective Time, the stock transfer books of the Company shall be closed, and there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of any Company Securities that were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates or Unexercised Securities are presented to Purchaser, the Surviving Corporation or the Exchange Agent for any reason, then they shall be cancelled and exchanged as provided in this Article II.

(e) No Liability. At any time following twelve (12) months after the Effective Time, any portion of the Closing Payments that was deposited with the Exchange Agent and remains undistributed to Equityholders shall be delivered to Purchaser upon demand, and Equityholders shall thereafter look only to Purchaser for satisfaction of their claims for any Closing Payments payable with respect to the Company Securities previously held by such Equityholder without any interest thereon. Notwithstanding anything to the contrary in this Agreement, none of Purchaser, Merger Sub, the Surviving Corporation, the Company, the Exchange Agent, the Escrow Agent or any party hereto shall be liable to any Person in respect of any amount properly delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law.

2.9 Allocation Schedule. Not less than five (5) Business Days prior to the Closing Date, the Company will deliver to Purchaser a spreadsheet, in substantially the form of Exhibit G, setting forth with respect to each Equityholder: (a) such Equityholder’s name and email (and if known, physical) address as of the Closing Date, (b) the number of Company Securities and stock certificate numbers of such Company Securities held by such Equityholder as of the Closing Date (including such shares subject to Vested Options or Company SAFEs), (c) the number of Unvested Options held by such Equityholder as of the Closing Date, (d) the Closing Payments and Per Share Deferred Merger Consideration payable to such Equityholders in accordance with the provisions hereof, (e) his, her or its interest and Pro Rata Percentage in the Escrow Fund and Equityholder Representative Fund (assuming, in each case, no adjustments or claims), if applicable, and (f) the tax reporting character of the payment to such Equityholder (e.g., IRS Form 1099 or IRS Form W-2) and whether Taxes will be required to be withheld with respect to such Person assuming submission of IRS Form W-9 (or W-8 as applicable) and assuming no exercise of appraisal rights pursuant to the DGCL (such spreadsheet, the “Allocation Schedule”). The amount each Equityholder is entitled to receive as Merger Consideration and Deferred Merger Consideration shall be calculated in cash on a holder-by-holder basis in the Allocation Schedule and Updated Allocation Schedule, as applicable. Two (2) days prior to the Closing Date, the Company will deliver to Purchaser an updated Allocation Schedule (the “Updated Allocation Schedule”). Provided the Updated Allocation Schedule is reasonably acceptable to Purchaser, the Updated Allocation Schedule will be appended to this Agreement as Schedule 2.9 hereto.

2.10 Estimated Merger Consideration. Not less than five (5) Business Days prior to the Closing Date, the Company shall (a) deliver to Purchaser a certificate signed by an officer of the Company (the “Preliminary Statement”) setting forth the Company’s good faith estimate of the Cash Amount, Indebtedness Amount, Transaction Expenses Amount, Working Capital, and Working Capital Surplus, if any, or Working Capital Deficit, if any, in each case as of the Closing Date and, based on such estimates, a calculation of the Merger Consideration (the “Estimated

Merger Consideration”) and (b) make available to Purchaser all records and work papers necessary to compute and verify the information set forth in such certificate, all of which must be acceptable to Purchaser in its reasonable discretion. The determination of each of the Closing Payments to which Equityholders are entitled shall be calculated based on the assumption that the Estimated Merger Consideration is equal to the Adjusted Merger Consideration and the components thereof set forth in the Preliminary Statement.

2.11 Merger Consideration Adjustment; Deferred Merger Consideration.

(a) Within five (5) Business Days after the Merger Consideration becomes final and binding in accordance with Section 2.12:

(i) if the Merger Consideration as finally determined pursuant to Section 2.12 exceeds the Estimated Merger Consideration, then (A) such excess not to exceed the dollar amount of the Adjustment Escrow Amount shall be paid by Purchaser to the Exchange Agent (for further distribution to the Escrow Participants in the same manner set forth in Section 2.7(a) and in accordance with their Pro Rata Percentages), in cash by wire transfer of immediately available funds; and (B) Purchaser and Equityholder Representative shall deliver a joint written instruction to the Escrow Agent instructing the Escrow Agent to release to the Exchange Agent (for further distribution to the Escrow Participants in the same manner set forth in Section 2.7(a) and in accordance with their Pro Rata Percentages) all of the Adjustment Escrow Amount; or

(ii) if the Estimated Merger Consideration exceeds the Merger Consideration as finally determined pursuant to Section 2.12, then such excess (the “Negative Adjustment”) shall be paid to Purchaser from the Adjustment Escrow Amount, and Purchaser and Equityholder Representative shall accordingly deliver a joint written instruction to the Escrow Agent instructing the Escrow Agent to (A) release to Purchaser the amount of such excess from the Adjustment Escrow Amount and (B) release to the Exchange Agent (for further distribution to the Escrow Participants in the same manner set forth in Section 2.7(a) and in accordance with their Pro Rata Percentages) the remainder of the Adjustment Escrow Amount (if any). Any amounts distributed to Purchaser from the Adjustment Escrow Amount shall reduce each Escrow Participant’s interest in the Adjustment Escrow Amount by their respective Pro Rata Percentage. Other than with respect to Fraud (which claim may be brought solely against the Equityholder who committed such Fraud or any other Equityholder who had actual knowledge of such Fraud prior to the date hereof (or prior to the Closing in the case of any Fraud committed after the date hereof)), recovery from the Escrow Fund shall be the sole and exclusive remedy available to Purchaser against the Equityholders, or otherwise, arising out of or relating to any Negative Adjustment, and neither Purchaser nor the Surviving Corporation nor any of their respective Affiliates shall have any other claim against the Equityholders in respect thereof. Other than with respect to Fraud (which claim may be brought solely against the Equityholder who committed such Fraud or any other Equityholder who had actual knowledge of such Fraud prior to the date hereof (or prior to the Closing in the case of any Fraud committed after the date hereof)), the process set forth in this Section 2.11 and Section 2.12 shall be the sole and exclusive remedy of Purchaser and the Equityholder Representative for disputes related to the Preliminary Statement, Closing Statement, Objections Statement and the amounts set forth therein.

(b) Deferred Merger Consideration. Within five (5) Business Days after the date on which each Installment of the Deferred Merger Consideration becomes payable in accordance with Section 2.14, Purchaser shall (i) pay, or shall cause the Surviving Corporation to pay, in cash, to each Vested Optionholder, the aggregate portion of the Per Share Deferred Merger Consideration to which such Vested Optionholder is entitled pursuant to Section 2.6(a)(ii), with such payments to be made through Purchaser’s or the Surviving Corporation’s payroll processing system in accordance with standard payroll practices (including with respect to withholding for applicable Taxes) as soon as practicable (but in no event later than the second (2nd) regularly scheduled payroll date following the date on which the relevant Installment becomes payable), and (ii) pay, to the Exchange Agent, the aggregate portion of the Deferred Merger Consideration to which the Escrow Participants are entitled pursuant to Section 2.5, for further distribution by the Exchange Agent to the Escrow Participants, in accordance with the distribution methodology set forth in Section 2.5. Within five (5) Business Days after the later of (A) the date on which the Deferred Merger Consideration (or any portion thereof) becomes payable in accordance with Section 2.14 or (B) the applicable vesting date of the Unvested Option Cash to which such Deferred Merger Consideration relates (such date, the “Unvested Deferred Merger Consideration Payment Date”), Purchaser shall pay, or shall cause the Surviving Corporation to pay, in cash, to the relevant Unvested Optionholder, the aggregate portion of the Per Share Deferred Merger Consideration to which such Unvested Optionholder is entitled pursuant to Section 2.6(b), with such payments to be made through Purchaser’s or the Surviving Corporation’s payroll processing system in accordance with standard payroll practices (including with respect to withholding for applicable Taxes). Purchaser may in its discretion make all such required payments of Deferred Merger Consideration to such Unvested Optionholders on the next practicable payroll date following the Unvested Deferred Merger Consideration Payment Date (and in any event no later than the fifteenth (15th) day of the calendar month immediately following the calendar month in which the Unvested Deferred Merger Consideration Payment Date occurs).

2.12 Merger Consideration Determination. Within one hundred twenty (120) days following the Closing Date, Purchaser shall prepare and deliver to Equityholder Representative a written statement setting forth Purchaser’s calculation of the Cash Amount, Indebtedness Amount, Transaction Expenses Amount, Working Capital, and Working Capital Surplus, if any, or Working Capital Deficit, if any, in each case as of the Closing Date and, based on such calculations, the Merger Consideration (the “Closing Statement”). If Equityholder Representative has any objections to the Closing Statement prepared by Purchaser, then Equityholder Representative shall deliver to Purchaser within thirty (30) days after delivery of the Closing Statement a written statement (the “Objections Statement”) describing (a) which items on the Closing Statement Equityholder Representative believes have not been prepared in accordance with this Agreement, (b) the basis for Equityholder Representative’s disagreement with the calculation of such items, and (c) Equityholder Representative’s proposed dollar amount for each item in dispute, if reasonably calculable. If Equityholder Representative fails to deliver an Objections Statement within such thirty (30) day period, then the Closing Statement shall become final and binding on all Parties. Equityholders shall be deemed to have agreed with all amounts and items contained or reflected in the Closing Statement to the extent such amounts or items are not disputed in the Objections Statement, if any. If Equityholder Representative delivers an Objections Statement within such thirty (30) day period, then Equityholder Representative and Purchaser will use commercially reasonable efforts to resolve any such disputes, but if a final resolution is not obtained within thirty (30) days after Equityholder Representative has submitted any Objections Statement, any remaining matters which are in dispute may be submitted by either Equityholder Representative or Purchaser to BDO USA, LLP (the “Accountants”). The Accountants will prepare and deliver a written report to Purchaser and Equityholder Representative and will submit its determination of such unresolved disputes promptly, but in any event within thirty (30) days after the dispute is submitted to the Accountants. The Accountants’ determination of such unresolved disputes will be final and binding upon all Parties and not subject to review by a court or other tribunal; provided, however, that no such determination shall be any more favorable to Purchaser than is set forth in the Closing Statement or any more favorable to Equityholders than is set forth in the Objections Statement. Notwithstanding the foregoing, the scope of the disputes to be resolved by the Accountants shall be limited to fixing mathematical errors and determining whether any disputed determination of the Merger Consideration or any component thereof by Purchaser was properly calculated in accordance with this Agreement. The Accountants are not authorized to, and shall not, make (i) any determination with respect to any matter included in the Closing Statement or the Objections Statement other than those matters that were properly submitted for resolution to the Accountants, (ii) any determination as to the accuracy of the representations and warranties set forth in this Agreement, or (iii) any determination as to compliance by any Party with any of their respective covenants in this Agreement (other than those set forth in Section 2.10 and this Section 2.12). The costs, expenses and fees of the Accountants shall be borne by the Party (in the case of the Equityholder Representative, on behalf of the Escrow Participants) whose calculation of the Merger Consideration has the greatest difference from the final Merger Consideration as determined by the Accountants under this Section 2.12; otherwise, such costs, expenses and fees shall be borne equally by Purchaser, on the one hand, and Escrow Participants on the other hand. The final Closing Statement, however determined pursuant to this Section 2.12, will produce the Working Capital Surplus, if any, the Working Capital Deficit, if any, the Cash Amount, the Indebtedness Amount and the Transaction Expenses Amount to be used to produce the final Merger Consideration. For purposes of complying with the terms set forth in this Section 2.12, each Party shall cooperate with and make available to the other parties, their respective representatives, and the Accountants, all information, records, data and working papers, and shall permit access to its facilities and personnel, as may be reasonably required in connection with the preparation and analysis of the Closing Statement and the resolution of any disputes thereunder.

2.13 Equityholder Representative Fund. At the Closing, Purchaser shall deposit, or shall cause to be deposited, for the benefit of the Escrow Participants, the Equityholder Representative Fund with Equityholder Representative. The Equityholder Representative Fund shall be used (a) for the purpose of paying directly or reimbursing the Equityholder Representative for any Representative Losses incurred in connection with this Agreement, the Escrow Agreement or the Equityholder Representative Engagement Agreement after the Closing Date, or (b) as otherwise determined by the Advisory Group. Escrow Participants will not receive any interest or earnings on the Equityholder Representative Fund and irrevocably transfer and assign to Equityholder Representative any ownership right that they may otherwise have had in any such interest or earnings. The Equityholder Representative is not providing any investment supervision, recommendations or advice and will not be liable for any loss of principal of the Equityholder Representative Fund other than as a result of its gross negligence or willful misconduct. The

Equityholder Representative is not acting as a withholding agent or in any similar capacity in connection with the Equityholder Representative Fund and has no tax reporting or income distribution obligations. Subject to Advisory Group approval, the Equityholder Representative may contribute funds to the Equityholder Representative Fund from any consideration otherwise distributable to the Equityholders. Equityholder Representative will hold these funds in a segregated client account separate from its corporate funds, will not use these funds for its operating expenses or any other corporate purposes and will not voluntarily make these funds available to its creditors in the event of bankruptcy. As soon as reasonably determined by the Equityholder Representative that the Equityholder Representative Fund is no longer required to be withheld, Equityholder Representative will deliver any remaining balance of the Equityholder Representative Fund to the Exchange Agent (for further distribution to the Escrow Participants in accordance with their Pro Rata Percentages in the same manner set forth in Section 2.7(a)). For all Tax purposes, the Equityholder Representative Fund will be treated as having been received and voluntarily set aside by the Escrow Participants at the time of Closing.

2.14 Deferred Merger Consideration. Each Equityholder shall, subject to Section 2.2, Section 2.6(b), Section 2.11(b), and Section 11.15(d) receive the Deferred Merger Consideration payable to such Equityholder in three (3) equal installments, which shall become due and payable on each of the first three (3) anniversaries of the Closing Date, respectively (each, an “Installment”), in accordance with the Updated Allocation Schedule. One hundred percent (100%) of the Deferred Merger Consideration will be paid in cash. Upon the occurrence of a Purchaser Change of Control in which the Purchaser (a) consolidates with or merges into any other Person and is not the continuing or surviving corporation or entity of such consolidation or merger, (b) transfers or conveys all or substantially all of its properties and assets to any Person or (c) commences a dissolution, liquidation, assignment for the benefit of creditors or similar action, then, and in each such case, to the extent necessary, proper provision shall be made so that either the successors and assigns of Purchaser shall assume the obligations set forth in this Section 2.14.

2.15 Appraisal Rights. Notwithstanding anything in this Agreement to the contrary, any Company Securities outstanding immediately prior to the Effective Time and held by a holder who is entitled to exercise and properly exercises such holder’s appraisal rights (“Dissenting Shares”) pursuant to, and who complies in all respects with Section 262 of the DGCL or any successor provision, shall not be converted into, or represent the right to receive, the Adjusted Merger Consideration or Deferred Merger Consideration, but such holder shall instead be entitled to receive payment of the fair value of such holder’s Dissenting Shares in accordance with Section 262 of the DGCL; provided, that if any such holder fails to perfect or effectively withdraws or loses such holder’s appraisal rights, then such Dissenting Shares shall thereupon lose their status as Dissenting Shares and be treated as if they had been converted as of the Effective Time into the right to receive the Adjusted Merger Consideration or Deferred Merger Consideration to which such holder is entitled, without interest or dividends thereon, upon the surrender of the Certificate(s) which formerly represented such Dissenting Shares, in the manner provided in Section 2.7. Prior to the Effective Time, the Company shall give Purchaser prompt notice of any written demands complying with Section 262 of the DGCL received by the Company to exercise appraisal rights with respect to any Company Securities, withdrawals or attempted withdrawals of such demands and any other written instrument served pursuant to the DGCL and received by the Company relating to appraisal rights. After the Effective Time, Purchaser and/or the Surviving Corporation shall give Equityholder Representative prompt notice of any written demands complying with Section 262 of the DGCL received by Purchaser and/or the Surviving Corporation to exercise appraisal rights with respect to any Company Securities, withdrawals or attempted withdrawals of such demands and any other written instrument served pursuant to the DGCL and received by Purchaser and/or the Surviving Corporation relating to appraisal rights. The Company (prior to the Effective Time), the Surviving Corporation (after the Effective Time), the Equityholder Representative, and Purchaser shall participate in all negotiations and Legal Proceedings with respect to demands for appraisal rights under the DGCL. The Company, prior to the Effective Time, and Purchaser, after the Effective Time, shall have the right in its sole discretion to conduct the defense of, any such demands; provided, however, that neither the Company nor the Equityholder Representative shall voluntarily make any payment with respect to, or settle or offer to settle, any such demand for payment, except with the prior written consent of Purchaser (which will not be unreasonably withheld).

ARTICLE III

CLOSING DELIVERIES

3.1 Deliveries by the Company. At the Closing or such earlier date as set forth in this Section 3.1, the Company shall deliver, or cause to be delivered, to Purchaser the following items:

(a) (i) a certificate of an officer of the Company dated as of the Closing Date attaching (A) copies of the articles of organization (or the equivalent organizational document) of the Company (certified by the Secretary of State of Delaware), (B) the other Governing Documents of the Company, (C) good standing certificates (from the jurisdiction of the Company’s formation and each jurisdiction in which it is qualified to do business and in which the concept of good standing exists) and (D) authorizing resolutions of the board of directors of the Company, and (ii) a certificate of an officer of the Company dated as of the Closing Date certifying as to the incumbency of the officers of the Company executing this Agreement and the Ancillary Agreements;

(b) a schedule of all the Indebtedness of the Company as of the Closing Date (if any), and payoff letters and lien release documents related to such Indebtedness, together with UCC-3 termination statements with respect to the financing statements filed against the assets of the Company by the holders of such Liens, in each case in form and substance reasonably satisfactory to Purchaser;

(c) all minutes, consents, minute books and equity records of the Company with respect to meetings or consents of the directors, committees of directors, if any, or stockholders of the Company, to the extent not located at the Company’s offices located at 24 W 25th Street New York, NY 10010;

(d) the Escrow Agreement, duly executed by Equityholder Representative and Escrow Agent;

(e) a certificate of (i) an executive officer of the Company as to the satisfaction of the conditions set forth in Sections 9.2(a) and 9.2(b), and (ii) each Designated Equityholder as to the satisfaction of the conditions set forth in Section 9.2(a) with respect to such Designated Equityholder;

(f) a payoff and release letter from each of the Persons listed on Schedule 3.1(f) who are entitled to any Transaction Expenses, in form and substance reasonably satisfactory to Purchaser;

(g) evidence, in form and substance satisfactory to Purchaser, that each Company Equity Plan has been terminated;

(h) the third party consents set forth on Schedule 3.1(h) hereto;

(i) evidence in form and substance satisfactory to Purchaser, that the related party transactions set forth on Schedule 3.1(i) have been terminated and releases with respect to the foregoing, from each related party;

(j) the waivers, disclosure documents and voting results required by Section 7.8;

(k) a USB drive or other electronic copy of the Data Room as it existed as of 12:00 p.m. Central Time on February 21, 2024;

(l) a payoff and release letter from Barclays Capital Inc., in form and substance reasonably satisfactory to Purchaser; and

(m) a certificate from the Company, duly executed by an authorized officer of the Company, conforming to the requirements of Treasury Regulations Section 1.1445-2(c)(3) and 1.897-2(h), and notice of such statement to the IRS in a manner consistent with the provisions of Treasury Regulations Section 1.897-2(h)(2) together with written authorization for Purchaser to deliver such notice to the Internal Revenue Service on behalf of the Company within thirty (30) days following the Closing.

3.2 Deliveries by Purchaser. At the Closing, Purchaser shall deliver, or cause to be delivered, to the Company or other Persons, as applicable, the following:

(a) payment of the Indebtedness Amount, if any, pursuant to the payoff letters delivered by the Company to Purchaser pursuant to Section 3.1(b);

(b) payment of the Transaction Expenses Amount pursuant to the direction of Equityholder Representative to those Persons identified in the Schedule of Transaction Expenses delivered by Equityholder Representative to Purchaser pursuant to Section 3.1(f);

(c) payment of the Adjustment Escrow Amount to the escrow accounts established pursuant to the terms and conditions of the Escrow Agreement;

(d) payment of the Equityholder Representative Fund to Equityholder Representative; and

(e) the Escrow Agreement duly executed by Purchaser and the Escrow Agent;

(f) the Exchange Agent Agreement duly executed by Purchaser and the Exchange Agent; and

(g) a certificate of an officer of Purchaser as to the satisfaction of the conditions set forth in Section 9.3(a).

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE DESIGNATED

EQUITYHOLDERS

CONCERNING THE TRANSACTION

Each Designated Equityholder, solely for itself and not with respect to any other Equityholder, represents and warrants to Purchaser that the statements contained in this Article IV are true and correct as of the date of this Agreement and will be true and correct as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this Article IV), except those representations and warranties that address matters only as of a specified date, which will be true and correct as of that specified date, except as set forth in a corresponding Schedule.

4.1 Authorization of Transaction. Such Equityholder, if a Business Entity, is validly existing and in good standing under the Laws of the jurisdiction of its formation, incorporation or organization, as the case may be, except such failure to be validly existing or in good standing that would not reasonably be expected to prevent or delay such Equityholder from consummating the transactions contemplated thereby. Such Equityholder has full power, authority and legal capacity to execute and deliver this Agreement and the Ancillary Agreements to which such Equityholder is a party and to perform such Equityholder’s obligations hereunder and thereunder. The execution and delivery by such Equityholder of this Agreement and the Ancillary Agreements to which such Equityholder is a party and the performance by Equityholder of the transactions contemplated hereby and thereby have been duly approved by all requisite action of such Equityholder. This Agreement has been, and each of the Ancillary Agreements to which such Equityholder is a party will be, duly and validly executed and delivered by such Equityholder. Assuming the due authorization, execution and delivery of this Agreement and the Ancillary Agreements by the other parties thereto, this Agreement and each Ancillary Agreement to which such Equityholder is a party constitute the valid and legally binding obligation of such Equityholder, enforceable against such Equityholder in accordance with their terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors generally and by the availability of equitable remedies (the “Enforceability Exception”).

4.2 Non-contravention. Except as set forth on Schedule 4.2, neither the execution and the delivery of this Agreement nor the Ancillary Agreements to which such Equityholder is a party, nor the consummation of the transactions contemplated hereby and thereby, will (a) violate or conflict with any Law or Judgment to which such Equityholder is subject, (b) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice or consent under any Contract to which such Equityholder is a party or by which such Equityholder is bound or to which any of such Equityholder’s assets is subject, in each case, which would reasonably be expected to prevent or delay such Equityholder from consummating the transactions contemplated hereby, (c) result in the imposition or creation of a Lien upon or with respect to the Company Securities owned by such

Equityholder or (d) violate any provision of the Governing Documents of such Equityholder (if such Equityholder is a Business Entity). Except as set forth on Schedule 4.2, such Equityholder is not required to give any notice to, make any filing with, or obtain any consent of any Governmental Entity in connection with the transactions contemplated by this Agreement or the Ancillary Agreements to which such Equityholder is a party.

4.3 Brokers’ Fees. Except as set forth on Schedule 4.3, such Equityholder has no liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement or any Ancillary Agreement for which the Company or Purchaser (or any of its Subsidiaries) would be responsible.

4.4 Company Securities. Such Equityholder holds of record and owns beneficially all of the Company Securities set forth to such Equityholder’s name on Schedule 1.1, free and clear of any Liens (other than applicable community property interests if such Equityholder is an individual residing in a community property state). Except as set forth on Schedule 4,4, such Equityholder is not a party to, and the Company Securities are not subject to, any option, warrant, purchase right or other Contract that could require Equityholder to sell, transfer, or otherwise dispose of any Company Securities (other than this Agreement). Except as set forth on Schedule 4.4, such Equityholder is not a party to any voting trust, proxy or other Contract with respect to the voting of any Company Securities. Upon consummation of the transactions contemplated hereby, Purchaser will be the sole owner, beneficially and of record, of the Company Securities set forth to such Equityholder’s name on Schedule 1.1, free and clear of any Liens.

4.5 Litigation. Such Equityholder is not engaged in or a party to or, to such Equityholder’s knowledge, threatened with any complaint, charge, Legal Proceeding, Judgment or other process or procedure for settling disputes or disagreements with respect to the Company or the transactions contemplated by this Agreement, and such Equityholder has not received written or, to such Equityholder’s knowledge, oral notice of a claim or dispute that is reasonably likely to result in any such complaint, charge, Legal Proceeding, Judgment or other process or procedure for settling disputes or disagreements with respect to the Company or the transactions contemplated by this Agreement which, in each case, could reasonably be expected to prevent or delay such Equityholder from consummating the transactions contemplated hereby.

ARTICLE V

REPRESENTATIONS AND WARRANTIES CONCERNING THE COMPANY

The Company represents and warrants to Purchaser that the statements contained in this Article V are true and correct as of the date of this Agreement and will be true and correct as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this Article V), except those representations and warranties that address matters only as of a specified date, which will be true and correct as of that specified date, except as set forth in a corresponding Schedule.

5.1 Organization, Qualification, and Power. The Company is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware. The Company (a) is duly qualified to conduct business and is in good standing under the Laws of each jurisdiction in which the nature of its business or the ownership or leasing of its assets or properties requires such qualification, except such failure to be duly qualified or be in good standing that would not reasonably be expected to prevent or delay the Company from consummating the transactions contemplated thereby or would not, individually or in the aggregate, have a Material Adverse Effect, and each such jurisdiction is set forth on Schedule 5.1, (b) has all requisite power and authority to carry on the Business as now being conducted and as proposed to be conducted and to own and use the assets and properties owned and used by it, and (c) has furnished to Purchaser true and complete copies of its Governing Documents, each as amended and as currently in effect. The Company is not in violation of any provision of its Governing Documents.

5.2 Capitalization and Subsidiaries.

(a) All of the Company Securities are owned beneficially and of record by the Equityholders, free and clear of all Liens created by the Company. The Company Securities represent one hundred percent (100%) of the outstanding ownership interests in the Company. All of the Company Securities have been duly authorized, are validly issued, fully paid, and non-assessable and have been offered, issued and transferred without violation of any preemptive right or other right to purchase and were issued and/or transferred in compliance with all applicable Laws, the Governing Documents of the Company and the Contracts to which the Company is a party or otherwise bound. Schedule 5.2(a)(i) lists the Company’s authorized stock and the record and beneficial owner of such stock, including all shares of Common Stock reserved for issuance under the Company Equity Plan and subject to outstanding Options, and each such owner has good and indefeasible title to all of the stock listed next to such holder’s name free and clear of all Liens created by the Company. Schedule 5.2(a)(ii) contains a true and complete list, as of the date hereof, of the name of each holder of Options, the Exercise Price of such Options, the number of Options outstanding at each such price, the number of shares of Common Stock subject to each Option, and whether the Option is intended to qualify as an “incentive stock option” for Tax purposes. Except as set forth on Schedules 5.2(a)(i) and (ii), there are no other equity or other ownership interests in the Company or outstanding securities convertible or exchangeable into ownership interests of the Company, including any other options, warrants, purchase rights, preemptive rights, subscription rights, conversion rights, exchange rights, calls, puts, rights of first refusal, right of first offer, anti-dilution protections, obligations, commitments, plans or other Contracts or similar rights that could require the Company to issue, sell or otherwise cause to become outstanding or to acquire, repurchase or redeem (or establish a sinking fund with respect to redemption) ownership interests in the Company or require the Company to make any payments based on the price or value of any securities or instruments set forth on Schedules 5.2(a)(i) and (ii) or dividends paid thereon. No holder of Indebtedness of the Company has any right to vote or to convert or exchange such Indebtedness for ownership interests of the Company. There are no outstanding or authorized equity appreciation, contingent value, phantom equity, profit participation, or similar rights with respect to the Company. Except as set forth in Schedule 5.2(a)(iii), there are no voting trusts, proxies, or other Contracts with respect to the voting of the ownership interests of the Company to which the Company is a party. Upon consummation of the transactions contemplated hereby, Purchaser will be the sole owner, beneficially and of record, of 100% of the issued and outstanding capital stock of the Company, free and clear of any Liens created by the Company. The number of Fully-Diluted Shares is equal to 18,979,575 shares of Common Stock on an as-converted basis subject to forfeiture of any Unvested Options prior to the Effective Time, and excluding any shares of Common Stock issuable upon the conversion or deemed conversion of any of the Company SAFEs.

(b) The Company does not have, and has never had, any direct or indirect Subsidiaries. The Company does not own, directly or indirectly, any capital stock or other equity interest in any other Person.

(c) Except as set forth on Schedule 5.2(c), no Equityholder nor any of any Equityholder’s Affiliates has made any loans to, or borrowed money from, the Company for which the Company or any Equityholder or any of any Equityholder’s Affiliates, as applicable, has outstanding Liabilities to the other in respect of any loan or borrowing.

5.3 Authorization of Transaction; Voting Requirements.

(a) The Company has all requisite power and authority to execute and deliver this Agreement and each of the Ancillary Agreements to which it is a party and to perform its obligations hereunder and thereunder. The execution and delivery by the Company of this Agreement and each of the Ancillary Agreements to which it is a party and the consummation by the Company of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary action on the part of the Company, other than obtaining the Requisite Vote. This Agreement has been, and each of the Ancillary Agreements to which the Company is a party will be, duly and validly executed and delivered by the Company. This Agreement constitutes, and each of the Ancillary Agreements to which the Company is a party will constitute (assuming the due authorization, execution and delivery by Purchaser), a valid and binding obligation of the Company enforceable against the Company in accordance with their terms (subject to the Enforceability Exception).

(b) The board of directors of the Company, at a meeting duly called and held, has unanimously adopted resolutions (i) determining that this Agreement and the transactions contemplated hereby, including the Merger, are advisable to and in the best interest of the Equityholders, (ii) approving this Agreement, the Ancillary Agreements to which it is a party, and the transactions contemplated hereby and thereby, including the Merger, which approval satisfies in full the requirements of the DGCL that the Agreement be approved by the Company’s board of directors, and (iii) recommending the approval and adoption of this Agreement by the Equityholders.

(c) Approval of this Agreement requires the affirmative vote or written consent of Equityholders owning (i) at least a majority of the outstanding shares of Common Stock and the outstanding shares of Preferred Stock, voting together as a single class on an as-converted basis, and (ii) at least a majority of the outstanding shares of Preferred Stock, voting together as a single class on an as-converted basis (together, the “Requisite Vote”). The Requisite Vote is the only vote or written consent of the holders of Company Securities or other equity interests necessary to approve and adopt this Agreement, the Merger and the other transactions contemplated hereby.

5.4 Noncontravention. Except as disclosed on Schedule 5.4, the execution and delivery of this Agreement and the Ancillary Agreements by the Company, and the consummation by the Company of the transactions contemplated hereby and thereby, does not and will not, as the case may be, (a) conflict with or violate any provision of the Governing Documents of the Company, (b) require on the part of any Equityholder or the Company any declaration or filing with, or any permit, authorization, waiting period expiration or termination, consent or approval of, any

Governmental Entity, (c) violate, be in conflict with, result in a breach of, constitute (with or without due notice or lapse of time or both) a default under, result in, or provide the basis for, the termination of, or accelerate the performance required by or excuse performance by any Person, of any obligation, or cause the acceleration of the maturity of any Indebtedness or create in any party the right to accelerate, terminate, modify, suspend, revoke or cancel, or require any notice, payment, consent or waiver under, any Material Contract, franchise or permit relating to the Business or the assets of the Company to which the Company is a party or by which the Company is bound or to which any of the assets of the Company is subject or otherwise change (whether automatically or by the election of a party thereto) any terms or conditions of any such Material Contract, franchise or permit in effect prior to the execution and delivery of this Agreement or the consummation of the transactions contemplated thereby or hereby, (d) result in the creation or imposition of any Lien upon any of the assets of the Company or (e) assuming the making of all filings as may be required by any Governmental Entity, and the receipt of all permits, authorizations, waiting period expirations or terminations, consents or approvals of, any Governmental Entity, violate any Law or Judgment applicable to the Company or any of its properties or assets.

5.5 Financial Statements; Bank Accounts.

(a) Attached hereto as Schedule 5.5(a) is a true, complete and correct copy of each of the following financial statements (collectively, the “Financial Statements”): (i) the audited balance sheets and statements of income, stockholders’ equity and cash flows of the Company as of and for the years ending December 31, 2021 and December 31, 2022, including the footnotes thereto, and (ii) the unaudited balance sheet (the “Interim Balance Sheet”) and statements of income and cash flows of the Company as of and for the twelve-month period ending December 31, 2023. The Financial Statements (A) fairly and accurately reflect in all material respects the financial position and the results of the operation of the Company at such time and during such periods; (B) have been prepared consistently with the past practices of the Company; and (C) are consistent with the books and records of the Company and have been prepared in accordance with all of the requirements of GAAP except that the unaudited financial statements lack notes (none of which will be material individually or in the aggregate).

(b) Schedule 5.5(b) sets forth a true, correct and complete list of all Indebtedness of the Company (by creditor and dollar amount). Except as set forth in Schedule 5.5(b), the Company has satisfied in full all obligations, contingent or otherwise, with respect to any purchase price, earnout or working capital adjustments payable in respect of any business or operations acquired by the Company under any Contract.

(c) Except as set forth in Schedule 5.5(c), the books and records of the Company accurately reflect the assets, liabilities, business, financial condition and results of operations of the Company and have been maintained in accordance with good business and bookkeeping practices.

(d) As of the date hereof, the Company does not have any accounts receivable of the Company in excess of $1,000.

(e) The Company has no Inventory.

(f) The ownership record books, books of account and minute books of the Company, all of which have been made available to Purchaser, are true, accurate and complete and have been maintained in accordance with Laws and reasonable business practices, and the Company has not received any notice, or, to the Company’s Knowledge, expects to receive any notice, that its books or records are incorrect. On the Closing Date, such books, registers and records will be in the possession of the Company. All returns, particulars, resolutions and other documents which the Company is required by Law to file with or deliver to the registrar of companies or any other Governmental Entity have been correctly prepared and duly filed or delivered. The minute books of the Company contain true and complete records of all meetings and other material actions, including actions by vote or written consent of the board of directors (or equivalent body) of the Company and the stockholders of the Company.

(g) Schedule 5.5(g) contains an accurate, correct and complete list of (i) the names and addresses of all banks, commercial lending institutions and other financial institutions in which the Company has an account, deposit, safe-deposit box, line of credit or other loan facility or relationship, or lock box or other arrangement for the collection of accounts receivable, with the names of all Persons authorized to draw or borrow thereon or to obtain access thereto; and (ii) the credit card issuers with whom the Company has an account and the names of all Persons authorized to use such accounts or who have access thereto. There are no automatic, periodic or scheduled withdrawals or debits with respect to any of the bank or corporate accounts required to be set forth on Schedule 5.5(g). There is no Restricted Cash on the balance sheet of the Company.

(h) The Company has not received any grants, subsidies or other financial assistance from a Governmental Entity except as disclosed on Schedule 5.5(h).

(i) The Company maintains a system of internal accounting controls sufficient to provide reasonable assurance in accordance with customary business practices for non-public companies that in all material respects (i) transactions are executed in accordance with management’s general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP, (iii) access to assets is permitted only in accordance with management’s general or specific authorization and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

(j) Except as set forth on Schedule 5.5(j), the Company has never (i) employed or retained any Person located outside the United States or any Foreign Person; or (ii) owned, leased or operated any assets located outside of the United States.

(k) Schedule 5.5(k) sets forth all CARES Act stimulus fund programs or other programs related to the COVID-19 pandemic (including any loans under Paycheck Protection Program or Economic Injury Disaster Loans or similar programs of the Small Business Administration) in which the Company participated or is participating and the amount of funds received or requested by the Company for each such program (collectively, the “CARES Funds”). The Company was eligible for the CARES Funds as of the date of its application and receipt and has complied and shall comply with all terms and conditions relating to receipt and use of such CARES Funds. The Company has maintained accounting records associated with the CARES Funds in compliance with all of the terms and conditions of such programs. The Company has utilized all such CARES Funds in full and in accordance with all applicable Laws. The Company has made available to Purchaser complete and correct copies of all applications, documents and related records prepared by or on behalf of the Company relating to the CARES Funds, and all such applications, documents and records, including all representations and warranties therein, are true, correct and complete in all respects and otherwise completed in accordance with the CARES Act. Except as expressly set forth on Schedule 5.5(k), the Company has not applied for or received any CARES Funds or other funds, benefits, deferrals or any other kind of remuneration in connection with the COVID-19 pandemic or any issues relating thereto. The Company is not the subject of an audit, investigation or other inquiry by any Governmental Entity with respect to an application for, or receipt of, the CARES Funds. The Company made the decision to apply for the CARES Funds on its own without informing or consulting with Purchaser in advance.

5.6 Interim Changes. Except as set forth on Schedule 5.6, since December 31, 2022 to the date of this Agreement, the Company has conducted the Business only in the Ordinary Course and, since such date, there has not been any Material Adverse Effect that is continuing. Without limiting the generality of the foregoing, except as set forth on Schedule 5.6, the Company has not since December 31, 2022 to the date of this Agreement taken, or agreed to take, any of the following actions:

(a) mortgaged or pledged any properties or assets or subjected any property or asset to any Lien;

(b) sold, leased, assigned, transferred, licensed or otherwise disposed of or surrendered any property or tangible or intangible assets (including any Intellectual Property or License, but excluding non-exclusive licenses granted in the Ordinary Course) or canceled any debts or claims except in the Ordinary Course;

(c) (i) split, combined, classified, reclassified, subdivided or amended the terms of any of its equity interests or contingent value, equity appreciation, phantom equity, profit participation or similar rights; (ii) proposed or authorized the issuance of any other securities in respect of, in lieu of, or in substitution for, its equity interests, equity appreciation, phantom equity, profit participation or similar rights; (iii) granted any rights to purchase its equity interests, equity appreciation, phantom equity, profit participation or similar rights; or (iv) sold, issued, otherwise disposed of, redeemed, or purchased any equity interests or contingent value, equity appreciation, phantom equity, profit participation or similar rights of the Company;

(d) made any commitment for capital expenditures or failed to incur in accordance with the capital expense budgets attached hereto as Schedule 5.6(d) any capital expenditures in excess, individually or in the aggregate, of $50,000;

(e) adopted, entered into, or amended, modified or terminated any employment agreement or Employee Benefit Plan, granted any increase in compensation, including any salary, bonus, severance, or termination payments, or made any other material change in employment terms for any of its directors, officers, employees, consultants or contractors, or made any material change in operations affecting employees;

(f) suffered any theft, damage, destruction or casualty loss of assets or properties, whether or not covered by insurance, in excess of $25,000 individually or $50,000 in the aggregate;

(g) made any changes in its accounting systems, policies or practices, except as required by Law;

(h) commenced any Legal Proceeding against any Person or paid any amount, performed any obligation or agreed to pay any amount or perform any obligation, in settlement or compromise of any suits or claims of Liability against the Company or any of its directors, officers, employees or agents;

(i) changed any method of accounting or accounting period of the Company for Tax purposes, entered into any agreement with any Governmental Entity (including a “closing agreement” under Section 7121 of the Code) with respect to any Tax or Tax Returns of the Company, surrendered a right of the Company to a Tax refund, filed an amended Income Tax Return, changed or revoked any election with respect to Taxes, made any election with respect to Taxes that is inconsistent with past practices, or entered into any agreement to extend or waive the applicable statute of limitations with respect to any Taxes;

(j) engaged in any promotional, sales, discount or other activity for the purpose of, and that has had, or could reasonably be expected to have, the effect of accelerating sales prior to the Closing that would otherwise be expected to occur subsequent to the Closing;

(k) taken, or omitted to take, any action which would be reasonably expected to have a Material Adverse Effect;

(l) accelerated or delayed collection of notes or accounts receivable in advance of their regular due dates or the dates when the same would have been collected in the Ordinary Course, or taken any other actions with respect to Working Capital outside of the Ordinary Course;

(m) delayed or deferred the payment of any accounts payable or other liability beyond their due date or the date when such liability would have been paid in the Ordinary Course;

(n) (i) amended or otherwise modified in any material respect any agreement that is, or if existing on the date hereof would be, a Material Contract, (ii) terminated (including by failing to renew), or received a written termination of, any agreement that is or, if existing on the date hereof, would be a Material Contract; or (iii) taken any action that would reasonably be expected to jeopardize the continuance of any of its relationships with any of its material customers and suppliers;

(o) purchased any securities of or made any other investment in any Person (or series of related investments in any Person), either by purchase of stock, securities or other equity interests, contributions to capital, asset transfers, or purchase of any assets, or otherwise acquired direct or indirect control over any Person;

(p) declared or paid any dividend or other distribution in respect of any equity interests of the Company;

(q) adopted any plan of complete or partial liquidation, or passed any resolutions providing for or authorizing such liquidation, dissolution, merger, business combination, consolidation, restructuring, recapitalization, other reorganization or file (or consent to the filing of) a petition in bankruptcy court;

(r) (i) incurred, assumed, guaranteed or otherwise became liable for any Indebtedness, (ii) incurred, assumed, guaranteed, endorsed or otherwise became liable or responsible (whether directly, contingently or otherwise) for the obligations of any other Person, or (iii) made any loans, advances or capital contributions to, or investment in, any Person, except for advances for appropriate business expenses in the Ordinary Course;

(s) (i) allowed any insurance policy naming the Company as beneficiary or loss payee to be cancelled or terminated or (ii) materially changed the amount or scope of any insurance coverage or failed to renew any insurance policy unless replaced by a substantially comparable insurance policy;

(t) amended its Governing Documents;

(u) failed to replenish supplies of the Company in the Ordinary Course, or entered into any purchase commitment not in the Ordinary Course;

(v) entered into any collective bargaining Contract or any other Contract with any labor union or association representing any group of employees, or been subject to any strike, picket, work stoppage, work slowdown or labor dispute or been subject to any application for certification or union organizing drive;

(w) made any revaluation or write down or write off of the value of any other assets or written off as uncollectible any notes or accounts receivable, except for immaterial write-downs and write-offs in the Ordinary Course; or

(x) agreed or committed to any of the foregoing.

5.7 Undisclosed Liabilities. Except as described on Schedule 5.7, the Company does not have any Liabilities except for (a) Liabilities fully and adequately reflected or reserved against on the Interim Balance Sheet, (b) current Liabilities which have been incurred since the date of the Interim Balance Sheet in the Ordinary Course, which are of the same type as the Liabilities shown on the Interim Balance Sheet and which are included in the calculation of Working Capital, (c) existing executory obligations under Contracts to which the Company is party or by which its assets are bound (other than obligations or Liabilities related to or arising from the Company’s breach, default or failure to perform under such Contracts), or (d) Liabilities that are included in the calculation of Transaction Expenses.

5.8 Title to Assets. The Company has good and valid title to, a valid leasehold interest in, or license or other valid right to use to, all of the tangible and intangible assets used by the Company, located on its premises, or shown on the Interim Balance Sheet or acquired after the date thereof, free and clear of all Liens. The Company owns, or licenses or possesses other valid rights to or under, or leases from third parties, all tangible and intangible assets used in, or necessary for, the conduct or operation of the Business as currently conducted and necessary to permit the Company to carry on the Business following the Closing in substantially the same manner as conducted as of the date hereof.

5.9 Condition of Assets. Each tangible asset (including the Leased Real Property) has been maintained in accordance with normal industry practice, and is (a) in good operating condition and repair, ordinary wear and tear excepted, and (b) suitable for the purposes for which they are being used by the Company.

5.10 Compliance with Laws and Licenses.

(a) Except as disclosed on Schedule 5.10(a), the Company and the conduct of the Business are and have been in compliance with all Laws (including Environmental Laws) applicable to it or its business, properties or assets in all material respects. Except as disclosed on Schedule 5.10(a), the Company has not received any written notice or, to the Company’s Knowledge, any other notice from any Governmental Entity alleging that the Company is in violation of any Law (including Environmental Laws), and, to the Company’s Knowledge, no investigation, inspection, audit, or other proceeding by any Governmental Entity involving an allegation of violation of any Law (including Environmental Laws) is otherwise threatened or contemplated. The Company has not assumed by contract or operation of Law any liability for violations by any other Person of any Law.

(b) Except as set forth on Schedule 5.10(b)(i), the Company has obtained all permits, licenses, franchises, approvals, certificates, consents, waivers, concessions, exemptions, orders, registrations, notices or other authorizations necessary for the Company to own, lease and operate and to carry on its Business as currently conducted (the “Licenses”). All Licenses of the Company are set forth on Schedule 5.10(b)(ii). The Company is and has been in compliance in all material respects with all Licenses, all of which are in full force and effect and there are no pending or, to the Company’s Knowledge, threatened terminations, modifications, limitations, suspensions, withdrawals, cancellations, expirations or revocations of such Licenses. The Company has made available to Purchaser complete and correct copies of all Licenses identified on Schedule 5.10(b)(ii). The Company does not have any Knowledge that any License of the Company will not be renewed in the Ordinary Course or will be revoked, terminated (for clarity, excluding expiration at the end of the applicable scheduled term), suspended or impaired nor does the Company have any Knowledge of any circumstances that would or may result in the same. The consummation of the transactions contemplated hereunder and the operation of the Business by Purchaser in the manner in which the Company currently operates the Business will not require or result in the transfer of any License that may not be transferred without the consent or approval of any Governmental Entity or other Person.

5.11 Tax Matters.

(a) All Income Tax Returns and other Tax Returns of the Company required to be filed on or before the Closing Date have been timely filed in accordance with Laws, and each such Tax Return is accurate and complete in all material respects. The Company has fully, timely and properly paid all Income Taxes and other Taxes due with respect to the taxable periods covered by such Tax Returns and all other Taxes (whether or not shown, or required to be shown, on any Tax Return). The Company has not requested an extension of time within which to file any Tax Return which has not since been filed (other than any extension to file a Tax Return obtained in the Ordinary Course).

(b) The Company has not been notified in writing by a Governmental Entity in a jurisdiction where the Company does not file a Tax Return that it is or may be subject to taxation by that jurisdiction.

(c) The Company has made available to Purchaser complete and accurate copies of all Tax Returns of the Company (including any and all amendments thereof), and all material elections with respect to Taxes affecting the Company have been disclosed or attached to such Tax Returns, for each taxable period for which the statute of limitations for the assessment of any Taxes with respect thereto has not expired. The Company has not commenced a voluntary disclosure proceeding in any state or local or non-U.S. jurisdiction that has not been fully resolved or settled.

(d) The Company does not have any additional Liability for Taxes with respect to any Tax Return which was required by Laws to be filed on or before the Closing Date. Since December 31, 2022, the Company has not incurred any Liability for Taxes arising from transactions arising outside of the Ordinary Course. All Taxes of the Company not yet due and payable have been fully accrued on the books of the Company.

(e) All Taxes that the Company is or was required by Law to withhold or collect, including sales and use Taxes and amounts required to be withheld or collected in connection with any amount paid or owing to any employee, independent contractor, supplier, creditor, stockholder, or other Person, have been duly withheld or collected. The Company has complied with all Tax reporting and record keeping requirements for these Taxes, including filing IRS Form W-2 and applicable series of IRS Form 1099, in each case as applicable). To the extent required by Law, all such amounts have been paid over to the proper Governmental Entity or, to the extent not yet due and payable, are held in the Company’s checking account for such purpose. All individuals providing services to the Company are appropriately classified for employment Tax purposes. The Company has or had timely collected and properly maintained all resale certificates and other applicable documentation required to qualify for any exemption from the collection of any applicable sales and use Taxes and similar indirect Taxes.

(f) No deficiency for any Taxes has been proposed, asserted, or assessed by a Governmental Entity in writing against the Company for any period for which Tax Returns have been filed or are required to be filed that has not been satisfied by payment, settled or withdrawn. No issue has been raised in writing in any examination by a Governmental Entity which could reasonably be expected to recur or be asserted in a later taxable period that remains open to examination. No federal, state, local or non-U.S. discussions, audits, investigations, examinations, assessments, claims, appeals or other actions or Legal Proceedings relating to any Taxes of the Company are pending, nor has the Company received any (i) written notice from any Governmental Entity that any such audit or other Legal Proceeding is pending, threatened or contemplated, (ii) written request for information related to Tax matters or (iii) written notice of deficiency or proposed adjustment for any amount of Tax proposed, asserted or assessed by any Governmental Entity against the Company, with respect to any Taxes due from or with respect to the Company or any Tax Return filed by or with respect to the Company, that has not been resolved or withdrawn. The Company has not granted and has not been requested in writing to grant any extension or waiver of any statute of limitations applicable to any claim for Taxes or with respect to any Tax assessment, payment, or collection (other than with respect to any extension to file a Tax Return obtained in the Ordinary Course). The Company has delivered or made available to Purchaser complete and accurate copies of all examination reports and statements of deficiencies assessed against or agreed to by the Company.

(g) No position has been taken on any Tax Return for a taxable period for which the statute of limitations for the assessment of any Taxes with respect thereto has not expired that is a “reportable transaction” or “listed transaction” within the meaning of Section 6707A(c) of the Code or Treasury Regulation Section 1.6011-4(b) (irrespective of the effective dates). The Company has disclosed on its federal Income Tax Returns all positions taken therein that are reasonably expected to give rise to a substantial understatement of Income Tax under Section 6662 of the Code. The Company has not participated in a “reportable transaction” or “listed transaction” within the meaning of Section 6707A(c) of the Code or Treasury Regulation Section 1.6011-4(b).

(h) The Company is not party to any Tax Sharing Agreements (other than Ordinary Course Tax Sharing Agreements). The Company is not a party to or bound by any advance pricing agreement, closing agreement, ruling or other written Contract relating to Taxes with any Governmental Entity. The Company does not have a request for a private letter ruling, a request for administrative relief, a request for technical advice, a request for a change of any method of accounting, or any other request pending with any Governmental Entity that relates to the Taxes or Tax Returns of the Company. No power of attorney granted by the Company with respect to any Taxes is currently in force, other than any customary power of attorney entered into with the Company’s Tax preparer or payroll provider solely for the purpose of filing Tax Returns on behalf of the Company or any Company Subsidiary.

(i) The Company (i) is not nor has ever been a member of an Affiliated Group, other than a group the common parent of which was the Company, and (ii) has no Liability for Taxes of any Person under Section 1.1502-6 of the Treasury Regulations (or any similar provision of foreign, state or local Law), as a transferee or successor, by Contract or otherwise.

(j) There are no Liens for Taxes upon any properties or assets of the Company arising from any failure or alleged failure to pay any Tax that is due and payable, other than any Lien for Taxes that are not yet delinquent or that are being contested in good faith by appropriate proceedings diligently conducted and for which adequate reserves have been established in accordance with GAAP.

(k) The Company does not own an interest in any Flow-Thru Entity. The Company is not a party to any joint venture, partnership or other arrangement or Contract which is or is reasonably likely to be treated as a partnership for Tax purposes. The Company is, and at all times since its formation has been, properly classified as an association taxable as a corporation for U.S. federal income Tax purposes.

(l) The Company does not have any permanent establishment (within the meaning of an applicable Tax treaty), office, fixed place of business, taxable presence or nexus in a country other than the one in which it is organized.

(m) The Company is, and at all times has been, compliant with any applicable documentation requirements of Section 482 of the Code, or any similar Governmental Entity’s transfer pricing Laws or regulations where the Company conducts business operations.

(n) The Company will not be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) beginning after the Closing Date as a result of any (i) change in method of accounting for a Pre-Closing Tax Period (or portion of a Straddle Period ending on the Closing Date) made on or prior to the Closing, (ii) an agreement entered into with any Governmental Entity (including a “closing agreement” as described in Section 7121 of the Code or “gain recognition agreements” entered into under Section 367 of the Code (or, in each case, any corresponding provision of foreign, state or local Law)) prior to the Closing, (iii) intercompany transaction or “excess loss account” described in Treasury Regulations under Section 1502 of the Code (or any corresponding provision of foreign, state or local Law) with respect to a transaction occurring on or prior to the Closing, (iv) installment sale or open transaction disposition made before the Closing, (v) prepaid amount received on or before the Closing Date or deferred revenue (including pursuant to Sections 451(c), 455 or 456 of the Code, Treasury Regulations Section 1.451-8, IRS Revenue Procedure 2004-34 and IRS Notice 2018-35), whether or not such deferral is elective, realized on or before the Closing Date, (vi) ownership of “United States property” (as defined in Section 956(c) of the Code) acquired prior to the Closing by a Subsidiary that is a “controlled foreign corporation” (within the meaning of Section 957(a) of the Code), (vii) Subsidiary that is a “controlled foreign corporation” (within the meaning of Section 957(a) of the Code) having “subpart F income” (within the meaning of Section 952(a) of the Code) accrued prior to the Closing, (viii) “global intangible low-taxed income” (GILTI) within the meaning of Section 951A of the Code (or any similar provision of state, local or non-U.S. Tax Law) attributable to any taxable period (or portion thereof) on or before the Closing Date, (ix) use of an improper method of accounting for a taxable period ending on or prior to the Closing Date, (x) election made pursuant to Section 965(h) of the Code, (xi) debt instrument held on or before the Closing Date that was acquired with “original issue discount” as defined in Section 1273(a)(1) of the Code or is subject to the rules set forth in Section 1276 of the Code, or (xii) application of Section 367(d) of the Code (or any corresponding or similar provision of any applicable Law).

(o) The Company (i) has never been a “United States real property holding corporation” (as defined in Section 897(c)(2) of the Code) during the applicable period specified in Section 897(c)(1)(a) of the Code and (ii) has not been a party to a transaction that is reported to qualify as a reorganization within the meaning of Code Section 368 or constituted either a “distributing corporation” or a “controlled corporation” within the meaning of Section 355 of the Code in a distribution of stock intended to qualify for tax-free treatment under Section 355 of the Code within the two year period ending as of the date of this Agreement.

(p) The Company has (i) complied with all applicable Law in order to defer the amount of the employer’s share of any “applicable employment taxes” under Section 2302 of the CARES Act, (ii) to the extent applicable, complied with all applicable Laws in all material respects and duly accounted for any available Tax credits under Sections 7001 through 7005 of the Families First Act and Section 2301 of the CARES Act, (iii) not sought and does not intend to seek (nor have any of its Affiliates sought or intend to seek) a covered loan under paragraph (36) of Section 7(a) of the Small Business Act (15 U.S.C. 636(a)), as added by Section 1102 of the CARES Act, and (iv) not sought and does not intend to seek any deferral of any Tax liability of any kind whatsoever pursuant to any state, local, or non-U.S. Tax Law.

(q) For purposes of this Section 5.11, any reference to the Company shall be deemed to include any Person that merged with or was liquidated or converted into the Company.

(r) The Company is not, and never has been, treated as an S corporation as defined by Section 1361 of the Code.

(s) The Company is not a party to any joint venture, partnership or other arrangement or Contract which is or is reasonably likely to be treated as a partnership for Tax purposes.

(t) The Company’s calculation of research and development tax credits (“R&D Tax Credits”) as reported on any Company Tax Return is complete and accurate in all material respects and such calculation of R&D Tax Credits has been performed in accordance with Sections 41 and 174 of the Code and applicable Treasury Regulations (and any comparable state and local Tax Law). Such R&D Tax Credits are not under current examination or audit by the IRS or other applicable Governmental Entity, and the Company has not been notified in writing by the IRS or other applicable Governmental Entity that such examination or audit is threatened, pending or contemplated.

5.12 Contracts.

(a) Schedule 5.12(a) sets forth a true and complete list of all of the following Contracts to which the Company is a party or by which the Company has any rights or Liabilities or is otherwise bound or that is used by the Company in connection with the Business (and in the case of oral Contracts, summaries thereof) (collectively, whether or not included on Schedule 5.12(a), the “Material Contracts”):

(i) Contracts for the performance or receipt of services, or delivery or receipt of goods or materials, or that are otherwise with any customer or supplier of the Company, that involve an amount or value in excess of $50,000, or that involve any of the Persons required to be listed on Schedule 5.22(a);

(ii) to the extent not duplicative of clause (i), Contracts with any third party supplier of Data Rights;

(iii) Contracts, other than in the Ordinary Course, granting an option or preferential rights to purchase, sell or license any material assets of the Company, or that requires the Company to deal exclusively with a third party in connection with the sale of any product or service of the Company;

(iv) Contracts related to outstanding capital expenditures by the Company in excess of $50,000;

(v) Contracts related to the acquisition of any business, equity or material assets of any other Person, whether by merger, sale of equity, sale of assets or otherwise, and whether or not completed, to which the Company is a party or is otherwise bound relating to the purchase, sale or lease of real property (other than in connection with Internally Used Shrinkwrap Software);

(vi) any mortgage, indenture, guarantee, loan or credit agreement, security agreement or other Contract relating to Indebtedness (including guarantees of any Indebtedness for borrowed money or any other Liability of such Person), other than accounts receivables and payables in the Ordinary Course, or Contracts imposing a Lien on any asset of the Company;

(vii) Contracts between or among the Company, on the one hand, and any Equityholder (other than Optionholders, solely as it relates to their compensatory arrangements otherwise disclosed as required pursuant to this Agreement) or any Affiliate of any such Equityholder (other than the Company), on the other hand;

(viii) any lease or sublease, rental or occupancy Contract, license, installment or conditional sale Contract of any real property (including the Leased Real Property), or that otherwise affects the ownership of, leasing of, title to, or use of, or any leasehold interest in, any real property;

(ix) any license, covenant not to sue or assert or other Contract (A) under which the Company has licensed or otherwise granted rights in or covenants not to assert or sue based on any Company Intellectual Property to any Person (including any license to manufacture or reproduce any of the Company’s products, services or technology (except for non-exclusive licenses granted to Company customers of a product to customers in the Ordinary Course or to vendors or service providers in the Ordinary Course for the limited purpose of providing services for or on behalf of the Company)), (B) under which any Person has licensed or sublicensed to the Company, or otherwise authorized the Company to use, any Third Party Intellectual Property (except for Internally Used Shrinkwrap Software having a replacement cost of less than $25,000 in the aggregate), or (C) which relates to the development, ownership, registration, validity, enforceability, commercialization, exploitation, or enforcement of any Owned Intellectual Property or the transfer of ownership of any Intellectual Property (other than any Contracts entered into on the same or substantially similar terms to the Company’s standard form of consulting agreement or proprietary information and inventions agreement provided in the Data Room);

(x) Contracts that provide for retention, severance, termination or similar pay to any current or former directors, officers, employees or consultants or other independent contractors of the Company;

(xi) Contracts that provide for the payment of any cash or other compensation or benefits upon the consummation of the transactions contemplated by this Agreement, other than those payments to Equityholders expressly required pursuant to the terms of this Agreement;

(xii) Contracts with any Governmental Entity or other customer awarded under any federal small business award preferences;

(xiii) Contracts that provide for a loan or advance of any amount to any director or officer of the Company, other than advances for appropriate business expenses in the Ordinary Course;

(xiv) Contracts for a joint venture or partnership or otherwise involving any joint conduct or sharing of any business, venture or enterprise, or a similar arrangement for the sharing of profits and losses, costs or Liabilities, or pursuant to which the Company has any ownership interest in any other Person or business enterprise;

(xv) Contracts that provide for the Company to make any contribution to, loans or advances to, or other investment in, any Person;

(xvi) Contracts granting any rights of first refusal, rights of first negotiation or similar exclusive rights to any Person;

(xvii) Contracts that contain any covenant or other obligations restricting the business activity of the Company or limiting the right of the Company to engage in any line of business or to compete (geographically or otherwise) with any Person, granting any exclusive rights to make, sell or distribute the Company’s products, granting any “most favored nations” or similar rights or otherwise prohibiting or limiting the right of the Company to make, sell or distribute any products or services;

(xviii) Contracts that contain any covenant limiting the right of the Company to solicit or employ any Person;

(xix) Contracts that involve payments based, in whole or in part, on sharing of profits, revenues, fee income or other financial performance measures of the Company;

(xx) any power of attorney granted by or on behalf of the Company;

(xxi) any written warranty, guaranty or other similar undertaking with respect to contractual performance extended by the Company, other than those implied or imposed by Law and performance warranty obligations entered into in the Ordinary Course with customers;

(xxii) Contracts that involve an agreement to indemnify any party or to share in or contribute to the Liability of any party (other than in the Ordinary Course with customers);

(xxiii) any settlement agreement with respect to any pending or threatened Legal Proceeding;

(xxiv) any collective bargaining Contract or any other material Contract to or with any labor union, trade union or other employee representative, body or organization of a group of employees of the Company;

(xxv) any sales distribution or franchise Contract that provides for compensation at an amount or rate which is higher than is customary or usual in the Ordinary Course and cannot be terminated for any reason at the option of the Company on less than sixty (60) days’ notice without penalty to the Company; and

(xxvi) any Contract that is otherwise material to the Business, properties or assets of the Company.

(b) Except as set forth in Schedule 5.12(b), the Company has performed all of the obligations required to be performed by it and is not in default with respect to any Material Contract. Each of the Material Contracts is legal, valid, binding, enforceable and in full force and effect and will continue to be legal, valid, binding, enforceable and in full force and effect on identical terms immediately following the Closing, and has not been amended (subject to the Enforceability Exception). The Company is not, nor, to the Company’s Knowledge, is any other party to any Material Contract, in breach or default under such Material Contract, and no event has occurred or, to the Company’s Knowledge, circumstance exists that (with or without notice, lapse of time or both) would constitute a material breach or default by the Company or, to the Company’s Knowledge, by any such other party or permit termination, cancellation, revocation, acceleration, suspension or material adverse modification of any obligation or loss of any benefit under, result in any payment becoming due under, result in the imposition of any Liens on any of the Company Securities or any of the properties or assets of the Company under, or otherwise give rise to any right on the part of any Person to exercise any remedy or obtain any relief under, such Material Contract, nor, has the Company given or received written or, to the Company’s Knowledge, oral notice or other written communication alleging the same. The Company has made available to Purchaser a true, correct and complete copy of each Material Contract (including all amendments, exhibits, attachments, extensions, renewals, guaranties, modifications, waivers, supplements and other agreements, if any, related thereto) or a written description of the terms of any oral Material Contract. The Company is not renegotiating any of the Material Contracts.

(c) To the Company’s Knowledge, no employee or consultant or other independent contractor of the Company is a party to, or is otherwise bound by, any Contract, including any confidentiality, noncompetition or proprietary rights Contract, with any other Person that adversely affects or will affect (i) the performance of his or her duties for the Company, (ii) his or her ability to assign to the Company rights to any invention, improvement, discovery or information relating to the Business, or (iii) the ability of the Company to conduct the Business as currently conducted.

(d) The Company has not had any Contract with any (i) Governmental Entity or (ii) known prime contractor to any Governmental Entity.

(e) Schedule 5.12(e) sets forth a true, complete and correct list of all forms of customer contracts currently used by the Company (the “Customer Contract Forms”). The Company does not have any obligation to undertake or otherwise provide services related to product development, product enhancement or product customization to any customer.

(f) The Company has the legal right to terminate or suspend any agreements, discussions, negotiations or other communications regarding an Acquisition Proposal pending as of the date hereof.

5.13 Intellectual Property.

(a) The Company owns or otherwise has the valid and enforceable right to use the Intellectual Property used or held for use in or necessary to conduct its business as currently conducted or as contemplated to be conducted. Schedule 5.13(a) sets forth a true and complete list of all of the following Owned Intellectual Property to the extent it consists of Registered Intellectual Property: (A) Patents, (B) Trademarks, (C) Copyrights and (D) Internet Addresses. Schedule 5.13(a) also sets forth a true and complete list of the following: (X) Owned Intellectual Property: (i) material unregistered Trademarks of the Company that are used in the Business to market the Company’s products and services (ii) material proprietary Software offerings (excluding Internally Used Shrinkwrap Software used in the Business), and (Y) databases that are used in or are necessary to conduct the Business as currently conducted. The Company has valid title to the Owned Intellectual Property and is the sole and exclusive legal and beneficial owner of all rights, title and interests in and to the Owned Intellectual Property, free and clear of all Liens.

(b) The Company has not breached or is in breach of, and to the Company’s Knowledge, no other party thereto has breached or is in breach of any of the Contracts governing the Intellectual Property that any Person has licensed to the Company or granted similar rights in or covenants not to assert or sue based on the Company’s use thereof (the “Third Party Intellectual Property”).

(c) Except as set forth on Schedule 5.13(c), the Owned Intellectual Property is free of all payment obligations and other Liens (other Company’s standard non-exclusive software licenses granted to its customers for use of the Company’s products in the Ordinary Course and consistent with the Customer Contract Forms, and fees due to Government Entities in relation to the prosecution or maintenance of the Company’s Registered Intellectual Property). There has been, and is, no Legal Proceeding, Judgment, or Law that has been asserted, is pending or, to Company’s Knowledge, is threatened that prohibits or restricts, the Company from any use or any other exploitation of the Owned Intellectual Property. No Person has any exclusive or sole license under any of the Owned Intellectual Property.

(d) The Company is not legally bound by any Contract or other obligation under which the occurrence of the Closing would (i) obligate the Company to license, or otherwise grant rights or result in the grant of rights to any other Person in, any Intellectual Property (whether owned or used by the Company), (ii) entitle any Person to a release of any source code escrow of Owned Intellectual Property, (iii) result in any Liens on the Owned Intellectual Property, (iv) result in the loss or impairment of the Company’s rights to own or use any Company Intellectual Property, or (v) otherwise increase any burdens or decrease any rights relating to the Company Intellectual Property.

(e) Except as set forth on Schedule 5.13(e), the Company has developed or created all of the Owned Intellectual Property. With respect to the Owned Intellectual Property:

(i) Except as specifically noted in Schedule 5.13(e), each employee who conceived, authored, invented, developed, reduced to practice or otherwise contributed to the Owned Intellectual Property has executed a confidentiality and assignment of intellectual property agreement with respect to the Owned Intellectual Property, and each such employee assigned to the Company all rights, title and interests in and to such Owned Intellectual Property.

(ii) Other than as set forth on Schedule 5.13(e), the Company has obtained, a written assignment that assigns to the Company from each consultant, director, stockholder, contractor or other non-employee who conceived, authored, invented, developed, reduced to practice or otherwise contributed to the Owned Intellectual Property all rights, title and interests in and to the Intellectual Property rights relating to any of the Owned Intellectual Property.

(f) Registered Intellectual Property. All necessary registration, maintenance, renewal, application, filing, examination, maintenance and annuity fees and Taxes have been paid, all legal requirements applicable to post-filing and post-registration maintenance (including the timely post-registration filing of affidavits of use and incontestability and renewal applications with respect to Trademarks), and all necessary documents have been filed, in connection with the Registered Intellectual Property of the Company listed in Schedule 5.13(a). Schedule 5.13(f) sets forth a complete and correct list of any maintenance fees or actions that fall due within six (6) months after the Closing with respect to the Registered Intellectual Property listed in Schedule 5.13(a) (it being understood that the Company shall provide such schedule on the date hereof that is based on the Company’s estimate of when the Closing will occur and an updated version of such schedule on the Closing). In connection with the Registered Intellectual Property, all registrations are in force and all applications for the same are pending in good standing and without any adverse action or Legal Proceedings pending or, to the Company’s Knowledge, threatened by or before the Governmental Entity in which the registrations or applications are issued or filed and the Company has not received any notice of abandonment or cancellation of any Registered Intellectual Property. No loss or expiration of any Owned Intellectual Property is pending, reasonably foreseeable or threatened, except for patents expiring at the end of their statutory terms (and not as a result of any act or omission by the Company, including failure by the Company to pay any required maintenance fees).

(g) Validity. The Registered Intellectual Property included among the Owned Intellectual Property is subsisting, valid, and enforceable. To the Company’s Knowledge, no facts or circumstances exist that would reasonably be expected to render any of the Owned Intellectual Property invalid or unenforceable.

(h) Outbound Licenses and Rights. Schedule 5.13(h) lists all Contracts under which the Company has licensed or otherwise granted rights in or covenants not to assert rights in, or other standstill arrangements relating to, any of the Company Intellectual Property to any Person, other than non-exclusive licenses granted to customers of the Company in the Ordinary Course or to vendors or other service providers in the Ordinary Course for the limited purpose of providing services for the Company . Schedule 5.13(h) also lists separately all of the following related to the Owned Intellectual Property: (i) any sublicensing rights granted to any Person; (ii) any source code escrow or other form of delivery or disclosure of any source code to or for the benefit of any Person or any obligation to do any of the foregoing; or (iii) any other Contracts that give other Persons the right to use, market or otherwise exploit or commercialize any of the Owned

Intellectual Property, or related Company products or services or any obligation to do any of the foregoing (except for non-exclusive licenses granted to customers of the Company for use of Company products in the Ordinary Course) or to vendors or other service providers in the Ordinary Course for the limited purpose of providing services for the Company. Without limiting the foregoing, except as set forth on Schedule 5.13(h)(i), neither the Company nor any of its sublicensees have licensed or otherwise authorized any Person to copy, distribute, modify, decompile or prepare derivative works of any Software included among the Owned Intellectual Property, or to the Company’s Knowledge, any other Software offered for use in the Company’s products.

(i) No Violation of Rights. To the Company’s Knowledge, no Person has mis-used, disclosed, infringed, misappropriated or otherwise violated, or is currently mis-using, disclosing, infringing, misappropriating or otherwise violating, any of the Owned Intellectual Property, or, with respect to any other Company Intellectual Property, used any such Company Intellectual Property in violation of an agreement with the Company. Immediately after the Closing, the Company will continue to have sole rights to bring actions for infringement, misappropriation or other violation of the Owned Intellectual Property, including all rights for past damages. The Company has not commenced or threatened in writing any Legal Proceeding, or asserted any allegation or claim, against any Person for infringement, misappropriation or other violation of the Company Intellectual Property or breach of any Contract involving the Company Intellectual Property.

(j) No Violation of Third Party Rights. Except as set forth on Schedule 5.13(j), none of the former or current conduct of the Company’s business, former or current products or services of the Company’s business or the Company’s former or current creation, manufacture, importation, use, license, sale, distribution or other transfer of the Company’s products or services, or a Company customer’s or supplier’s use or distribution of the Company’s products or services, has infringed, misappropriated or otherwise violated or infringes, misappropriates or otherwise violates any other Person’s Intellectual Property rights. The Company has not received written or, to the Company’s Knowledge, oral notice of any pending or threatened Legal Proceeding or any written allegation or claim or to the Company’s Knowledge, oral allegation or claim, in each case, in which any Person alleges that the Company, the conduct of the Business, the Owned Intellectual Property or a Company customer’s or supplier’s manufacture, importation, use, license, sale, distribution or other transfer of the Company’s products or services has violated, infringed or misappropriated any Person’s Intellectual Property rights. Except as set forth on Schedule 5.13(j), there have been no disputes, and are no pending disputes between the Company and any other Person relating to the Company Intellectual Property or relating to a Company product or service with respect to infringement, misappropriation or other violation of another Person’s Intellectual Property.

(k) Confidentiality. The Company has taken all commercially reasonable steps to protect and preserve Trade Secrets and other proprietary and confidential information included in the Company Intellectual Property. The Company has taken all commercially reasonable steps to comply with all duties of the Company to protect the confidentiality of proprietary and confidential information provided to the Company by any other Person. None of the current or former employees, consultants or independent contractors of the Company or any other Persons has violated any agreements under which (i) any such Person has a confidentiality obligation to the Company or (ii) the Company has agreed to keep confidential any information of another Person.

(l) No Harmful Code. The Company has taken and takes commercially reasonable steps to ensure that all Data Rights, Software and other data residing on its computer networks or on portions of networks under the control of the Company or licensed or otherwise distributed to customers is free of Harmful Code. The Company Intellectual Property does not contain any Harmful Code that is reasonably likely to adversely affect the Business. The Company has implemented reasonable backup, security and disaster recovery technology, plans, procedures and facilities consistent with industry practice. The Company has not conducted any investigation or inquiry (internally or through any other Person) with respect to, any actual or potential physical or electronic theft, misappropriation, or unauthorized access to or disclosure or use of any Data Rights, Software or Trade Secrets.

(m) Software Functionality. Each of the Software programs offered for use in the Company’s products or services or used in and material to the conduct of the Business that is included in the Owned Intellectual Property has been documented in accordance with the standard practices of the Company. The Company possesses full and complete source and object code versions of all such Software offered for use in the Company’s products or used in and material to the Business that is included in the Owned Intellectual Property.

(n) Product Functionality. Each of the Company’s products operates substantially in accordance with the applicable specifications and documentation of the Company relating to such product. No customer, licensee or sublicensee of the Company has brought any Legal Proceeding against the Company asserting that the Company Intellectual Property or products of the Company or any component thereof has (a) failed to perform and/or operate in conformity with its documentation or warranty, or (b) experienced, suffered, caused or produced any malfunction, defect, error, data loss or breakdown in operation or caused or produced any damage to any computer system or otherwise, and to the Company’s Knowledge, there is no basis for any such complaint, claim, demand, charge or Legal Proceeding.

(o) No Special Adverse Circumstances.

(i) No Governmental Entity funding (excluding revenue pursuant to services and licenses with third parties in the Ordinary Course) was or is used in the creation or development of the Owned Intellectual Property.

(ii) Except as set forth on Schedule 5.13(o)(ii), the Company has not been and is not a member of, and the Company has not been and is not obligated to license or disclose any Intellectual Property to, any official or de facto standards setting or similar organization or to any such organization’s members.

(iii) Except as set forth on Schedule 5.13(o)(iii), none of the Software in the Owned Intellectual Property offered for use in the Company’s products or used externally by Company in the conduct of the Business is, in whole or in part, subject to the provision of any written open source agreement or other license agreement that requires any portion of such Software to be made available without charging any fee, requires the

Company to permit preparing derivative works based on such Software, requires making available any source code for any portion of such Software, or imposes any other material limitation, restriction or condition on the right or ability of the Company to use, distribute or enforce any Owned Intellectual Property. None of the Software set forth on Schedule 5.13(o)(iii) that is incorporated or integrated into the Company’s products or any other externally-facing Software, is used, or distributed by the Company in a manner that would trigger any of the aforementioned obligations under such open source or other license agreement.

(p) Artificial Intelligence. No Owned Intellectual Property (including any source code or other confidential information of the Company) or confidential information of any third party in the possession and control of the Company has been provided or made available by the Company to any artificial intelligence platform, engine, or system of any third party. No proprietary software code included among the Owned Intellectual Property that (i) is material to the operation of the Business or (ii) is offered for use in any of the Company’s products was generated using any artificial intelligence platform, engine, or system (e.g., GitHub Copilot).

5.14 Real Property.

(a) The Company does not own, and has never owned, any real property.

(b) Schedule 5.14(b) sets forth a correct and complete list of all real property leased by the Company (the “Leased Real Property”). The Company has made available to Purchaser accurate and complete copies of all leases and other Contracts, including any and all amendments and modifications thereto or guaranties thereof (collectively, the “Leases”) granting a right in or relating to the Leased Real Property and all Contracts and other documents evidencing, creating or constituting Liens upon or rights in the Leased Real Property. With respect to each Lease, (i) the Lease is legal, valid, binding, enforceable against the Company and, to the Company’s Knowledge, each other party thereto, is in full force and effect and no party is in default thereunder, and to the Company’s Knowledge, no condition or circumstance exists that, with the giving of notice or passage of time, would constitute a default thereunder (subject to the Enforceability Exception); (ii) the Company has a valid and enforceable leasehold interest in each Lease free and clear of all Liens, except for statutory liens in favor of lessors (subject to the Enforceability Exception), (iii) the Company’s possession and quiet enjoyment of the Leased Real Property under such Lease has never been disturbed, and there are no current disputes with respect such Lease, (iv) no security deposit or portion thereof deposited with respect to such Lease has been applied in respect of a breach or default under such Lease which has not been redeposited in full, (v) the Company does not owe, nor will owe in the future, any brokerage commissions or finder’s fees with respect to such Lease; (vi) the Company has not collaterally assigned or granted any security interest in such Lease or any interest therein, (vii) other than as set forth on Schedule 5.14(b), there are no leases, subleases, licenses or other agreements granting to any Person other than the Company any right to the possession, use, occupancy or enjoyment of the Leased Real Property, (viii) the rent and any other assessments or fees with respect to each Lease are at market rates (as of the time of entry into such Lease), (ix) all of the Leased Real Property is used in the conduct of the Business, (x) no work has been performed or is in progress at, and no materials have been furnished to, the Leased Real Property by or on behalf of the Company or which will not be paid for as of the Closing and therefore might give rise to Liens against the Leased Real

Property or any portion thereof and (xi) the Company has not received any written notice which requires the performance of any repairs, alterations or other work to or in the Leased Real Property and the Company has made all repairs and replacements to the Leased Real Property required to be made by the Company under the Leases or as required under applicable Law.

(c) To the Company’s Knowledge, all buildings and all improvements located on the Leased Real Property and the heating, ventilation, air conditioning, plumbing and electrical systems are in a state of good maintenance and repair and in a condition adequate and reasonably suitable for the conduct therein of the Business as conducted by the Company. The Company has not experienced any material interruption in such services provided to any of the premises located on the Leased Real Property within the last year.

(d) To the Company’s Knowledge, each Leased Real Property is in compliance in all material respects with all applicable Laws, including building, zoning, subdivision, health and safety and other land use and building codes, ordinances, statutes or laws, including the Americans with Disabilities Act of 1990, and the Company has not received written, or to the Company’s Knowledge, oral notice of violation of any such Laws which have not heretofore been cured or corrected.

(e) There is no pending or, to the Company’s Knowledge, threatened condemnation or eminent domain proceeding with respect to or affecting any of the premises comprising the Leased Real Property or any part thereof. The Company has not received any written, or, to the Company’s Knowledge, oral notice of any pending or threatened condemnation or eminent domain proceeding with respect to or affecting any of the premises comprising the Leased Real Property or any part thereof and, to the Company’s Knowledge, no such condemnations or proceedings have been proposed.

(f) The Company has not received any written, or to the Company’s Knowledge, oral notice, action, suit, claim, complaint, information request, investigation, or charge regarding any violation of or Liability under Environmental Laws with respect to or affecting the Leased Real Property or the Business.

(g) The Company has not treated, stored, disposed of, arranged for or permitted the disposal of, transported, handled, released or exposed any Person to Materials of Environmental Concern in violation of Environmental Laws or in an amount or manner that could require investigation or remediation under Environmental Laws or that could otherwise cause the Company to become subject to liability under Environmental Laws.

(h) To the Company’s Knowledge, there have been no releases of Materials of Environmental Concern at, on or under the Leased Real Property or any other properties currently or formerly owned or leased by the Company either in violation of Environmental Laws or in concentrations or quantities that could give rise to any liability under Environmental Laws.

(i) The Company has provided to Purchaser all material reports, assessments, audits, citations, notices, surveys, studies and investigations in the possession, custody or control of the Company concerning noncompliance with or liability or obligation under Environmental Law, including those concerning the environmental condition of the Leased Real Property and any properties formerly owned or leased by the Company.

(j) Except as set forth on Schedule 5.14(j), the Company has not given any guarantee or indemnity for any Liability relating to any real property owned, leased or used by any Person.

(k) The Leased Real Property is the only land and buildings used or occupied by the Company. The Leased Real Property is being used solely for office use but no other purposes, including the generation, management or disposal of hazardous substances or any manufacturing or retail use.

(l) Neither the Company, nor any of its Representatives, has received any written, or to the Company’s Knowledge, oral notice of any special Tax, levy or assessment for benefits or betterments that affect any parcel of Leased Real Property and, to the Company’s Knowledge, no such special Taxes, levies or assessments are pending or contemplated.

(m) Each Leased Real Property abuts on and has adequate direct vehicular access to a public road and there is no pending or, to the Company’s Knowledge, threatened termination of such access.

5.15 Litigation. Except as set forth on Schedule 5.15, (a) there is no current or pending Legal Proceeding to which the Company, or stockholders, officers, directors or employees of the Company (in their capacities as such) has been a party, (b) no such Legal Proceeding is threatened in a writing received by the Company or, to the Company’s Knowledge, orally, and (c) to the Company’s Knowledge (without any obligation on the Company’s Knowledge persons to investigate), there is no reasonable basis for any Legal Proceeding, including any Legal Proceeding based upon (i) the Company or any Equityholder entering into this Agreement or any of the transactions or agreements contemplated by this Agreement or (ii) any claim that the Company has agreed to sell or dispose of any of its assets to any party other than Purchaser, whether by way of merger, consolidation, sale of assets or otherwise. The Company has not initiated or threatened in writing to initiate any Legal Proceeding against any third party. Neither the Company, nor, to the Company’s Knowledge, any stockholder, officer, director or employee of the Company (in their capacities as such) has been permanently or temporarily enjoined by any order, Judgment or decree of any Governmental Entity from engaging in or continuing to conduct the Business. There are no outstanding Judgments of any Governmental Entity and no unsatisfied Judgments against or affecting the Company or any of its properties or assets. There are no pending or threatened claims for indemnification by the Company, or pending, or to the Company’s Knowledge, threatened claims against the Company by directors, officers, employees and agents of the Company.

5.16 Employees.

(a) Schedule 5.16(a)(i) contains a complete and accurate list of the following information for each current employee of the Company as of the date hereof, including each employee on leave of absence or layoff status or temporary employee or intern (collectively, the “Employees”): (i) name; (ii) job title; (iii) date of hire; (iv) “exempt” or “non-exempt” status under the Fair Labor Standards Act; (v) annual base salary or hourly rate of pay; (vi) estimated or target annual incentive compensation; (vii) accrued but unused vacation or other paid time off; and (viii) if on leave, the reason for and period of the leave (including anticipated return to work date). Except as set forth on Schedule 5.16(a), the Company has not made any promises for the payment of any bonuses, back pay or other remuneration to any employees, independent contractors or other Persons and the Company has the right to terminate the employment or engagement of each such individual immediately on written notice and without the requirement to pay severance or other separation benefits. Each of the Employees is co-employed by TriNet HR III, Inc., a professional employer organization (“TriNet PEO”) and the Company. To the Company’s Knowledge, no Employee or group of Employees has any plans to terminate employment with the Company or TriNet PEO. To the Company’s Knowledge, no Employee is a current or former employee, agent or representative of any non-U.S. Governmental Entity.

(b) Schedule 5.16(b) sets forth, as of the date hereof, a complete and accurate list of all independent contractors and contracting organizations, as applicable, performing services with respect to the operation of the business of the Company or under Contract to perform future services for the Company and classified by the Company as other than an Employee or compensated other than through wages paid by the Company or the Company Subsidiary through its respective payroll department and reported on a Form W-2) (collectively, “Independent Contractors”), which list is current as of the date hereof, and includes any Independent Contractors during the twelve (12) month period immediately preceding such date, listing for each such Independent Contractor: (i) the start date; (ii) a description of services to be provided; (iii) estimated completion date; (iv) hourly or per diem pay rate (or similar compensation details) of such contractor; and (v) estimated monthly hours spent providing services. Other than the Employees set forth on Schedule 5.16(a) and the Independent Contractors set forth on Schedule 5.16(b), no other individuals provide services to the Company.

(c) Except as set forth on Schedule 5.16(c)(i), the Company is and has been in compliance in all material respects with all Laws regarding labor and employment and is not engaged in any unfair labor practice. The Company has, or will have no later than the Closing Date, caused all payment and document obligations to be fulfilled to TriNet PEO in order for TriNet PEO to have paid all accrued salaries, bonuses, commissions, wages and vacation pay and any other benefits, in each case which is due and payable on or before the Closing Date, in accordance with the TriNet PEO’s normal payroll practices as in effect on the date hereof and is not liable for any fines or penalties for failure to pay any of the foregoing or other sums due to its Employees. The Company is not delinquent in any payment to any Independent Contractor. The Company has complied with its obligations to its Employees, applicants for employment, former employees and all unions or other labor organizations, including all obligations (including obligations relating to discharging in a timely manner all payments and any delayed payments along with the requisite penalty or interest, as applicable) in respect of wages, working hours, unfair labor practices or other employment practices, discrimination, harassment, training, immigration, contract labor, payment of provident fund contribution, employee state insurance contribution, gratuity and other applicable employee welfare Laws. All statutory funding with respect to each employee of the Company has been fully funded in accordance with Laws. The Company is not liable for any payment to any trust or other fund or to any Governmental Entity with respect to unemployment compensation benefits, social security or other benefits or obligations for employees other than routine payments to be made in the Ordinary Course. There are no pending claims against the Company under any workers’ compensation plan or policy for long term disability. There are no controversies pending or, to the Company’s Knowledge, threatened, between the Company and any of its Employees, candidates for employment, or Independent Contractors, which controversies have or could reasonably be expected to result in a Legal Proceeding. Except as set forth on Schedule 5.16(c)(ii), there is not currently, and there has not been, any claim against the Company or TriNet PEO or complaint made by any Employee, candidate for employment or Independent Contractor of the Company and TriNet PEO based on actual or alleged wrongful termination or other unfair or unlawful employment practice or any claim of unlawful dismissal or unfair dismissal or any claim on the basis of race, age, sex, disability or other harassment or discrimination, misclassification as an employee or independent contractor, misclassification as “exempt” or “non-exempt” under the Fair Labor Standards Act, or any other claim that the Company has violated any Laws relating to employment, nor, to the Company’s Knowledge, is there any basis for any such claim.

(d) Except as set forth on Schedule 5.16(d)(i), there is no labor strike, sympathy strike, dispute, disturbance, corporate campaign, slowdown, sit-down, stay-in, sick-out, walk-out, work stoppage or lockout, retarding of work, boycott or similar labor difficulty or other interference against or affecting the Company (all of the foregoing referred to as “Work Interference”) and, to the Company’s Knowledge, no Work Interference is threatened. Since January 1, 2019, no Work Interference has occurred or, to the Company’s Knowledge, has been threatened. To the Company’s Knowledge, there is not currently, and since January 1, 2019 there has not been any, effort by any Employees to organize a labor union or other representative body. Except as set forth on Schedule 5.16(d)(ii), the Company is not a party to, either directly or by operation of law, any collective bargaining agreement or other labor union contract, nor has the Company been a party to any such contract or agreement, nor does the Company know of any activities or proceedings of any labor union to organize any of its employees. No union or other labor representative (i) holds bargaining rights with respect to any Employee of the Company by way of certification, interim certification, voluntary recognition, designation or successor rights; (ii) has applied to be certified as the bargaining agent of any Employees; or (iii) has applied to have the Company declared a related or successor employer.

(e) A true and complete copy of each current written personnel policy, rule and procedure applicable to Employees has been delivered or made available to Purchaser or its counsel and is listed on Schedule 5.16(e).

(f) The Company has not received notice that an unfair labor practice charge or complaint against the Company is pending before the National Labor Relations Board or any similar state or foreign agency, nor, to the Company’s Knowledge, has such a charge or complaint been threatened.

(g) Except as set forth on Schedule 5.16(g), no charge with respect to or relating to the Company is pending before the Equal Employment Opportunity Commission or any other agency responsible for the prevention of discriminatory or other unlawful employment practices.

(h) Except as set forth on Schedule 5.16(h), since January 1, 2019: (i) no Employee has made any written or oral allegation of discrimination or harassment (including, without limitation, sexual harassment) against the Company, an executive officer of the Company, or another Employee who is employed at the level of Vice President or above; and (ii) the

Company has not entered into any settlement agreement related to allegations of discrimination or harassment (including, without limitation, sexual harassment) made by an Employee. To the Company’s Knowledge, there is no, and since January 1, 2019, there has been no consensual or non-consensual sexual relationship: (i) between any beneficial owner, officer, or executive-level employee of the Company on the one hand and any current or former Employee on the other hand; or (ii) between any supervisory Employee of the Company on the one hand, and any current Employee within the same reporting structure on the other hand.

(i) Except as set forth on Schedule 5.16(h), since January 1, 2019, (i) the Company has not effectuated a “plant closing” (as defined in the WARN Act or any comparable provision of state Law) affecting any site of employment or one or more facilities or operating units within any site of employment or facility of the Company, (ii) there has not occurred a “mass layoff” (as defined in the WARN Act or any comparable provision of state Law) affecting any site of employment or facility of the Company, (iii) the Company has not been affected by any transaction or engaged in layoffs or employment terminations sufficient in number to trigger application of any similar state, local or foreign “plant closing” Law or regulation and (iv) none of the Company’s employees have suffered an “employment loss” (as defined in the WARN Act or any comparable provision of state Law).

(j) The Company has a valid Form I-9 for each Employee and, to the Company’s Knowledge, each Employee is authorized to work for the Company in the United States. Except as set forth on Schedule 5.16(j), none of the Employees are, and no consultant to the Company in the United States is, on a nonimmigrant visa status or have applications for lawful permanent residence pending with the relevant Governmental Entities.

(k) The Company maintains the historical data necessary to fully and accurately complete all components of the EEO-1 Report consistent with applicable law.

5.17 Employee Benefits.

(a) Schedule 5.17(a) contains a complete and accurate list of all Employee Benefit Plans. Accurate, correct and complete copies of each of the following documents have been delivered or made available to Purchaser: (i) all Employee Benefit Plans which have been reduced to writing, including any amendments thereto; (ii) written summaries of all unwritten Employee Benefit Plans; (iii) all related trust agreements, insurance Contracts, third-party administration Contracts, summary plan descriptions and summary material modifications; (iv) all annual reports filed on IRS Form 5500 Series (and all schedules and financial statements attached thereto) for the last three (3) plan years for each Employee Benefit Plan, as applicable; (v) all reports relating to compliance with Sections 401(a)(4), 401(k), 401(m) and 410(b) of the Code for the last three (3) plan years; (vi) the most recent favorable IRS determination, opinion or advisory letters with respect to any Employee Benefit Plan intended to be qualified under Section 401(a) of the Code; (vii) actuarial valuations in respect of Employee Benefit Plans and all related administrator, service and vendor agreements, insurance contracts and other agreements which implement each Employee Benefit Plan; and (viii) all material correspondence with Governmental Entities relating to an Employee Benefit Plan in the last six (6) years.

(b) Each Employee Benefit Plan has been maintained and administered at all times in material compliance with its terms and with applicable Laws, including, without limitation, the Code and ERISA. All contributions, distributions, reimbursements and premium payments with respect to an Employee Benefit Plan that are due by the Company or any ERISA Affiliates have timely made for any period ending on or before the Closing Date, and any such amounts that are not yet due have been properly accrued in accordance with the past customs and practices of the Company and its ERISA Affiliates. Except as set forth in Schedule 5.17(b), the Company, the ERISA Affiliates and all Employee Benefit Plans have at all times been and are at Closing in compliance with the then applicable provisions of ERISA and the Code and other applicable federal, state, local and foreign Laws and the regulations thereunder (including Section 4980B of the Code, Subtitle K, Chapter 100 of the Code and Sections 601 through 608 and Section 701 et seq. of ERISA). All filings and reports as to each Employee Benefit Plan required to have been submitted to the IRS or to the United States Department of Labor have been duly and timely submitted.

(c) There are no pending or, to the Company’s Knowledge, threatened Legal Proceedings or other claims (except claims for benefits payable in the normal operation of the Employee Benefit Plans) or, to the Company’s Knowledge, inquiries by any Governmental Entity against or involving any Employee Benefit Plan or asserting any such claims under any Employee Benefit Plan.

(d) Each of the Employee Benefit Plans that is intended to meet the requirements of Section 401(a) of the Code meets those requirements and (i) has received favorable determination letters from the IRS to the effect that such Employee Benefit Plan is qualified under Section 401(a) of the Code and the trust related thereto is exempt from federal Income Taxes under Section 501(a) of the Code or (ii) is maintained under an IRS approved prototype plan or volume submitter plan with respect to which the Company may reasonably rely on the opinion letter or advisory letter issued to the prototype or volume submitter sponsor as to such Employee Benefit Plan’s qualified status. No such determination letter has been revoked and, to the Company’s Knowledge, revocation has not been threatened; and no act or omission has occurred, that adversely affects its qualification or increases its cost. Each Employee Benefit Plan that is required to satisfy Section 401(k)(3) or Section 401(m)(2) of the Code to meet the requirements of Section 401(k) or Section 401(m) of the Code, respectively, for any plan year ending prior to the Closing Date has been tested for compliance with, and satisfies the requirements of, Section 401(k)(3) and Section 401(m)(2) of the Code for each plan year.

(e) Neither the Company nor any ERISA Affiliate has maintained, established, sponsored, been a participating employer in or contributed to or has any liability, within the past six (6) years, with respect to any Employee Benefit Plan that is: (i) subject to Title IV of ERISA or subject to the minimum funding standards of Section 302 of ERISA or Section 412 of the Code; (ii) a “multiple employer plan” as described in Section 413(c) of the Code, (iii) a “multiple employer welfare arrangement” within the meaning of Section 3(40) of ERISA, (iv) a funded welfare plan within the meaning of Section 419 of the Code, or (v) a plan maintained in connection with any trust described in Section 501(c)(9) of the Code. Neither the Company nor any ERISA Affiliate thereof has sponsored or contributed to or been required to contribute to or has any liability with respect to, any Multiemployer Plan, or a multiple employer welfare arrangement (as defined in Section 3(40) of ERISA).

(f) Except as set forth in Schedule 5.17(f), there are no unfunded obligations under any Employee Benefit Plan providing benefits (whether or not insured) after retirement or other termination of employment to any employee of the Company or ERISA Affiliate (or to any beneficiary of any such employee), including retiree health coverage and deferred compensation, but excluding continuation of health coverage required to be continued under Section 4980B of the Code or any similar state Law and insurance conversion privileges under state Law. The assets of each Employee Benefit Plan that is funded are reported at their fair market value on the books and records of such Employee Benefit Plan.

(g) No act or omission has occurred, and no condition exists that violates the terms of an Employee Benefit Plan, ERISA or the Code and subjects the Company or ERISA Affiliates to any Tax or Liability under ERISA or the Code. No act or omission has occurred, and no condition exists, with respect to any Employee Benefit Plan that subjects the Company and ERISA Affiliates to any Liability under any contractual indemnification or contribution obligation protecting any fiduciary, insurer or service provider with respect to any Employee Benefit Plan.

(h) Each Employee Benefit Plan (other than offer letters and employment agreements which provide for severance benefits described in Schedule 5.17(h)) and its related documentation or Contract, summary plan description or other written communication distributed generally to employees by its terms expressly reserves the right to amend and terminate such Employee Benefit Plan, and each Employee Benefit Plan (other than offer letters and employment agreements which provide for severance benefits described in Schedule 5.17(h)) may be terminated without Liability to the Company or Purchaser, except for vested benefits accrued through the date of termination and the administrative and professional costs incurred in such transaction.

(i) Each Employee Benefit Plan that constitutes in any part a nonqualified deferred compensation plan within the meaning of Section 409A of the Code has been in documentary and operational compliance with Section 409A of the Code and all applicable IRS guidance promulgated thereunder, to the extent such section and such guidance have been applicable to such Employee Benefit Plan.

(j) Neither the Company nor any of its ERISA Affiliates has any obligation, contingent or otherwise, to gross up, indemnify or otherwise make whole any Person for Taxes, including those imposed under Sections 409A or 4999 of the Code.

(k) Except as set forth in Schedule 5.17(k), there have been no “prohibited transactions” within the meaning of Section 4975 of the Code or Part 4 of Subtitle B of Title I of ERISA in connection with any of the Employee Benefit Plans that, assuming the taxable period of such transaction expired as of the date hereof, could subject the Company to a Tax or penalty imposed by either Section 4975 or the Code or Section 502(i) of ERISA.

(l) Except as set forth on Schedule 5.17(l), neither the execution and delivery of this Agreement nor the consummation of any or all of the transactions contemplated hereby will (alone or in conjunction with any other event): (i) entitle any current or former employee, director, officer or independent contractor of the Company to any compensation or benefits (including severance, bonus or any other similar payment, (ii) accelerate the time of payment or vesting, or increase the amount of compensation or benefits due to, any such current or former employee, director, officer or independent contractor, (iii) directly or indirectly cause the Company to transfer or set aside any assets to fund any compensation or benefits under any Employee Benefit Plan or otherwise, (iv) result in any forgiveness of the indebtedness of any current or former employee, officer, director or independent contractor of the Company, or (v) result in the payment of any amount or the provision of any benefit that, individually or in the aggregate with any other payment or benefit, could constitute an “excess parachute payment” within the meaning of Section 280G of the Code.

5.18 Insurance. Schedule 5.18 sets forth a true and complete list of and description of each insurance policy, insurance arrangement and other Contract for the transfer or sharing of insurance risks to which the Company is a party, a named insured, or otherwise the beneficiary of coverage at any time, including the deductible and coverage limit of each such insurance policy or other arrangement and a statement as of the date of this Agreement of the aggregate amount of claims paid out, and claims pending, under each such insurance policy or other arrangement. Such policies provide the type and amount of coverage customarily carried by businesses of similar size as the Business in the same industry. Each such insurance policy is legal, valid, binding, enforceable and in full force and effect with respect to the Company, and, to the Company’s Knowledge, with respect to the other parties thereto, and shall continue to be legal, valid, binding, enforceable and in full force and effect with respect to the Company, and to the Company’s Knowledge, with respect to the other parties thereto, following the Closing in accordance with the terms thereof as in effect prior to the Closing (subject to the Enforceability Exception). The Company is not in breach or default (including with respect to the payment of premiums or the giving of notices) under any such policy, and no event has occurred which, with notice or the lapse of time, would constitute such a breach or default or permit termination, modification or acceleration, under such policy. Except as set forth on Schedule 5.18, (a) the Company has not received any notice of cancellation or non-renewal of any such policies or arrangements nor, to the Company’s Knowledge, is the termination of any of such policies or arrangements threatened, (b) there is no claim pending under any policies with respect to which coverage has been questioned, denied or disputed by the underwriters of such policies, (c) the Company has not received written, or the Company’s Knowledge, oral notice from any of its insurance carriers that any insurance coverage presently provided for will not be available to the Company in the future on similar terms as now in effect (excepting general market pricing increases and coverage limitations) and (d) the Company does not maintain any self-insurance. All premiums due and payable under all such policies have been paid, the Company is not liable for any retroactive premiums or similar payments, and the Company is otherwise in compliance with the terms of such policies.

5.19 Related-Party Transactions. Except as set forth on Schedule 5.19, to the Company’s Knowledge (without any obligation on the Company’s Knowledge persons to investigate), no Equityholder, stockholder, director, officer or employee of the Company (a) owns or has any interest, directly or indirectly, in any property, asset or right, personal or mixed, tangible or intangible, which is used in the Business, (b) has any claim or cause of action against, or owes any amount to, the Company or (c) is a party to any Contract with the Company, other than for normal, Ordinary Course compensation for services as an officer, director or employee thereof. To the Company’s Knowledge (without any obligation on the Company’s Knowledge persons to investigate), no stockholder, director, officer or employee of the Company (i) is a competitor of the Company, (ii) is a party to any transaction, Contract or other arrangement with, the Company, (iii) serves as an officer or director, or in another similar capacity, of any Person whose business directly competes with (A) the Business or (B) any Person that has a Contract with the Company or (iv) owns directly or indirectly on an individual or joint basis (other than in or through beneficial ownership of less than one percent (1%) of the outstanding securities of a publicly-traded company), any interests in any Person whose business competes with the Business. Further, except as set forth on Schedule 5.19, to the Company’s Knowledge, no other related party transactions have been undertaken by the Company except as specifically identified in the notes to the Financial Statements.

5.20 Anti-Corruption.

(a) None of the Company and its directors, officers, employees, agents or third-party representatives (in their capacities as such) (i) has made, authorized, solicited, offered or received any bribe, unlawful rebate, payoff, influence payment, or kickback, (ii) has established or maintained, or is maintaining, any unlawful fund of Company monies or properties, (iii) has made any false or fraudulent entry on the books or records of the Company, (iv) has circumvented the system of internal accounting controls implemented by the Company, (v) has used or is using any funds of the Company for any illegal contributions, gifts, entertainment, hospitality, travel, or other unlawful expenses, (vi) has violated or is violating in any respect any Anti-Corruption Laws, or (vii) has, directly or indirectly, made, offered, authorized, facilitated, received, or promised to make or receive, any payment, contribution, gift, entertainment, bribe, rebate, kickback, financial or other advantage, or anything else of value, regardless of form or amount, to or from any official of a Governmental Entity, any officer or employee of any corporation or other entity owned or controlled by any Governmental Entity, or any other Person in violation of Anti-Corruption Laws, in each case (i) - (vii), in connection with or relating to the Business.

(b) To the Company’s Knowledge, in connection with or relating to the Business, none of the Company and its directors, officers, stockholders, employees, agents or third-party representatives (in their capacities as such) is or has been the subject of any investigation, inquiry or enforcement proceedings by any Governmental Entity regarding any offense or alleged offense under Export Control Laws or Anti-Corruption Laws (including by virtue of having made any disclosure relating to any offense or alleged offense), and no such investigations, inquiries or proceedings are pending or, to the Company’s Knowledge, have been threatened, and to the Company’s Knowledge there is no basis likely to give rise to any such investigation, inquiry or proceeding.

(c) None of the respective directors, officers, employees, or, to the Company’s Knowledge, agents or third-party representatives, of the Company is an official or employee of a Governmental Entity.

5.21 Products Liability; Warranties. Except as set forth on Schedule 5.21, there are no presently pending, or, to the Company’s Knowledge, threatened Legal Proceedings or demand letters relating to any alleged hazard or alleged defect in design, manufacture, materials or workmanship, including any failure to warn or alleged breach of express or implied warranty or representation, relating to any product or service of the Company. Except as may be set forth in the Material Contracts, the Company has not extended to any of its customers any written, product warranties, indemnifications or guarantees outside of the Ordinary Course. True, correct and complete copies of all material correspondence received or sent by or on behalf of the Company, from or to any Governmental Entity with respect to a contemplated or ongoing actual recall, withdrawal, or suspension from the market of any product have previously been made available to Purchaser. The Company is not currently investigating or considering a recall, withdrawal or suspension from the market of any product.

5.22 Customers and Suppliers.

(a) Schedule 5.22(a) sets forth an accurate and complete list of (i) the 20 largest customers and/or licensees of the Company that have been invoiced for items sold or licensed in excess of $10,000 annually, determined on the basis of invoices for items sold or licensed for each of the fiscal years ended December 31, 2022 and December 31, 2023, and (ii) the 20 largest suppliers and licensors of the Company, determined on the basis of total costs of items purchased or licensed for the fiscal years ended December 31, 2022 and December 31, 2023.

(b) None of the customers, suppliers, licensees or licensors listed on Schedule 5.22(a) has indicated that it will stop, or materially decrease the rate of, purchasing or supplying materials, products or services to or from the Company, or otherwise change the terms of its relationship with the Company. To the Company’s Knowledge, there is no reasonable basis to believe any customer, supplier, licensee or licensor listed on Schedule 5.22(a) will stop, or materially decrease the rate of, purchasing or supplying materials, products or services to or from the Company or otherwise adversely change the terms of its relationship with the Company, in any material respect, after, or as a result of, the consummation of the transactions contemplated by this Agreement. To the Company’s Knowledge, there is no reasonable basis that would adversely affect the relationship of the Company with any such customer, supplier, licensor or licensee in any material respect.

5.23 Privacy.

(a) The Company is and has been in compliance in all material respects with all applicable Privacy and Security Requirements. The Company has taken commercially reasonable steps to ensure that Company Data is protected against loss, damage, unauthorized access, acquisition, use, transfer, modification, disclosure or other misuse. This includes implementation of commercially reasonable technical, physical, administrative, and operational security measures designed to protect the confidentiality, integrity, and security of Company Data in its custody or control and Processed by the Company, in material compliance with the Privacy and Security Requirements.

(b) To the extent required by applicable Privacy and Security Requirements, the Company contractually requires all third parties who have access to or receive Personal Information from the Company to materially comply with all applicable Privacy and Security Requirements, and to use commercially reasonable efforts to store and secure all Company Data and to protect against unauthorized Processing of Personal Information.

(c) The Company has not experienced any Security Breaches or Security Incidents, and the Company has not received any written or, to the Company’s Knowledge, any oral notices or complaints from any Person regarding any known or suspected Security Breach or Security Incident, or any unauthorized interference with system operations or security safeguards of IT Systems, including any successful phishing incident or ransomware attack. The Company has not received any written or, to the Company’s Knowledge, any oral complaints, claims or other notices from any Person (including any Governmental Entity) with respect to the Company’s or, to the Company’s Knowledge, any of its agent’s or subcontractor’s Processing of Company Data or the Company’s or any of its agent’s or subcontractor’s compliance with any applicable Privacy and Security Requirements. To the Company’s Knowledge, there is no investigation or enforcement proceeding by any Governmental Entity with respect to the Company’s compliance with any applicable Privacy and Security Requirements.

(d) Where required under applicable Privacy Laws, the Company has obtained necessary registrations or consents from Governmental Entities for Processing of Personal Information necessary in the operation of the business, including registration requirements for data brokers (as such term is defined by applicable Laws). The Company has paid all fees payable for such registrations. The Company has delivered to Purchaser true, correct and complete copies of all Privacy Policies and Privacy Contracts. The Company has posted to its websites and each of its online sites and services, including all mobile applications, if any, terms of use or service and a Privacy Policy that, in all material respects, complies with Privacy Laws and that accurately reflects the Company’s practices concerning the collection, use, and disclosure of Company Data by the Company. The Company has a valid and legal right (whether contractually, by law or otherwise) to access, use or disclose all Company Data that is Processed by or on behalf of the Company in connection with its use and/or operation of its products, services and business. The Company has made all disclosures to, and obtained consent or authorization for, the Processing of Personal Information as required by applicable Privacy and Security Requirements and any other privacy statement published by the Company.

(e) The execution, delivery, or performance of this Agreement and the consummation of the transactions contemplated hereby will not violate any applicable Privacy and Security Requirements or result in or give rise to any right of termination or other right to impair or limit the Company’s rights to own or Process any Company Data used in or necessary for the Ordinary Course of the Company.

(f) The Company has implemented commercially reasonable administrative, physical, organizational, and technical safeguards to protect the confidentiality, integrity, and security of Company Data in its custody or control and processed by the Company, including, to the extent deemed appropriate by the Company, the encryption of all portable devices to protect the operation, confidentiality, integrity, and security of all technology, information systems, and other physical property as related to Company Data received, transmitted, or stored by Company. Such safeguards take into account industry standards and are appropriate for the size, and scope of the Company and the risks reasonably posed to Company Data processed by the Company. All information technology and computer systems, including Software, hardware, networks, interfaces, and related systems, relating to the transmission, storage, maintenance, organization, presentation, generation, processing or analysis of data and information, whether or not in electronic format, used by the Company or necessary to the conduct of the business of the Company (collectively, the “IT Systems”) have been properly maintained, in all material respects, by technically competent personnel, in accordance with standards set by the manufacturers or otherwise in accordance with prudent industry standards, to ensure proper operation, monitoring and use, including with respect to any remote working arrangements. The IT Systems are in good working condition to effectively perform all information technology operations reasonably necessary in the Ordinary Course of the Company, including with respect to any remote working arrangements. There has been no malfunction, failure, continued substandard performance, denial-of-service or other cyber incident, including any cyberattack, or other impairment of the IT Systems that has resulted or is reasonably likely to result in material disruption or damage to the Company.

(g) The Company has employed commercially reasonable steps and procedures to ensure that IT Systems are free from Harmful Code, viruses, malware, Trojan horses, worms, material bugs, faults, disabling codes, vulnerabilities identified in the U.S. National Vulnerability Database maintained by the Department of Homeland Security and National Institute of Standards and Technology, or devices that are reasonably likely to (i) enable or assist any Person to access without authorization IT Systems or any Company Data in IT Systems; or (ii) otherwise adversely affect the functionality of the IT Systems, including implementing and maintaining appropriate backup, disaster recovery plans, Software and hardware support arrangements, procedures and facilities in place that are appropriate to minimize disruption of its business in the event of any material failure of any of the IT systems in accordance with Privacy and Security Requirements.

(h) To the extent required by any Law or Contract, the Company is and has been in material compliance with (i) the PCI DSS and (ii) the related card brand rules; and (iii) requirements in any contracts between the Company and its payment processor and/or acquiring bank. Company has undertaken scans and assessments of its cardholder data environment and successfully remediated all vulnerabilities identified as critical or high level.

(i) The Company has executed and maintains current and valid business associate agreements (as described in 45 C.F.R. §§ 164.502(e) and 164.504(e)) with each (i) Covered Entity (as defined at 45 C.F.R. § 160.103) and Business Associate (as defined at 45 C.F.R. § 160.103) for whom the Company provides services or perform functions or activities that render the Company a Business Associate (“BAA”), and (ii) Subcontractor (as defined at 45 C.F.R. § 160.103) of the Company that is its Business Associate (“Subcontractor BAA”). The Company has not breached any such BAA or Subcontractor BAA, and the Company has not received notice of any Subcontractor’s breach of a Subcontractor BAA with the Company.

(j) To the extent the Company has Processed any Personal Information to create de-identified or anonymized information, as such terms are defined under HIPAA or other Privacy Law (the “De-Identified Information”), the Personal Information has been de-identified in accordance with applicable Privacy and Security Requirements, and, to the extent required under applicable Privacy and Security Requirements, the Company has, or has confirmed that other Persons have, (i) obtained all consents, authorizations, approvals, or other legal permissions from individuals who are the subjects of the Personal Information, (ii) delivered any and all required notifications under applicable Privacy and Security Requirements to such individuals or other Persons, and (iii) obtained any other rights or permissions pursuant to an applicable Contract to use Personal Information, in each case to create, use and disclose the De-Identified Information.

(k) The Company has not made available any Personal Information to any third party owned and controlled artificial intelligence platform, engine, or system.

(l) The Company has implemented and reasonably enforces industry standard and appropriate usage policies governing its employees’, contractors’, and consultants’ use of artificial intelligence platforms, engines, and systems.

(m) The Company has taken commercially reasonable steps to avoid the introduction of inappropriate biases into the training of all artificial intelligence models the Company has trained.

(n) The Company’s usage of artificial intelligence platforms, engines, and systems materially complies with all applicable Privacy Laws.

(o) The Company has the rights and licenses necessary in the Ordinary Course to the artificial intelligence products used in its business.

(p) The Company has technology or processes in place the verify and ensure the quality and accuracy of any predictions or output from their artificial intelligence products and services.

(q) Schedule 5.23(o) sets forth a complete and accurate list of all artificial intelligence platforms, engines, and systems (i) used by the Company in its back-end operations of the products and services offered by the Company, and (ii) incorporated, linked to, or otherwise used by software products and services offered by the Company, including for each the type of artificial intelligence model utilized.

5.24 Brokers’ Fees. Except as set forth on Schedule 5.24, the Company has no Liability to pay any fees or commissions to any broker, investment banker, financial advisor, finder, agent or similar intermediary with respect to the transactions contemplated by this Agreement.

5.25 Sanctions. Neither the Company nor any of its directors, officers, employees, agents or third-party representatives is currently or has been: (a) a Sanctioned Person; (b) operating in, organized in, conducting business with, or otherwise engaging in dealings with or for the benefit of any Sanctioned Person or in any Sanctioned Country; or (c) otherwise in violation of any Sanctions Laws. In connection with or relating to the businesses of the Company, neither the Company nor, to the Company’s Knowledge, any of its directors, officers, employees, agents or third-party representatives (in their capacities as such) is or has been the subject of any investigation, inquiry or enforcement proceedings by any Governmental Entity regarding any offense or alleged offense under Sanctions Laws (including by virtue of having made any disclosure relating to any offense or alleged offense), and, to the Company’s Knowledge, no such investigation, inquiry or proceedings have been threatened and there are no circumstances likely to give rise to any such investigation, inquiry or proceedings.

5.26 Documents Provided. Purchaser has been provided full and complete copies of all documents referred to on each Schedule.

5.27 Healthcare.

(a) The Company and its respective officers, are, and during the past three (3) years have been, in compliance in all material respects with all applicable Healthcare Laws. The Company has not received any written, or to the Company’s Knowledge, oral notice of any alleged violation of any Healthcare Law from either a Governmental Entity or a customer; and no Governmental Entity or customer has imposed a penalty, corrective action plan, or taken any other enforcement action against the Company since inception. The Company has not received any written or, to the Company’s Knowledge, other notice of any pending or threatened audit, investigation or other inquiry in any way relating to compliance with Healthcare Laws and, to the Company’s Knowledge, the Company is not currently the subject of any such audit, investigation or other inquiry.

(b) Neither the Company, its Affiliates, nor, any officer, manager, director, employee, owner, or, to the Company’s Knowledge, any independent contractor of the Company, have been or are currently suspended, excluded or debarred from, or threatened with or currently subject to any action, suit, litigation, arbitration, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding), prosecution, contest, hearing, inquiry, inquest, audit, examination or investigation that (i) is, has been or may in the future be commenced, brought, conducted or heard at Law or in equity or before any Governmental Entity, that is reasonably expected to result in suspension, exclusion or debarment under state or federal statutes or regulations, including under 42 U.S.C. § 1320a-7 or relevant regulations in 42 C.F.R. Part 1001, or (ii) relates to Fraud, domestic violence, forgery, battery, patient brokering, improper use of personal identification information, controlled substances, racketeering, or money laundering.

(c) Neither the Company, its Affiliates, nor any officer or director of the Company, is in receipt of notice of or currently subject to any investigations conducted by any Governmental Entity or customer in connection with a violation, or alleged violation, of, any Healthcare Laws, and at all times during the past ten (10) years, the Company has been, and remains in material compliance with the False Claims Act (31 U.S.C. §§ 3729-3733), the Federal Health Care Program, Anti-Kickback Statute (42 U.S.C. § 1320a-7b(b)), and EKRA (18 U.S.C. § 220)and any similar state and local statutes or other Laws. The Company is not a party to a corporate integrity agreement, monitoring agreement, consent decree, settlement order or similar agreement imposed by any Governmental Entity for any violation of Healthcare Laws, has not made a voluntary disclosure to any Governmental Entity for any violation of Healthcare Laws, and has not made a material disclosure to a Governmental Entity regarding potential repayment obligations arising from actual or potential violations of Healthcare Laws.

(d) The Company does not license, sell, distribute or market, nor ever has licensed, sold, distributed or marketed, any software, product, device, solution, or service offering that is certified as certified health information technology under the Health IT Certification Program of the HHS Office of the National Coordinator for Health Information Technology. The Company has not received any written or oral complaints, claims or other notices from any Person (including any Governmental Entity) alleging that the Company has engaged in information blocking (as defined at 45 C.F.R. § 170.103).

(e) The Company is not, nor ever has been, at any time, enrolled (including as a participating provider or supplier) in, or submitted claims or other requests for payment, or otherwise received payments, for professional, medical, or other items, services, or goods from, any Third-Party Payor, including Medicare, Medicaid, other Federal Health Care Program, or any other program for which any Governmental Entity pays, in whole or in part, for the provision of professional, medical, or other items, services, or goods.

5.28 No Other Representations or Warranties. Except for the representations and warranties specifically set forth in this Article V and in the certificate delivered pursuant to Section 3.1(e), the Company does not make any other representation or warranty with respect to the Company or the Business to Purchaser, whether written or oral, express or implied, at law or in equity, and any such other representations or warranties are hereby expressly disclaimed.

ARTICLE VI

REPRESENTATIONS AND WARRANTIES OF PURCHASER AND MERGER SUB

Purchaser and Merger Sub represent and warrant to the Company that the statements contained in this Article VI are true and correct as of the date of this Agreement and will be correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this Article VI).

6.1 Organization, Qualification and Power. Each of Merger Sub and Purchaser is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware. Each of Merger Sub and Purchaser (a) is duly qualified to conduct business and is in good standing under the Laws of each jurisdiction in which the nature of its business or the ownership or leasing of its assets or properties requires such qualification (except where the failure to be so qualified or in good standing, individually or in the aggregate with any other failures, would not have a Purchaser Material Adverse Effect) and (b) has all requisite corporate power and authority to carry on its business as now being conducted and as proposed to be conducted and to own and use the assets and properties owned and used by it (except where the failure to have such power and authority would not have a Purchaser Material Adverse Effect). Purchaser is not in violation of any provision of its certificate of incorporation or bylaws.

6.2 Authorization of Transaction. Each of Merger Sub and Purchaser has all requisite corporate power and authority to execute, deliver and perform this Agreement and each of the Ancillary Agreements to which it is a party and to perform its obligations hereunder and thereunder. The execution, delivery and performance by Merger Sub and Purchaser of this Agreement and each of the Ancillary Agreements to which it is a party and the consummation by Merger Sub and Purchaser of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary corporate action on the part of Merger Sub and Purchaser. This Agreement has been, and each of the Ancillary Agreements to which Merger Sub or Purchaser are party will be, duly and validly executed and delivered by Purchaser and Merger Sub, as applicable. This Agreement constitutes, and each of the Ancillary Agreements to which Purchaser or Merger Sub is a party will constitute (assuming the due authorization, execution and delivery by the other parties hereto or thereto) a legal, valid and binding obligation of Purchaser or Merger Sub, as applicable, enforceable against Purchaser and Merger Sub, as applicable, in accordance with their terms (subject to the Enforceability Exception).

6.3 Noncontravention. The execution and delivery of this Agreement or the Ancillary Agreements by Purchaser and Merger Sub, and the consummation by Purchaser and Merger Sub of the transactions contemplated hereby or thereby, does not and will not, as the case may be, (a) conflict with or violate any provision of the certificate of incorporation or the bylaws of Purchaser or Merger Sub, (b) require on the part of Purchaser or Merger Sub any declaration or filing with, or any permit, authorization, waiting period expiration or termination, consent or approval of, any Governmental Entity, (c) violate, be in conflict with, result in a breach of, or constitute (with or without due notice or lapse of time or both) a default under, any material Contract to which Purchaser or Merger Sub is a party or (d) assuming the making of all filings as may be required by any Governmental Entity, and the receipt of all permits, authorizations, waiting period expirations or terminations, consents or approvals of, any Governmental Entity as may be required under any Law, violate any Law or Judgment applicable to Purchaser or Merger Sub or any of their respective properties or assets.

6.4 Litigation. There is no Legal Proceeding pending or, to Purchaser’s knowledge, threatened against Purchaser or Merger Sub which in any manner challenges or would otherwise reasonably be expected to prevent, enjoin, alter or materially delay the transactions contemplated by this Agreement.

6.5 Brokers’ Fees. Neither Merger Sub nor Purchaser has any Liability to pay any fees or commissions to any broker, investment banker, financial advisor, finder, agent or similar intermediary with respect to the transactions contemplated by this Agreement.

6.6 Sufficient Funds. Purchaser has or will have sufficient funds to permit Purchaser and Merger Sub to consummate the transactions contemplated by this Agreement and the other agreements, documents or instruments referred to in this Agreement, including the payment in full of the Merger Consideration at Closing and payment in full of the Deferred Merger Consideration pursuant to the terms of Section 2.14.

6.7 No Other Representations or Warranties. Except for the representations and warranties specifically set forth in this Article VI and in the certificate delivered pursuant to Section 3.2(e), Purchaser does not make any other representation or warranty to Equityholders or the Company, whether written or oral, express or implied, at law or in equity, and any such other representations or warranties are hereby expressly disclaimed.

ARTICLE VII

PRE-CLOSING COVENANTS

7.1 Conduct of Business by the Company. From the date hereof until the earlier of the Closing or the termination of this Agreement pursuant to Section 10.1 and subject to this Section 7.1, except as required by Law or with the prior written consent of Purchaser (which consent shall not be unreasonably withheld, conditioned, or delayed), the Company shall use commercially reasonable efforts to conduct the Business and carry on its operations in the Ordinary

Course and in compliance in all material respects with Laws and use its commercially reasonable efforts to (i) keep available the services of the current officers, key employees and consultants of the Company and (ii) preserve the current relationships of the Company with those customers and licensees with which the Company has significant business relations, and the suppliers, licensors and other Persons with which the Company has significant business relations. Without limiting the generality of the foregoing, and except as otherwise contemplated by this Agreement, as set forth in Schedule 7.1, or as required by Law, during such period, the Company shall not without the prior written consent of Purchaser (which consent shall not be unreasonably withheld, conditioned, or delayed):

(a) split, combine, subdivide, reclassify or amend any Company Securities or declare, set aside for payment or pay any dividend, or make any other actual, constructive or deemed distribution in respect of any Company Securities or any other ownership interests or otherwise make any payments to any Equityholder in its capacity as such (other than the repurchase of any Company Securities from former employees, non-employee directors and consultants in accordance with agreements existing as of the date hereof and disclosed to Purchaser providing for the repurchase of shares in connection with any termination of services);

(b) issue, sell or dispose of, or agree to issue, sell or dispose of, any additional ownership interests (including Company Securities) or contingent value, equity appreciation, phantom equity, profit participation or similar rights, or any securities or rights convertible into, exchangeable for, or evidencing the right to subscribe for any Company Securities or other ownership interests, or any rights, warrants, options, calls, commitments or any other Contracts of any character to purchase or acquire any ownership interests or contingent value, equity appreciation, phantom equity, profit participation or similar rights, or any securities or rights convertible into, exchangeable for, or evidencing the right to subscribe for, any ownership interests, except for the issuance of shares of Company Common Stock pursuant to the exercise of Options or the conversion of Company Preferred Stock or Company SAFEs that, in each case, are outstanding as of the date of this Agreement and set forth on Schedule 5.2(a);

(c) adopt any amendments to the Governing Documents (in each case as amended to date) of the Company;

(d) enter into any Contracts related to the acquisition of any business, equity or material portion of the assets of any other Person, whether by merger, sale of equity, sale of assets or otherwise;

(e) enter into any exclusive or sole licensing arrangement regarding any Company Intellectual Property or enter into any non-exclusive licenses, other than those non-exclusive licenses that are entered into in the Ordinary Course and on terms that are similar in all material respects with the terms of the currently existing non-exclusive licenses of the Company;

(f) other than in the Ordinary Course, sell, pledge, transfer, lease, license, guarantee, mortgage, subject to Lien, abandon, allow to lapse, or otherwise dispose of, or authorize the sale, pledge, disposition, transfer, lease, license, mortgage, guarantee of, Lien on, or the abandonment of or allow the lapse of, any of its material assets;

(g) enter into any joint venture agreement or partnership agreement;

(h) make any change in its accounting systems, policies or practices, except as required by GAAP or Laws;

(i) change any method of accounting or accounting period of the Company for Tax purposes, enter into any agreement with any Governmental Entity (including a “closing agreement” under Section 7121 of the Code) with respect to any Tax or Tax Returns of the Company, surrender a right of the Company to a Tax refund, file an amended Income Tax Return, change or revoke any election with respect to Taxes, make any election with respect to Taxes that is inconsistent with past practices, or enter into any agreement to extend or waive the applicable statute of limitations with respect to any Taxes;

(j) (i) incur or assume any Indebtedness or guarantee or otherwise become liable for any Indebtedness of another Person, issue or sell any debt securities or warrants or other rights to acquire any debt securities of the Company, or guarantee any debt securities of another Person, (ii) make any loans, advances (other than advances for travel and other appropriate business expenses in the Ordinary Course) or capital contributions to, or investments in, any other Person, or (iii) cancel any Indebtedness owed to or material claims of the Company;

(k) adopt a plan of complete or partial liquidation, dissolution, merger, business combination, consolidation, restructuring, recapitalization or other reorganization of the Company or file (or consent to the filing of) a petition in bankruptcy court, or redeem (or establish a sinking fund with respect to redemption), purchase or otherwise acquire, directly or indirectly, any Company Securities (other than the repurchase of any Company Securities from former employees, non-employee directors and consultants in accordance with agreements existing as of the date hereof and disclosed to Purchaser providing for the repurchase of equity in connection with any termination of services) or other equity securities or contingent value, equity appreciation, phantom equity, profit participation or similar rights of the Company;

(l) (i) pay, discharge, settle or satisfy any Liabilities, other than the payment, discharge, settlement or satisfaction of (A) any Liabilities in the Ordinary Course, (B) any Liabilities reflected in or reserved against on the Interim Balance Sheet, (C) any Indebtedness of the Company or (D) any Transaction Expenses, (ii) waive any benefits of, or agree to modify in any respect, any noncompetition Contracts to which the Company is a party or (iii) waive any attorney client privilege;

(m) (i) modify or amend any Material Contract in a manner adverse to the Company or (ii) terminate (including by unilaterally declining to renew) any Material Contract to which the Company is a party, or (iii) waive, release or assign any material rights or claims thereunder;

(n) other than in the Ordinary Course, enter into any Contract that, if it were effective on the date hereof, would constitute a Material Contract;

(o) except as required to comply with Law, (i) establish, adopt, enter into, terminate or amend any Employee Benefit Plan (or any plan, program, policy, agreement or arrangement that would be an Employee Benefit Plan if in effect on the date hereof), (ii) increase in any manner the compensation or benefits of any current or former director, officer, employee, independent contractor or consultant of the Company, or otherwise change the terms and conditions of any such individual’s employment or engagement in a manner that reasonably could be considered detrimental to the Company, (iii) pay any compensation or provide any benefit to any such individual not provided for under any Employee Benefit Plan as in existence on the date hereof, (iv) grant any equity-based awards under any Employee Benefit Plan (including the grant of equity options, equity appreciation rights, equity based or equity related awards, performance units or restricted equity, or the removal of existing restrictions in any Employee Benefit Plans or Contract or awards made thereunder) or otherwise, (v) take any action to fund or in any other way secure the payment of compensation or benefits under any employee plan or Contract or Employee Benefit Plan, (vi) alter or take any action to alter the composition of the board of directors of the Company, or change the title of, hire, terminate the employment of, modify the job description or duties of, or alter or waive any right under any employment or consulting agreement with, any individual, or (vii) alter or take any action to alter or waive any right under any Employee Benefit Plan;

(p) consent to allow any insurance policy naming the Company as beneficiary or loss payee to be cancelled or terminated, or instruct any of the Company’s insurance carriers to decrease any current policy coverage limits or materially change the terms of such coverage, other than to increase the coverage in the Ordinary Course and to purchase the Tail Insurance Policy;

(q) commence any Legal Proceeding against any Person (other than for enforcement of this Agreement) or settle or compromise, or pay or agree to pay any amount or perform any obligation in settlement or compromise of, any pending or threatened Legal Proceeding involving the Company or any of its directors, officers, employees or agents or any Company Intellectual Property or Employee Benefit Plan;

(r) modify, amend or terminate, or waive, release or assign any material rights or claims with respect to, any confidentiality or standstill Contract to which the Company is a party;

(s) make or agree to make any commitment for capital expenditures other than as set forth in Schedule 7.1(s) or fail to incur any capital expenditures set forth in Schedule 7.1(s);

(t) accelerate the collection of accounts receivable, delay the payment of any accounts payable or take any other actions with respect to Working Capital outside of the Ordinary Course;

(u) engage in any promotional, sales, discount or other activity for the purpose of, and that would reasonably be expected to have the effect of, accelerating sales prior to the Closing that would otherwise be expected to occur subsequent to the Closing; and

(v) enter into any Contract to do any of the foregoing actions described in subsections (a) through (u).

Purchaser acknowledges and agrees that: (A) nothing contained in this Agreement, including the restrictions set forth in this Section 7.1, shall give Purchaser, directly or indirectly, the right to control or direct the Company’s operations prior to the Closing, (B) prior to the Closing, the Company shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its operations, and (C) notwithstanding anything to the contrary set forth in this Agreement, no consent of Purchaser shall be required with respect to any matter set forth in this Section 7.1 or elsewhere in this Agreement to the extent that the requirement of such consent could, as determined by Purchaser’s counsel, violate any Law.

7.2 Exclusivity.

(a) From the date hereof until the Closing or, if earlier, the termination of this Agreement pursuant to Section 10.1, the Company will not, and the Company will cause each of its directors, officers, employees, agents, subsidiaries, Affiliates, shareholders, equityholders (including the Designated Equityholders) and other Representatives of the Company (each, a “Company Representative”) not to, directly or indirectly, (i) solicit, initiate, consider, accept, knowingly encourage or knowingly facilitate any inquiries or the making of any proposals or offers from any Person (other than Purchaser and its Representatives) concerning (A) any transfer or sale of assets of the Company (not in the Ordinary Course), (B) the issuance of any equity or debt interests of the Company (other than pursuant to the exercise of Options or the conversion of Company Preferred Stock or Company SAFEs that, in each case, are outstanding as of the date of this Agreement and set forth on Schedule 5.2(a)), (C) any acquisition, business combination, amalgamation, change of control, merger or other similar transaction involving the Company, whether structured as an asset sale, equity sale, merger, tender offer, exchange offer or otherwise or (D) any recapitalization or financing, in each case whether directly or indirectly and whether in a single transaction or a series of transactions (collectively, an “Acquisition Proposal”), (ii) participate in any way in any discussion (other than to provide notice as to the existence of these provisions) or negotiation with, or provide any Confidential Information to, or otherwise assist or facilitate, any Person in connection with or relating to any Acquisition Proposal, (iii) approve or recommend, or propose to approve or recommend, whether publicly or to any director or Equityholder, any Acquisition Proposal, or (iv) approve or recommend, or propose to approve or recommend, or execute or enter into, any letter of intent, agreement in principle, merger agreement, acquisition agreement, option agreement or other similar Contract related to any Acquisition Proposal, or propose, whether publicly or to any director, officer or Equityholder, or agree to do any of the foregoing related to any Acquisition Proposal.

(b) From the date hereof until the Closing or, if earlier, the termination of this Agreement pursuant to Section 10.1, each Designated Equityholder and the Company will and will cause each of their respective Representatives to, (i) immediately cease and terminate any existing agreements, discussions, negotiations or other communications with any third party with respect to any Acquisition Proposal, including terminating any such Person’s access to any data room, and (ii) use its commercially reasonable efforts to recover or cause to be destroyed all Confidential Information concerning the Company in the possession of such third parties and their Representatives and advisors (subject to the terms of any confidentiality or non-disclosure agreements with such third parties in place as of the date of this Agreement).

(c) From the date hereof until the Closing or, if earlier, the termination of this Agreement pursuant to Section 10.1, the Company will promptly (but in any event within forty-eight (48) hours) advise Purchaser of, and, communicate to Purchaser in writing the terms and conditions of (and the identity of the Person making), any Acquisition Proposal.

7.3 Notice of Developments. From the date hereof until the Closing, from time to time the Company will give, as promptly as practicable upon becoming aware thereof, written notice to Purchaser of (a) any breach of the Company’s representations and warranties in this Agreement or any Ancillary Agreement (or that the Company reasonably expects to be breached as of the Closing Date) such that the condition in Section 9.2(a) would not be satisfied, (b) any failure of the Company to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by the Company hereunder or thereunder such that the condition in Section 9.2(a) would not be satisfied, (c) any notice or other communication received by it from any Person alleging that the consent of such Person is or may be required, or that such Person intends to exercise rights arising, in connection with or as a result of this Agreement and the transactions contemplated hereunder, except to the extent such consent is already contemplated by the Schedules, and (d) any Legal Proceeding commenced by or against the Company or its assets or the Business. No disclosure by the Company or Designated Equityholders pursuant to the preceding sentence, however, shall be deemed to amend or supplement the Schedules to this Agreement, or to prevent or cure any misrepresentation, breach of warranty, or breach of covenant or to limit or otherwise affect the remedies available hereunder to Purchaser. For clarity, the unintentional failure to give notice under this Section 7.3 shall not be deemed to be a breach of covenant under this Section 7.3 and shall constitute only a breach of the underlying representation, warranty, covenant, agreement or condition, as the case may be.

7.4 Access to Information; Monthly Reports. During the period prior to the earlier of the Closing and the termination of this Agreement pursuant to Section 10.1, the Company shall afford to Purchaser and its Representatives all reasonable access, during normal business hours under the supervision of the Company’s personnel, to all the Company’s key personnel, properties, books, Contracts, commitments and records as Purchaser may reasonably request. During such period, the Company shall make available to Purchaser all other information concerning its business, properties and personnel as Purchaser or its Representatives may reasonably request. From the date hereof until the earlier of the Closing and the termination of this Agreement pursuant to Section 10.1, the Company shall furnish Purchaser and its Representatives monthly financial statements within fifteen (15) days after the end of each month and information of the type and detail currently prepared by the Company and such other financial, operating and other data and information related to the Company as Purchaser or any of its Representatives may reasonably request. Notwithstanding the foregoing, the Company may restrict the foregoing access and information to the extent (i) the Company reasonably believes, after consultation with outside counsel, that the Company is prohibited from providing by reason of applicable Law because it contains personally identifiable information or (ii) it constitutes, or allows access to, information that is protected by attorney-client privilege such that attorney-client privilege will be waived, (A) and is solely and exclusively related to this Agreement or (B) unless and until Purchaser executes a customary common interest agreement with respect to any of such information.

7.5 Appropriate Action; Consents; Filings.

(a) From the date hereof until the earlier of the Closing and the termination of this Agreement pursuant to Section 10.1, each of the parties (other than the Equityholder Representative) to this Agreement shall use commercially reasonable efforts to (i) take, or cause to be taken, all reasonably necessary action, and do, or cause to be done, all things reasonably necessary under Law or otherwise to consummate and make effective the transactions contemplated by this Agreement and to satisfy each condition to the obligations of the other Party hereto as promptly as practicable, including approving and executing any resolutions, documents and instruments reasonably requested by such other Party to effectuate the transactions contemplated hereby, (ii) obtain from any Governmental Entities any consents required to be obtained or made by Purchaser, Equityholders or the Company in connection with the authorization, execution and delivery of this Agreement and the consummation of the transactions contemplated herein, and (iii) within ten (10) Business Days from the execution of this Agreement, make all reasonably necessary filings, and thereafter make any other submissions, with respect to this Agreement, required under any Law. For the avoidance of doubt, Purchaser and the Company shall use commercially reasonable efforts to cooperate with each other in connection with the making of all filings referenced in clause (iii) above, including providing copies of all non-proprietary documents to the non-filing party and its advisors prior to filing and Purchaser shall consult with and consider in good faith the views of the Company in connection therewith. Each such Party shall cooperate fully with the other Party and its Affiliates in connection with taking the actions, seeking the consents and submitting the filings contemplated by this Section 7.5(a). Without limiting the generality of the foregoing, each Party (other than the Equityholder Representative) shall provide to the other (or the other’s respective advisors) upon request copies of all correspondence between such Party and any Governmental Entity relating to the transactions contemplated by this Agreement. The parties may, as they deem advisable and necessary, designate any competitively sensitive materials provided to the other under this Section 7.5(a) as “outside counsel only.” Such materials and the information contained therein shall be given only to outside counsel of the recipient and will not be disclosed by such outside counsel to employees, officers, or directors of the recipient without the advance written consent of the Party providing such materials. In addition, to the extent reasonably practicable, all discussions, telephone calls, and meetings with a Governmental Entity regarding the transactions contemplated by this Agreement shall include representatives of both parties. Subject to Law, the parties will consult and cooperate with each other in connection with any analyses, appearances, presentations, memoranda, briefs, arguments, and proposals made or submitted to any Governmental Entity regarding the transactions contemplated by this Agreement by or on behalf of any Party.

(b) Notwithstanding the foregoing, (x) Purchaser shall not be required to: (A) (1) sell, divest, hold separate, license, cause a third party to acquire, or otherwise dispose of, any Subsidiary, operations, divisions, businesses, product lines, customers or assets of Purchaser, its Affiliates or the Company contemporaneously with or after the Closing and regardless as to whether a third party purchaser has been identified or approved prior to the Closing, (2) accept any operational restriction or take or commit to take such other actions that may limit Purchaser’s, its Affiliates’ or the Company’s freedom of action with respect to, or its ability to retain, one or more of its operations, divisions, businesses, products lines, customers or assets, or (3) propose, negotiate, offer or enter into any Judgment, consent decree, hold separate order or other agreement to effectuate any of the foregoing; or (B) terminate, amend or otherwise modify any Contract or other business relationship as may be required to obtain any necessary clearance of any Governmental Entity or to obtain termination of any applicable waiting period under any applicable antitrust Laws; or (C) defend, contest or resist any action or proceeding, whether judicial or administrative, or to take any action to have vacated, lifted, reversed or overturned any Judgment, in connection with the transactions contemplated by this Agreement; and (y) no Party hereto will agree to extend any waiting period or enter into any agreement or understanding with any Governmental Entity without the prior written consent of the other Party (which consent shall not be unreasonably withheld or delayed).

(c) From the date hereof until the earlier of the Closing and the termination of this Agreement pursuant to Section 10.1, the Company and Purchaser shall use commercially reasonable efforts to give all notices to, and obtain all waivers (including waivers of rights under any Contract with the Company to terminate, amend, accelerate or otherwise modify such Contract), consents and approvals from, all third parties to or from whom such notice, waiver, consent or approval is required as a result of this Agreement or the transactions contemplated hereby under any Contract of the Company.

(d) From the date hereof until the earlier of the Closing, or the termination of this Agreement pursuant to Section 10.1, the Company shall promptly notify Purchaser in writing, or Purchaser shall notify Equityholder Representative in writing, as the case may be, of any pending or threatened Legal Proceeding by any Governmental Entity or any other Person of which it becomes aware (i) challenging or seeking damages in connection with the transactions contemplated hereby, or (ii) seeking to restrain or prohibit the consummation of the transactions contemplated hereby or otherwise limit the right of Purchaser to own or operate all or any portion of the tangible or intangible assets of the Company or all or a portion of the Business.

7.6 Equityholder Consent.

(a) Within one (1) Business Day after the date hereof, the Company will deliver to Purchaser a written consent in lieu of a meeting of the holders of capital stock of the Company executed by the holders of the Requisite Vote adopting and approving this Agreement and the transactions contemplated hereby in accordance with the Governing Documents of the Company, the DGCL and for such other purposes as may be necessary or desirable to effectuate such transactions, in the form attached hereto as Exhibit H. Promptly following delivery of such written stockholder consent, the Company shall deliver to all other stockholders of the Company an information statement that includes all information that is required to be given to such stockholders pursuant to the DGCL in connection with the Merger (including, to the extent applicable, adequate notice of the Merger and a notice of appraisal rights in accordance with Section 262 of the DGCL) (collectively, the “Equityholder Materials”). Prior to the delivery of the Equityholder Materials, the Company will give Purchaser and its counsel a reasonable opportunity, but in no event less than three (3) Business Days, to review and comment on reasonably final drafts of the Equityholder Materials. At the time they are sent and at all times subsequent thereto (through and including the Effective Time) (subject to any reasonable time period needed to prepare and circulate an amendment or supplement as contemplated by the next sentence), the Equityholder Materials will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, not misleading. If, at any time prior to the Effective Time, any event or information should be discovered by the Company which should reasonably be set forth in an amendment or supplement to the Equityholder Materials, then the Company will promptly inform Purchaser of such occurrence, and the Company will deliver to its stockholders such amendment or supplement. The Equityholder Materials will include the recommendation of the board of directors of the Company in favor of this Agreement and the Merger and the conclusion of the board of directors of the Company that the terms and conditions of the Merger are fair and reasonable to, and in the best interests of, the stockholders of the Company.

(b) Promptly following receipt of the Requisite Vote, the Company shall deliver notice thereof, pursuant to the applicable provisions of the DGCL and the Certificate of Incorporation and bylaws of the Company (the “Equityholder Notice”), to all stockholders of the Company that did not execute written consent to this Agreement informing them that this Agreement, the Merger and the other transactions contemplated hereby were adopted and approved by the stockholders of the Company and that appraisal rights are available for their Company Securities pursuant to the DGCL, and shall promptly inform Purchaser of the date on which the Equityholder Notice was sent. Notwithstanding the foregoing, the Company shall give the stockholders of the Company sufficient notice to the effect that no stockholder will be able to exercise appraisal rights if such stockholder has not perfected such appraisal rights in accordance with the DGCL. Prior to the delivery of such Equityholder Notice, the Company will give Purchaser and its counsel a reasonable opportunity, but in no event less than three (3) Business Days, to review and comment on reasonably final drafts of the Equityholder Notice.

7.7 State Takeover Laws. If any “fair price” or “control share acquisition” statute or other similar statute or regulation shall become applicable to the transactions contemplated hereby, Purchaser and its board of directors and the Company and its board of directors shall use commercially reasonable efforts to grant such approvals and take such actions as are reasonably necessary so that the transactions contemplated hereby may be consummated as promptly as practicable on the terms contemplated hereby and otherwise act in a manner reasonable to minimize the effects of any such statute or regulation on the transactions contemplated hereby.

7.8 280G Approval. To the extent that any payments or benefits due (whether or not on a contingent basis) to any Person who could be considered a “disqualified individual” with respect to the Company (as determined in accordance with Section 280G of the Code) in connection with the transactions contemplated hereby, under any Employee Benefit Plan or otherwise, could be deemed, either individually or in the aggregate and whether or not subject to the occurrence of a subsequent event, to be “parachute payments” pursuant to Section 280G of the Code, then prior to the Closing Date, the Company shall use commercially reasonable best efforts to seek the requisite waivers from any and all such “disqualified individuals” necessary to obtain a vote to the effect that no portion of any such “disqualified individual’s” payments or benefits would constitute a “parachute payment” within the meaning of Section 280G(b)(2) of the Code, and, with respect to all such waivers obtained, the Company shall hold an equityholder vote that meets the requirements of Section 280G(b)(5) of the Code. At least five (5) days prior to the Closing Date, the Company shall provide Purchaser with a reasonable opportunity to review and comment upon draft calculations, waivers, vote documents and disclosure documents before such documents are distributed and shall consider and incorporate in good faith any comments of Purchaser with respect thereto. At least two (2) days prior to the Closing Date, the Company shall deliver to Purchaser evidence reasonably satisfactory to Purchaser that (a) no “disqualified individual” has a right or potential right to any payments and/or benefits in connection with the transactions contemplated by this Agreement that could be deemed to constitute “parachute payments” pursuant to Section 280G of the Code, (b) a vote of the equityholders was received in conformance with Section 280G of the Code and the regulations thereunder, or (c) such requisite equityholder approval was not been obtained, and, as a consequence, any payment or benefit that would result in the “disqualified individual’s” receipt of a “parachute payment” has not been and shall not be paid or provided or permitted to be retained.

ARTICLE VIII

ADDITIONAL COVENANTS

8.1 Further Assurances. At any time and from time to time after the Closing, at the reasonable request of Purchaser and without further consideration, the Company and Equityholder Representative and/or the applicable Equityholder shall execute and deliver, or cause to be executed and delivered, such other instruments of sale, transfer, conveyance, assignment and confirmation and take such action as Purchaser may reasonably determine is necessary to transfer, convey and assign to Purchaser, and to confirm Purchaser’s title to or interest in, the Company Securities, to put Purchaser in actual possession thereof and to assist Purchaser in exercising all rights with respect thereto.

8.2 Tax Matters.

(a) Assistance and Cooperation. Purchaser, the Company and Equityholders will cooperate fully, as and to the extent reasonably requested by the other Party, in connection with the filing of Tax Returns pursuant to this Agreement and any Legal Proceeding with respect to Taxes. Such cooperation shall include the retention and (upon the other party’s request) the provision of records and information in its possession which are reasonably relevant to any such audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. Purchaser and the Equityholders agree, upon request, to use their respective commercially reasonable efforts to obtain and the Equityholder Representative shall use its commercially reasonable efforts to cause the applicable Equityholders or the Advisory Group to obtain any certificate or other document from any Governmental Entity or any other Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed with respect to the transactions contemplated by this Agreement. Notwithstanding anything to the contrary herein, the Equityholder Representative shall have no obligation to prepare or file any Tax Returns.

(b) Tax Sharing Agreement. Any Tax Sharing Agreement to which the Company may be a party or under which it may have Liability will be terminated effective, in whole or in part as necessary, as of the Closing. After the Closing, Purchaser, Equityholders and their respective Affiliates will have no further rights or Liabilities thereunder.

(c) Powers of Attorney. Any power of attorney or similar Contract to which the Company may be a party with respect to Taxes will be terminated effective as of the Closing.

(d) Transfer Taxes. Any applicable sales, use, transfer, stamp, documentary, registration, stock transfer, indirect share transfer or similar Taxes (including any penalties and interest) that are, or become due and payable as a result of the transactions contemplated herein, whether such Taxes are imposed by Law on the Company, Equityholders or Purchaser (such Taxes, the “Transfer Taxes”), will be borne by Purchaser.

8.3 Employees.

(a) Until the end of the calendar year in which the Closing Date occurs (the “Benefits Continuation Period”), Purchaser shall provide, or shall cause any of its Subsidiaries to provide, for those employees of the Company who are employed with the Company or any of its Subsidiaries immediately prior to the Effective Time and who continue as employees of Purchaser or any of its Subsidiaries immediately following the Effective Time and during the Benefits Continuation Period (“Continuing Employees”), total compensation (including base salary and base wages, short-term cash incentive compensation and commissions) that is, in the aggregate, substantially comparable to such total compensation provided by the Company to such Continuing during the period immediately prior to the execution of this Agreement.

(b) With respect to any employee benefit plan maintained by Purchaser or its Subsidiaries (collectively, “Purchaser Benefit Plans”) in which any Continuing Employee will participate effective as of the Closing (other than any equity or equity-based plans), Purchaser shall use commercially reasonable efforts to, or cause the Company to, recognize all service of the Continuing Employees with the Company, as the case may be, as if such service were with Purchaser, for vesting and eligibility purposes in any Purchaser Benefit Plan in which such Continuing Employees may be eligible to participate after the Closing Date; provided, however, such service shall not be recognized to the extent that (i) such recognition would result in a duplication of benefits or (ii) such service was not recognized under the corresponding Employee Benefit Plan.

(c) Except to the extent such are required under any insurance contract or insured arrangement, with respect to each group health plan or welfare plan provided by Purchaser as of the Closing Date in which the Continuing Employees are eligible to participate after the Closing Date, Purchaser shall use commercially reasonable efforts to waive or cause to be waived all limitations as to preexisting conditions and waiting periods with respect to participation and coverage requirements applicable to the Continuing Employees.

(d) Purchaser will establish a retention pool for the benefit of certain Continuing Employees who are RSU Recipients and which are selected by mutual agreement of the Company and the Purchaser (the “Retention Pool”). The Retention Pool will be awarded in the form of restricted stock units (“RSUs”) representing an aggregate 2,750,000 shares of Purchaser Common Stock less any amount of retention incentives to be paid to the Continuing Employees who are not RSU Recipients; provided that, the form and amount of any such alternative retention incentives to Continuing Employees who are not Accredited Investors shall be as mutually agreed between Purchaser and the Company, but, in any event, will be subject to the same vesting schedule applicable to the RSUs described in this Section 8.3(d). The RSUs shall be granted under a Purchaser Equity Plan and pursuant to Purchaser’s standard publicly filed form of restricted stock unit award agreement and settled in Purchaser Common Stock upon vesting (“Purchaser RSUs”). The Purchaser RSUs shall be granted within thirty (30) days following the Closing Date and will vest in equal 25% installments on each of the first four (4) anniversaries of the Closing Date, subject to the relevant Continuing Employee’s continued employment with the Company through the applicable vesting date. As soon as practicable after the Effective Time, Purchaser shall file with the Securities and Exchange Commission a registration statement on an appropriate form or a post-effective amendment to a previously filed registration statement under the Securities Act with respect to the Purchaser Common Stock subject to the Purchaser RSUs described in this Section 8.3(d) and shall use its commercially reasonable efforts to maintain the current status of the prospectus contained therein, as well as comply with any applicable state securities or “blue sky” laws, for so long as such Purchaser RSUs remain outstanding.

(e) This Section 8.3 shall be binding upon and inure solely to the benefit of each of the parties to this Agreement, and nothing in this Section 8.3, express or implied, shall confer upon any other Person any rights or remedies of any nature whatsoever under or by reason of this Section 8.3. Nothing contained herein, express or implied, shall be construed to establish, amend or modify any benefit plan, program, agreement or arrangement. The parties hereto acknowledge and agree that the terms set forth in this Section 8.3 shall not create any right in any employee or any other Person to any continued employment with the Company, Purchaser or any of their respective Affiliates or compensation or benefits of any nature or kind whatsoever.

8.4 Indemnification of Directors and Officers.

(a) For a period of six (6) years following the Closing, Purchaser will cause the Company to fulfill and honor in all respects the obligations of the Company to each person who is now, or has been at any time prior to the date hereof or who becomes prior to the Closing an officer or director of the Company (the “D&O Indemnified Parties”) pursuant to the Company’s Governing Documents in effect immediately prior to the date hereof or individual indemnification agreements in effect immediately prior to the date hereof with respect to claims arising out of acts or omissions occurring at or prior to the Closing that are asserted after the Closing. Any claims for indemnification made under this Section 8.4(a) on or prior to the sixth (6th) anniversary of the Closing shall survive such sixth (6th) anniversary until the final resolution thereof.

(b) Prior to the Closing, the Company shall purchase a tail insurance policy (the “Tail Insurance Policy”) for the D&O Indemnified Parties in a form reasonably acceptable to Purchaser, which shall provide such D&O Indemnified Parties with coverage for six (6) years following the Closing in an amount not less than the directors’ and officers’ liability insurance coverage maintained by the Company as of the date hereof and that has other terms not materially less favorable to the D&O Indemnified Parties than the directors’ and officers’ liability insurance coverage maintained by the Company as of the date hereof. Purchaser shall cause the Company to maintain the Tail Insurance Policy in full force and effect and continue to honor the obligations thereunder until the sixth (6th) anniversary of the Closing. The D&O Indemnified Parties will use commercially reasonable efforts to recover under the Tail Insurance Policy prior to seeking recovery from Purchaser under Section 8.4(a). The cost of the Tail Insurance Policy shall be included in the Transaction Expenses. The obligations of Purchaser, the Surviving Corporation, and its successors under this Section 8.4 shall not be terminated, amended, or otherwise modified in such a manner as to adversely affect any D&O Indemnified Party (or his or her heirs, personal representatives, successors, or assigns) without the prior written consent of such D&O Indemnified Party (or his or her heirs, personal representatives, successors, or assigns, as applicable).

8.5 Confidentiality.

(a)

(i) Each Party agrees not to issue any press release or make any other public announcement relating to this Agreement without the prior written approval of the other parties, except that and notwithstanding any provision of any otherwise applicable confidentiality agreement among any of the parties, (A) Purchaser shall have the right, without the need to obtain any prior consent, to make any public disclosure concerning this

Agreement and the transactions contemplated hereby that it reasonably believes is required by securities Laws or listing standards applicable to Purchaser, (B) after the Closing, Purchaser and its Affiliates shall be permitted to issue press releases, make public announcements and communicate with employees, customers and suppliers without the consent or participation of Equityholders or any other Person, and (C) Purchaser reserves the right, without the need to obtain any prior consent, to make disclosures concerning this Agreement and the transactions contemplated hereby to its Representatives.

(ii) Following the Closing, each Equityholder agrees not to disclose or use any Confidential Information, other than disclosure of such Confidential Information to its Representatives and investors or potential investors of the terms of the transactions contemplated by this Agreement; provided such investors and potential investors are subject to confidentiality obligations with respect to the foregoing. If any Equityholder is requested or required pursuant to written or oral questions or requests for information or documents in any Legal Proceeding, Judgment, interrogatory, civil investigation, demand or other similar process to disclose any Confidential Information, then such Equityholder will notify Purchaser promptly of the request or requirement so that Purchaser may seek an appropriate protective order or waive compliance with the provisions of this Section 8.5(a)(ii). If, in the absence of a protective order or the receipt of a waiver hereunder, any Equityholder is, on the advice of counsel, compelled to disclose any Confidential Information to any Governmental Entity or else stand liable for contempt, then such Equityholder may disclose the Confidential Information to the Governmental Entity; provided, however, that the disclosing Equityholder shall use its, his or her reasonable best efforts to obtain, at the request of Purchaser, an order or other assurance that confidential treatment will be accorded to such portion of the Confidential Information required to be disclosed as Purchaser shall designate. The foregoing provisions shall not apply to any Confidential Information that is generally available to the public immediately prior to the time of disclosure unless such Confidential Information is so available due to the actions of a Equityholder.

(b) From and after the Closing, the confidentiality obligations of the parties under the Non-Disclosure Agreement will terminate with respect to all Confidential Information.

8.6 Covenant Not to Compete.

(a) During the Designated Management Equityholder Restricted Period, each Designated Management Equityholder will not, directly or indirectly, in any manner (whether on his own account, or as an owner, operator, manager, consultant, officer, director, employee, investor, agent or otherwise), anywhere in the Applicable Area, other than on behalf of Purchaser and its Affiliates, engage in the Business or any business that competes with the Business, or own any interest in, manage, control, provide financing to, participate in (whether as an owner, operator, manager, consultant, officer, director, employee, investor, agent, representative or otherwise), or consult with or render services for any Person that is engaged in the Business or in any activity that competes with the Business; provided, however, that (i) owning of less than three (3%) of the outstanding stock of any publicly-traded corporation and (ii) passively owning an equity interest in a private equity, venture capital or other investment company in which the Designated Management Equityholder does not (A) have the ability to control or exercise influence over management or investment decisions or (B) consult or advise such private equity, venture capital or other investment company or any of their portfolio companies or with respect to any of the entities in which they have invested, in each case, shall not be deemed to be engaged in the Business solely by reason of such ownership.

(b) During the Other Management Equityholder Restricted Period, each Other Management Equityholder will not, directly or indirectly, in any manner (whether on his own account, or as an owner, operator, manager, consultant, officer, director, employee, investor, agent or otherwise), anywhere in the Applicable Area, other than on behalf of Purchaser and its Affiliates, engage in the Business or any business that competes with the Business, or own any interest in, manage, control, provide financing to, participate in (whether as an owner, operator, manager, consultant, officer, director, employee, investor, agent, representative or otherwise), or consult with or render services for any Person that is engaged in the Business or in any activity that competes with the Business; provided, however, that (i) owning of less than three (3%) of the outstanding stock of any publicly-traded corporation, (ii) performing services for a publicly-traded company that has a division, subsidiary or group that engages in the Business, provided that such Other Management Equityholder has no involvement with such division, subsidiary or group, and (iii) passively owning an equity interest in a private equity, venture capital or other investment company in which the Other Management Equityholder does not (A) have the ability to control or exercise influence over management or investment decisions or (B) consult or advise such private equity, venture capital or other investment company or any of their portfolio companies or with respect to any of the entities in which they have invested, in each case, shall not be deemed to be engaged in the Business solely by reason of such ownership or performance of services, as applicable.

8.7 Covenant Not to Solicit.

(a) During the Designated Management Equityholder Restricted Period or Other Management Equityholder Restricted Period, as applicable, each Designated Management Equityholder and Other Management Equityholder will not, directly or indirectly, in any manner (whether on its own account, or as an owner, operator, manager, consultant, officer, director, employee, investor, agent or otherwise), other than on behalf of Purchaser and its Affiliates, (i) call upon, solicit or provide services to any customer, distributor, sales representative, agent or broker of the Business with the intent of selling or attempting to sell or license any products or services similar to those offered by the Business, (ii) hire or engage, or recruit, solicit or otherwise attempt to employ or engage, or enter into any business relationship with, any Specified Individual, or induce or attempt to induce any Specified Individual to leave such employment or consulting arrangement; provided, that nothing herein shall (A) restrict general public solicitations of employment or engagement, including job postings and search firm inquiries, that are not directed to a Specified Individual, (B) restrict serving as a reference for a Specified Individual, (C) subject to Section 8.6, prevent the solicitation or hiring of any Specified Individual whose employment has been (x) terminated by the Purchaser or its Affiliates or (y) terminated by such Specified Individual (other than due to a solicitation prohibited by this Section 8.7(a)) (and in each case of clauses (x) and (y) at least twelve (12) months have elapsed since such termination), or (iii) in any way interfere with the relationship between the Company and any employee, consultant, customer, distributor, sales representative, broker, supplier, licensee or other business relation (or any identified prospective customer, supplier, licensee or other business relation by the Company on or prior to the Closing Date) of the Company (including by making any negative or disparaging statements or communications regarding the Company or any of its operations, officers, directors or investors).

(b) During the period of two (2) years following Closing (the “Non-Solicitation Period”), each Designated Equityholder (other than the Designated Management Equityholders and Other Management Equityholders) will not, directly or indirectly, in any manner (whether on its own account, or as an owner, operator, manager, consultant, officer, director, employee, investor, agent or otherwise), other than on behalf of Purchaser and its Affiliates, hire or engage, or recruit, solicit or otherwise attempt to employ or engage, or enter into any business relationship with, any Person currently employed by, or, to the knowledge of such Designated Equityholder, providing consulting or other services to, the Company (for clarity, excluding consultants that customarily provide services to multiple clients contemporaneously (e.g., accounting, tax or other professional services providers)) (the “Specified Individuals”), or induce or attempt to induce any Specified Individual to leave such employment or consulting arrangement; provided, that nothing herein shall restrict (i) general public solicitations of employment or engagement, including job postings and search firm inquiries, that are not directed to a Specified Individual, (ii) serving as a reference for a Specified Individual, (iii) the solicitation or hiring of any Specified Individual whose employment has been (x) terminated by the Purchaser or its Affiliates or (y) terminated by such Specified Individual (other than due to a solicitation prohibited by this Section 8.7(b)) (and in each case of clauses (x) and (y) at least twelve (12) months have elapsed since such termination). For clarity, for any Designated Equityholder that is a venture capital, private equity or angel investor, the recruiting and hiring actions of portfolio companies of such Designated Equityholder shall not be imputed to such Designated Equityholder, unless such Designated Equityholder introduces or directs a portfolio company of such Designated Equityholder to the Specified Individual.

8.8 Scope of Covenants. Each Designated Equityholder acknowledges and agrees that (a) the restrictions contained in Section 8.5, Section 8.6 and Section 8.7 applicable to such Designated Equityholder are reasonable in scope and duration and are necessary to protect Purchaser, the Company and the Business and (b) that any breach of Section 8.5, Section 8.6 or Section 8.7 will cause irreparable injury to the Company and Purchaser and upon any breach or threatened breach of any provision of Section 8.5, Section 8.6 or Section 8.7, Purchaser shall be entitled, in addition to any other remedies it may have, to seek injunctive relief, specific performance or other equitable relief without the necessity of proving actual damage or posting bond. The applicable Designated Equityholder shall be liable to pay all costs including reasonable attorneys’ fees which Purchaser may incur in enforcing, to any extent, the provisions of Section 8.5, Section 8.6 or Section 8.7, whether or not litigation is actually commenced and including litigation of any appeal taken or defended by Purchaser in an action to enforce this Agreement. Purchaser may elect to seek one or more of these remedies at its sole discretion on a case by case basis. Failure to seek any or all remedies in one case shall not restrict Purchaser from seeking any remedies in another situation. Such action by Purchaser shall not constitute a waiver of any of its rights.

8.9 Enforcement. If the final judgment of a court of competent jurisdiction declares that any term or provision of Section 8.5, Section 8.6 or Section 8.7 is invalid or unenforceable, then the parties agree that the court making the determination of invalidity or unenforceability shall have the power to reduce the scope, duration or area of the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closer to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified after the expiration of the time within which the judgment may be appealed. The existence of any claim or cause of action by any Designated Equityholder against Purchaser, the Company or any of their respective Affiliates, whether predicated on this Agreement or otherwise, will not (a) constitute a defense to the enforcement by Purchaser of the provisions of Section 8.5, Section 8.6, Section 8.7 or Section 8.12 which Sections will be enforceable notwithstanding the existence of any breach by Purchaser or the Company or (b) limit, in any way, the remedies of Purchaser or the Company hereunder. Notwithstanding the foregoing, Designated Equityholders will not be prohibited from pursuing such claims or causes of action against Purchaser or the Company.

8.10 Tolling. In the event of the breach of any restrictive covenant contained in Section 8.6 or Section 8.7, the running of the applicable Restricted Period, if applicable, shall be automatically tolled and suspended for the amount of time that the breach continues, and shall automatically recommence when the breach is remedied so that Purchaser shall receive the benefit of each Designated Equityholder’s compliance with the restrictive covenants contained herein for the full term of such Restricted Period.

8.11 Transition. No Equityholder shall take any action that is designed or intended to have the effect of discouraging any lessor, licensor, customer, supplier, or other business associate of the Company from maintaining the same business relationships with the Company after the Closing as it maintained with the Company prior to the Closing.

8.12 Release.

(a) Each Equityholder, for itself, and its Affiliates (for clarity, excluding any portfolio company of any venture capital, private equity or angel investor), and each of their respective heirs, personal representatives, successors and assigns (collectively, the “Releasors”), hereby (a) forever fully and irrevocably releases and discharges Purchaser, the Company, each of their respective Subsidiaries, and each of their respective predecessors, successors, direct or indirect subsidiaries and past and present stockholders, members, managers, directors, officers, employees, agents, and other representatives (collectively, the “Released Parties”) from any and all actions, suits, claims, demands, debts, agreements, obligations, promises, judgments, or liabilities of any kind whatsoever in law or equity and causes of action of every kind and nature, or otherwise (including, claims for damages, costs, expense, and attorneys’, brokers’ and accountants fees and expenses) arising out of or related to events, facts, conditions or circumstances existing or arising on or prior to the Closing Date regarding the Equityholder’s relationship with the Company as a holder of securities (including any promises of equity not included on the Updated Allocation Schedule), employee or a service provider, which the Releasors can, shall or may have against the Released Parties, whether known or unknown, suspected or unsuspected or unanticipated or anticipated (collectively, the “Released Claims”), and (b) irrevocably agree to refrain from directly or indirectly asserting any claim or demand or commencing (or causing to be commenced) any Legal Proceeding against any Released Party based upon any Released Claim. Notwithstanding the preceding sentence of this Section 8.12, “Released Claims” does not include, and the provisions of this Section 8.12 shall not release or otherwise diminish (i) the obligations of any Party set forth in or arising under any provisions of this Agreement or the Ancillary Agreements and (ii) any rights to continuing indemnification, exculpation or expense advancement of any D&O Indemnified Party, (iii) with respect to any Equityholder that is or was an employee or other service provider of the Company, (A) to the extent included in the calculation of Working Capital or Transaction Expenses, rights to accrued but unpaid wages, salaries or other cash compensation due to he, she or it that remain unpaid as of the date hereof, (B) to the extent included in the calculation of Working Capital or Transaction Expenses, rights to reimbursements for reasonable and necessary business expenses incurred and documented prior to the date hereof and consistent with prior expenditures, (C) unreimbursed claims under employee health and welfare plans, consistent with terms of coverage, and (D) the entitlement of the Equityholder to continuation coverage benefits or any other similar benefits required to be provided by Law, (iv) rights that may not be released as a matter of Law, and (v) any rights under agreements other than the Ancillary Agreements entered into with Purchaser or its Affiliates in connection with the Merger or arising under Purchaser’s employee benefit plans.

(b) Each Equityholder and Purchaser acknowledge that the Laws of certain states (including Section 1542 of the California Civil Code) provide substantially the following: “A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS THAT THE CREDITOR OR RELEASING PARTY DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE AND THAT, IF KNOWN BY HIM OR HER, WOULD HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR OR RELEASED PARTY.” Each Releasor who may have rights under Section 1542 of the Civil Code of the State of California hereby (1) represents, warrants and acknowledges that such Releasor has been fully advised by such Releasor’s attorney of the contents of Section 1542 of the Civil Code of the State of California and understands the implications thereof and (2) expressly waives the benefits of Section 1542 of the Civil Code of the State of California and any rights that such Releasor may have thereunder.

ARTICLE IX

CONDITIONS TO OBLIGATION TO EFFECT THE MERGER

9.1 Conditions to Each Party’s Obligation. The respective obligations of each Party to consummate the transactions contemplated by this Agreement, shall be subject to the satisfaction at or prior to the Closing of the following conditions:

(a) No Injunction or Restraint. There shall not be in effect any Law or any temporary or permanent restraining order, decree, ruling or other Judgment of a Governmental Entity of competent jurisdiction directing that the transactions contemplated hereby not be consummated, or making consummation of the transactions contemplated hereby unlawful, or otherwise limiting or restricting ownership or operation of the Business;

(b) No Legal Proceeding. No Legal Proceeding before any Governmental Entity shall be pending or threatened in writing wherein an unfavorable Judgment would prevent the carrying out of this Agreement, any Ancillary Agreement or any of the transactions contemplated hereby and thereby, declare unlawful the transactions contemplated hereby and thereby, cause such transactions to be rescinded, or which could reasonably be expected to affect the right of Purchaser to own, operate, or control all or a material portion of its or the Company’s assets; and

(c) Regulatory Approvals. There shall be no pending, threatened or outstanding investigation or challenge by any Governmental Entity with respect to the transactions contemplated by this Agreement. All applicable Governmental Entities shall have taken such action as is required (it being understood that as of the date of this Agreement, no filing under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, or foreign antitrust laws is required) with respect to compliance with all other Laws (including other antitrust and competition Laws) to permit the consummation of the transactions contemplated hereby and such actions shall remain in full force and effect.

9.2 Conditions to Purchaser’s and Merger Sub’s Obligation. The obligations of Purchaser and Merger Sub to consummate the transactions contemplated by this Agreement, shall be subject to the satisfaction, or waiver by Purchaser, at or prior to the Closing, of the following additional conditions:

(a) Accuracy of Warranties and Performance of Covenants. (i) The Designated Equityholder Fundamental Representations and Company Fundamental Representations shall be true and correct in all material respects as if made on and as of the Closing Date (except those representations and warranties that address matters only as of a specified date, which shall be true and correct in all material respects as of that specified date) and (ii) the representations and warranties (other than the Designated Equityholder Fundamental Representations and Company Fundamental Representations) of Designated Equityholders and the Company (disregarding all qualifications, references and exceptions contained therein regarding “materiality”, “Material Adverse Effect” or other similar materiality qualifications, references or exceptions) shall be true and correct in all respects as if made on and as of the Closing Date (except those representations and warranties that address matters only as of a specified date, which shall be true and correct in all respects as of that specified date), except where the failure of such representations and warranties to be true and correct have not had, individually or in the aggregate, a Material Adverse Effect. The Company and Designated Equityholders shall have performed in all material respects all of the obligations and complied in all material respects with all of the covenants, agreements and conditions set forth in this Agreement or any Ancillary Agreement required to be performed or complied with by the Company or Designated Equityholders on or prior to the Closing Date;

(b) No Material Adverse Effect; No Legal Proceedings. There shall not have occurred any Material Adverse Effect that is continuing; and no Legal Proceeding shall be pending by any Governmental Entity or threatened in writing by any Governmental Entity which would reasonably be expected to adversely affect the right of Purchaser to own, operate or control the Company, the Business or any of their Intellectual Property;

(c) Requisite Vote; Letters of Transmittal; Appraisal Rights. (i) Evidence that the Requisite Vote was obtained shall have been delivered to Purchaser, (ii) Equityholders owning ninety-five percent (95%) of the outstanding Common Stock and Preferred Stock (counted as a single class on an as-converted to Common Stock basis) shall have executed and delivered either a counterpart signature page to this Agreement or a Joinder Agreement in the form attached hereto as Exhibit I, and (iii) no Equityholders holding in excess of five percent (5%) of such outstanding shares shall have exercised their appraisal rights under Section 262 of the DGCL;

(d) Required Deliveries. The Company or Equityholder Representative (with respect to Section 3.1(d)) shall have made, or caused to be made, each of the deliveries required by Section 3.1; and

(e) Employees. (i) Each of the Persons identified as “Key Employees” on Schedule 9.2(e) and (ii) all but one of the Persons identified as “Other Employees” on Schedule 9.2(e) shall continue to be employed by the Company and not have delivered any notice to the Company of any intention to leave the employ of the Company or Purchaser.

9.3 Conditions to the Company’s Obligation. The obligations of the Company to consummate the transactions contemplated by this Agreement, shall be subject to the satisfaction or waiver by the Company, at or prior to the Closing, of the following additional conditions:

(a) Accuracy of Warranties and Performance of Covenants. The representations and warranties of Purchaser and Merger Sub (disregarding all qualifications, references and exceptions contained therein regarding “materiality”, “Purchaser Material Adverse Effect” or other similar materiality qualifications, references or exceptions) shall be true and correct in all respects in each case as if made on and as of the Closing Date (except those representations and warranties that address matters only as of a specified date, which shall be true and correct in all respects as of that specified date), except where the failure of such representations and warranties to be true and correct have not had and would not reasonably be expected to have, individually or in the aggregate, a Purchaser Material Adverse Effect. Purchaser shall have performed in all material respects all of the obligations and complied in all material respects with all of the covenants, agreements and conditions set forth in this Agreement or any Ancillary Agreement required to be performed or complied with by Purchaser on or prior to the Closing; and

(b) Required Deliveries. Purchaser shall have made, or caused to be made, each of the deliveries required by Section 3.2.

ARTICLE X

TERMINATION

10.1 Termination. This Agreement may be terminated at any time prior to the Closing:

(a) by mutual written consent of Purchaser and the Company;

(b) by either Purchaser or the Company, if:

(i) the Closing shall not have occurred by the date that is sixty days following the date hereof (the “Outside Date”), unless the failure to consummate the Closing is the result of a breach of this Agreement by the Party seeking to terminate this Agreement; or

(ii) if there shall be any Law that makes consummation of the transactions contemplated hereby illegal or otherwise prohibited or if any Judgment enjoining Purchaser, Merger Sub, the Company or the Equityholders from consummating the transactions contemplated hereby is entered and such Judgment shall become final and nonappealable;

(c) by the Company (provided that each Designated Equityholder and the Company is not then in material breach of any of its representations, warranties, covenants or agreements under this Agreement), if Purchaser shall have breached any of its respective representations, warranties, covenants, obligations or other agreements under this Agreement; provided, however, that (i) the breach of the representation, warranty, covenant, obligation or other agreement is incapable of being cured or has not been cured by Purchaser on or prior to the date which is thirty (30) calendar days immediately following written notice by the Company to Purchaser of such breach or failure to perform and (ii) such uncured breach or failure would result in any condition to the obligations of the Company set forth in Section 9.1 or Section 9.3 not being satisfied;

(d) by Purchaser (provided that it is not then in material breach of any of its representations, warranties, covenants or agreements under this Agreement) if any Designated Equityholder or the Company has breached any of its representations, warranties, covenants, obligations or other agreements under this Agreement; provided, however, that (i) the breach of the representation, warranty, covenant, obligation or other agreement is incapable of being cured or has not been cured by the Company or such Designated Equityholder on or prior to the date which is thirty (30) calendar days immediately following written notice by Purchaser to the Company or such Designated Equityholder of such breach or failure to perform and (ii) such uncured breach or failure would result in any condition to the obligations of Purchaser set forth in Section 9.1 or Section 9.2 not being satisfied;

(e) by Purchaser if there shall have been a Material Adverse Effect which (A) cannot by its nature be cured or (B) if curable, shall not have been cured within thirty (30) calendar days immediately following written notice by Purchaser to the Company of such a Material Adverse Effect; or

(f) by Purchaser, if within one (1) Business Day of the date hereof, a written consent of the Equityholders representing the Requisite Vote approving the merger in the form attached hereto as Exhibit H has not been obtained and delivered to the Company and Purchaser.

The Party desiring to terminate this Agreement pursuant to Sections 10.1(b) through 10.1(e) shall give written notice of such termination to the other parties in accordance with Section 11.13.

10.2 Effect of Termination. In the event of a termination of this Agreement as provided in Section 10.1, this Agreement shall forthwith become void, and there shall be no Liability on the part of Purchaser, Merger Sub or the Company, except with respect to Section 8.5(a)(i), this Article X and Article XI; provided, however, that nothing herein shall relieve any Party from liability for any breach, default or failure to fulfill any representation, warranty, covenant or agreement hereunder or pursuant to any Ancillary Agreement on or prior to the date of such termination or in the event of common law fraud under applicable Laws.

ARTICLE XI

MISCELLANEOUS

11.1 No Survival of Representations and Warranties.

(a) None of the representations and warranties or covenants to be performed prior to the Closing contained in this Agreement or in any certificate delivered by or on behalf of the Company pursuant to this Agreement shall survive the Closing Date, except for purposes of any claim of Fraud (which Fraud claim may be brought solely against the Person(s) who committed such Fraud or any other Person(s) who had actual knowledge of such Fraud prior to the date hereof (or prior to the Closing in the case of any Fraud committed after the date hereof)). From and after the Closing, Purchaser’s sole and exclusive recourse and remedy for the inaccuracy or breach of a representation or warranty or covenant to be performed prior to the Closing made by the Company or the Designated Equityholders in this Agreement or in any certificate delivered by or on behalf of the Company pursuant to this Agreement (other than in the case of Fraud (which Fraud claim may be brought solely against the Person(s) who committed such Fraud or any other Person(s) who had actual knowledge of such Fraud prior to the date hereof (or prior to the Closing in the case of any Fraud committed after the date hereof))) shall be to assert a claim under the R&W Policy, if any. After the Closing, Purchaser may not bring a claim against the Company or the Equityholders for the inaccuracy or breach of a representation or warranty or covenant to be performed prior to the Closing (other than in the case of Fraud (which Fraud claim may be brought solely against the Person(s) who committed such Fraud or any other Person(s) who had actual knowledge of such Fraud prior to the date hereof (or prior to the Closing in the case of any Fraud committed after the date hereof))) made by the Company or the Equityholders in this Agreement or in any certificate delivered by or on behalf of the Company pursuant to this Agreement. None of the representations and warranties made by Purchaser in this Agreement or in any certificate delivered by Purchaser pursuant to this Agreement shall survive the Closing, except the representations and warranties set forth in Section 6.6 and Section 11.1(b). This Section 11.1 does not limit any covenant of the Parties which, by its terms, contemplates performance after the Closing Date. For the avoidance of doubt, the covenants of the Parties pursuant to Article VII and Article VIII shall survive the Closing Date and shall require performance after the Closing Date in accordance with their terms.

(b) Independent Investigation. In entering into this Agreement, Purchaser and Merger Sub acknowledge that they have relied solely upon their own independent investigation, review and analysis of the Company and not on any factual representations or opinions of the Company or its Representatives (except for the representations and warranties contained in Article IV and Article V). Except for the representations and warranties contained in Article IV and Article V, Purchaser and Merger Sub acknowledge and agree that none of the Company or its Representatives nor any other Person makes, and Purchaser and Merger Sub are not relying on, any other express, implied or statutory representation or warranty with respect to the Company or otherwise, including with respect to any projections, forecasts, estimates and budgets for the Company.

(c) Letter of Transmittal. To the extent Purchaser incurs any Losses arising from a breach of the Letter of Transmittal of any Equityholder that may be covered by the R&W Policy (e.g., as a breach of Section 5.2 (Capitalization and Subsidiaries), Purchaser shall first seek recourse from and against the R&W Policy to the fullest extent permitted thereby prior to seeking any recourse against such Equityholder for such Losses (to the extent doing so would not preclude Purchaser’s ability to recover under the R&W Policy for other then-pending claims against the R&W Policy by consuming coverage amounts otherwise available for such other then-pending claims).

11.12 Equityholders’ Approval. By executing and delivering a Letter of Transmittal pursuant to Section 2.8(b), an Escrow Participant will be deemed to have approved of and consented to the terms and provisions of this Section 11.2, the appointment of Equityholder Representative pursuant to Section 11.15 and a waiver of their appraisal rights under Section 262 of the DGCL (if any).

11.3 Governing Law. This Agreement and the Ancillary Agreements shall be governed by and construed in accordance with the internal Laws of the State of Delaware without reference to such state’s or any other jurisdiction’s principles of conflicts of law.

11.4 Forum Selection; Consent to Jurisdiction; Waiver of Jury Trial.

(a) Any Legal Proceeding against Purchaser, Merger Sub, the Company, Equityholder Representative or a Equityholder arising out of, or with respect to, this Agreement or any Judgment entered by any court in respect thereof shall be brought exclusively in the state or federal courts located in the State of Delaware (the “Designated Courts”), and such parties accept the exclusive jurisdiction of the Designated Courts for the purpose of any Legal Proceeding. Each of Purchaser, Merger Sub the Company, Equityholder Representative and Equityholders agree that service of any process, summons, notice or document by U.S. registered mail addressed to such Party in accordance with the addresses set forth in Section 11.13 shall be effective service of process for any Legal Proceeding brought against such Party in any such court. Purchaser hereby designates the individual listed in Section 11.13 to whom notice may be given on behalf of Purchaser as its true and lawful agent upon whom may be served any lawful process in any Legal Proceeding instituted by or on behalf of the Company or Equityholders. Each Equityholder hereby designates Equityholder Representative as its true and lawful agent upon whom may be served any lawful process in any Legal Proceeding instituted by or on behalf of Purchaser.

(b) In addition, each of Purchaser, Merger Sub, the Company, Equityholder Representative and Equityholders hereby irrevocably waives, to the fullest extent permitted by Law, any objection which it may now or hereafter have to the laying of venue of any Legal Proceeding arising out of or relating to this Agreement in any Designated Court or any Judgment entered by any of the Designated Courts and hereby further irrevocably waives any claim that any Legal Proceeding brought in the Designated Courts has been brought in an inconvenient forum.

11.5 Severability. If any provision of this Agreement, or the application thereof, shall for any reason and to any extent be invalid or unenforceable, the remainder of this Agreement and application of such provision to other Persons or circumstances shall be interpreted so as best to effect reasonably the intent of the parties hereto. Including as set forth in Section 8.9, the parties further agree to replace such invalid or unenforceable provision of this Agreement with a valid and enforceable provision which shall achieve, to the extent possible, the economic, business and other purposes of the void or unenforceable provision.

11.6 Entire Agreement. This Agreement (with all of the exhibits, appendices and schedules appended hereto and thereto), the Non-Disclosure Agreement and the Ancillary Agreements constitute the entire agreement among the parties with respect to the subject matter hereof and thereof and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof and thereof.

11.7 Successors and Assigns. This Agreement is binding upon and inures to the benefit of the parties to this Agreement and their respective successors and assigns, but is not assignable by any of the parties without the prior written consent of the other parties; provided, that, without the consent of Equityholders or the Company, Purchaser may assign (a) this Agreement or any part thereof to any Subsidiary or Affiliate of Purchaser, (b) its rights under this Agreement for collateral security purposes to any lenders providing financing to Purchaser, the Company, or any of their respective Affiliates and (c) its rights to indemnification under this Agreement upon a sale or transfer of all or substantially all of the Company’s equity or assets; provided, that any assignment by Purchaser pursuant to subsection (a) above shall not relieve Purchaser from any of its obligations hereunder.

11.8 Third Party Beneficiaries. Each Party intends that this Agreement does not benefit or create any right or cause of action in or on behalf of any Person other than the parties to this Agreement, except that each of the Parties acknowledge and agree that the D&O Indemnified Parties are intended third-party beneficiaries of Section 8.4 and the Non-Recourse Parties are intended third-party beneficiaries of Section 11.17.

11.9 Counterparts. This Agreement may be executed in any number of counterparts, including counterparts transmitted by e-mail, each of which shall be an original as against any Party whose signature appears thereon and all of which together shall constitute one and the same instrument. This Agreement shall become binding when one or more counterparts hereof, individually or taken together, shall bear the signatures of all of the parties reflected hereon as signatories.

11.10 Expenses. Except as otherwise specifically provided herein, all expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the Party on whose behalf such expenses were incurred.

11.11 Amendment. This Agreement may be amended or modified prior to the Closing only by an instrument in writing duly executed by Purchaser and the Company. To the extent permitted by Law, Purchaser and Equityholder Representative may cause this Agreement to be amended at any time after the Closing by execution of an instrument in writing duly executed by Purchaser and Equityholder Representative.

11.12 Waiver. Any waiver by any Party hereto must be in writing and shall constitute a waiver only with respect to the specific matter described in such writing and shall in no way impair the rights of the Party granting such waiver in any other respect at any other time. Neither the waiver by any of the parties hereto of a breach of or a default under any of the provisions of this Agreement, nor the failure by any of the Parties, on one or more occasions, to enforce any of the provisions of this Agreement or to exercise any right or privilege hereunder, shall be construed as a waiver of any other breach or default of a similar nature, or as a waiver of any of such provision, right or privilege hereunder.

11.13 Notices. Any notice provided for or permitted under this Agreement shall be treated as having been given (a) when delivered personally, (b) on the date sent by e-mail of a PDF document (with confirmation of receipt) if sent during normal business hours of the recipient, and on the next Business Day if sent after normal business hours of the recipient, or (c) when received by the addressee if sent by commercial overnight courier with written verification of receipt; provided that with respect to notices delivered to the Equityholder Representative, such notices must be delivered solely be e-mail, to the Party to be notified, at the address set forth below, or at such other place of which the other Party has been notified in accordance with the provisions of this Section 11.13.

If to Equityholder Representative or any Equityholder:	Fortis Advisors LLC E-mail: notices@fortisrep.com Attention: Notices Department (Cascade Bio, Inc.)

If to Company (prior to the Closing), to:	Cascade Bio, Inc. d/b/a ScienceIO 24 W 25th Street New York, NY 10010 E-mail: Will Manidis Attention: will@science.io

In each case, with a copy (which shall not constitute notice) to:

Gunderson Dettmer Stough Villeneuve Franklin & Hachigian, LLP

3570 Carmel Mountain Road

San Diego, CA 92130

Attention: Ryan Gunderson

E-mail: ryangunderson@gunder.com

550 Allerton Street

Redwood City, CA 94063

Attention: Andrew Luh

E-mail: aluh@gunder.com

If to Purchaser or Merger Sub:	Veradigm Inc. 222 Merchandise Mart Plaza, Suite 204 Chicago, IL 60654 Attention: SVP and Corporate Secretary Email: eric.jacobson@veradigm.com

With copy (which shall not constitute notice) to:	McDermott Will & Emery LLP 444 West Lake Street Chicago, IL 60606 E-mail: jtamisiea@mwe.com Attention: John Tamisiea

11.14 No Joint Venture. Nothing contained in this Agreement shall be deemed or construed as creating a joint venture or partnership between or among any of the Parties hereto. No Party is by virtue of this Agreement authorized as an agent, employee or legal representative of any other Party. No Party shall have the power to control the activities and operations of any other Party and their status is, and at all times shall continue to be, that of independent contractors with respect to each other. No Party shall have any power or authority to bind or commit any other Party. No Party shall hold itself out as having any authority or relationship in contravention of this Section 11.14.

11.15 Equityholder Representative.

(a) Designation. By virtue of approval of the Merger and this Agreement, effective as of the Closing Date and without further act of any Equityholder or the Company, Equityholder Representative hereby is designated and shall serve as the representative, exculsive agent and true and lawful attorney-in-fact for each Equityholder under this Agreement, the Escrow Agreement and the Equityholder Representative Engagement Agreement to take or refrain from taking any and all actions on behalf of Equityholders pursuant to this Agreement, the Escrow Agreement and the Equityholder Representative Engagement Agreement, including in connection with the determination of the Merger Consideration and the related disbursements from escrow and the Deferred Merger Consideration and any associated elections. Without limiting the generality of the foregoing, Equityholder Representative has full and exclusive power and authority, on behalf of each Equityholder and such Equityholder’s successors and assigns, to: (i) interpret the terms and provisions of this Agreement, the Escrow Agreement and the Equityholder Representative Engagement Agreement, (ii) execute and deliver and receive deliveries of all agreements, certificates, statements, notices, approvals, extensions, waivers, undertakings, amendments, and other documents required or permitted to be given in connection with the consummation of the transactions contemplated by this Agreement, the Escrow Agreement and the Equityholder Representative Engagement Agreement, (iii) receive service of process in connection with any claims under this Agreement or the Escrow Agreement, (iv) agree to, negotiate, bring action regarding, enter into settlements and compromises of, assume the defense of claims, the Deferred Merger Consideration or any Objections Statement, comply with orders of courts with respect to such claims, the Deferred Merger Consideration or any Objections Statement, and to take or refrain from taking all actions necessary or appropriate in the judgment of Equityholder Representative in connection with such claims, the Deferred Merger Consideration or any Objections Statement, (v) give and receive notices and communications, (vi) authorize delivery to Purchaser of the Adjustment Escrow Amount or any portion thereof in satisfaction of claims brought by Purchaser for Losses, (vii) object to such deliveries, (viii) authorize the distribution of the Adjustment Escrow Amount and any earnings and proceeds thereon, (ix) incur and pay expenses on behalf of the Equityholders and (x) take or refrain from taking all actions necessary or appropriate in the sole judgment of Equityholder Representative on behalf of Equityholders in connection with this Agreement, the Escrow Agreement or the Equityholder Representative Engagement Agreement. Notwithstanding the foregoing, the Equityholder Representative shall have no obligation to act on behalf of the Equityholders, except as expressly provided in this Agreement, the Escrow Agreement and in the Equityholder Representative Engagement Agreement, and for purposes of clarity, there are no obligations of the Equityholder Representative in any ancillary agreement, schedule, exhibit or the Schedules to this Agreement. Notwithstanding anything to the contrary herein, in the event of a claim hereunder against a single Equityholder, and not all Equityholders, such affected Equityholder shall be entitled to control the defense of such claim. No bond shall be required of Equityholder Representative. The Equityholder Representative shall be entitled to: (A) rely upon the Updated Allocation Schedule, (B) rely upon any signature reasonably believed by it to be genuine, and (C) reasonably assume that a signatory has proper authorization to sign on behalf of the applicable Equityholder or other party

(b) Authority. Purchaser shall be entitled to rely on any decision, act, consent or instruction taken by Equityholder Representative, on behalf of Equityholders under this Agreement, the Escrow Agreement or the Equityholder Representative Engagement Agreement (each, an “Authorized Action”), and each Authorized Action shall be binding on each Equityholder and such Equityholder’s successors as if expressly confirmed and ratified in writing by such Equityholder, and all defenses which may be available to any Equityholder to contest, negate or disaffirm the action of the Equityholder Representative taken in good faith under this Agreement, the Escrow Agreement or the Equityholder Representative Engagement Agreement are waived. The powers, immunities and rights to indemnification granted to the Equityholder Representative Group hereunder: (i) are coupled with an interest and shall be irrevocable and survive the death, incompetence, bankruptcy or liquidation of any Equityholder and shall be binding on any successor thereto, and (ii) shall survive the delivery of an assignment by any Equityholder of the whole or any fraction of his, her or its interest in the Escrow Fund.

(c) Duties of Equityholder Representative. Equityholder Representative is not, by virtue of serving as Equityholder Representative, a fiduciary of Equityholders or any other Person. Equityholder Representative has no personal responsibility or liability for any representation, warranty or covenant of Equityholders.

(d) Exculpation; Indemnification. Certain Equityholders have entered into an engagement agreement (the “Equityholder Representative Engagement Agreement”) with the Equityholder Representative to provide direction to the Equityholder Representative in connection with its services under this Agreement, the Escrow Agreement and the Equityholder Representative Engagement Agreement (such Equityholders, including their individual representatives, collectively hereinafter referred to as the “Advisory Group”). Neither the Equityholder Representative nor its members, managers, directors, officers, contractors, agents and employees nor any member of the Advisory Group (collectively, the “Equityholder Representative Group”), shall be liable to any Equityholder for any action or failure to act in connection with the acceptance or administration of the Equityholder Representative’s responsibilities hereunder, under the Escrow Agreement or under the Equityholder Representative Engagement Agreement, unless and only to the extent such action or failure to act constitutes bad faith, fraud, gross negligence or willful misconduct. The Equityholders (severally, in accordance with their Pro Rata Percentages) will indemnify, defend and hold harmless the Equityholder Representative Group from and against any and all losses, liabilities, damages, claims, penalties, fines, forfeitures, actions, fees, costs and expenses (including the fees disbursements and expenses of counsel and experts and their staffs and all expense of document location, duplication and shipment and in connection with seeking recovery from insurers), judgements and amounts paid in settlement (collectively, “Representative Losses”) arising out of or in connection with Equityholder Representative’s execution and performance of this Agreement, the Escrow Agreement or the Equityholder Representative Engagement Agreement, in each case as such Representative Loss is suffered or incurred; provided, that in the event that any such Representative Loss is finally adjudicated to have been directly caused by the bad faith, fraud, gross negligence or willful misconduct of Equityholder Representative, Equityholder Representative will reimburse Equityholders the amount of such indemnified Representative Loss to the extent attributable to such fraud, gross negligence or willful misconduct. If not paid directly to Equityholder Representative by Equityholders, any such Representative Losses may be recovered by Equityholder Representative from the funds in the Equityholder Representative Fund or from any distribution of the Escrow Fund or Deferred Merger Consideration at such time as such amounts thereof would otherwise be distributable to Equityholders; provided, that while this section allows Equityholder Representative to be paid from the Equityholder Representative Fund or from such other amounts otherwise distributable at the time of distribution, this does not relieve Equityholders from their obligation to promptly pay such Representative Losses as they are suffered or incurred, nor does it prevent Equityholder Representative from seeking any remedies available to it at law or otherwise. The Equityholders acknowledge that the Equityholder Representative shall not be required to expend or risk its own funds or otherwise incur any financial liability in the exercise or performance of any of its powers, rights, duties or privileges or pursuant to this Agreement, the Escrow Agreement, the Equityholder Representative Engagement Agreement or the transactions contemplated hereby or thereby. Furthermore, the Equityholder Representative shall not be required to take any action unless the Equityholder Representative has been provided with funds, security or indemnities which, in its determination, are sufficient to protect the Equityholder Representative against the costs, expenses and liabilities which may be incurred by the Equityholder Representative in performing such actions Any restrictions or limitations on liability or indemnification obligations of Equityholders set forth elsewhere in this Agreement are not intended to be applicable to the indemnities provided to Equityholder Representative in this section. The foregoing immunities and indemnities will survive the Closing, the resignation or removal of Equityholder Representative or any member of the Advisory Group or the termination of this Agreement or the Escrow Agreement.

11.16 Replacement of Equityholder Representative. The Equityholder Representative may resign at any time upon prior written notice to the Advisory Group and Purchaser. If Equityholder Representative resigns or is otherwise unable or unwilling to serve in such capacity, then Equityholders that hold a majority of the vested Company Securities (voting together as a single class on an as-converted basis) outstanding immediately preceding the Closing will appoint a new Person to serve as Equityholder Representative and will provide prompt written notice thereof to Purchaser. Until notice of Equityholder Representative’s resignation is received from the Equityholder Representative, Purchaser will be entitled to rely on the actions and statements of the previous Equityholder Representative.

11.17 Non-recourse. All claims or causes of action (whether in contract or in tort, at law or in equity, or otherwise) that may be based on, arise out of or relate to this Agreement or the Ancillary Agreements, or the negotiation, execution or performance of this Agreement or the Ancillary Agreements (including any representation or warranty made in or in connection herewith or therewith or as an inducement to enter into this Agreement or the Ancillary Agreements), may be made only against the Persons that are expressly identified as parties hereto or thereto, including those Persons executing a Joinder Agreement (as the case may be). Except in the case of Fraud committed by a Non-Party Affiliate (which claim may only be brought against such Non-Party Affiliate or any Non-Party Affiliate who had actual knowledge of such Fraud prior to the date hereof (or prior to the Closing in the case of any Fraud committed after the date hereof)), no Person who is not a named party to this Agreement or the Ancillary Agreements, including any past, present or future director, officer, employee, incorporator, manager, equityholder, Affiliate, agent, attorney or representative of any named party to this Agreement or the Ancillary Documents

(collectively, “Non-Party Affiliates”), shall have any liability (whether in contract or in tort, at law or in equity, based upon any theory that seeks to impose liability of an entity party against its owners or affiliates, or otherwise) for any obligations or liabilities arising out of or relating to this Agreement or the Ancillary Agreements (as the case may be) or for any claim or cause of action arising out of or relating to this Agreement or the Ancillary Agreements (as the case may be), or the negotiation or execution hereof or thereof; and each Party waives and releases all such liabilities, claims and obligations against any such Non-Party Affiliates. Non-Party Affiliates are expressly intended as, and shall be, third-party beneficiaries of this provision of this Agreement.

11.18 Consent to Representation; Conflict of Interest. If the Equityholder Representative (on behalf of the Equityholders) or any Equityholder so desires, without the need for any consent or waiver by the Company or Purchaser, Gunderson Dettmer Stough Villeneuve Franklin & Hachigian LLP (“Gunderson”) shall be permitted to represent such Equityholder or the Equityholder Representative after the Closing in connection with any matter related to the transactions contemplated by this Agreement, any Ancillary Agreements or any disagreement or dispute relating thereto. Without limiting the generality of the foregoing, after the Closing, Gunderson shall be permitted to represent the Equityholder Representative (on behalf of the Equityholders) or any one or more of the Equityholders, or any of their agents and Affiliates, in connection with any negotiation, transaction, or dispute (including any litigation, arbitration, or other adversary proceeding) with Purchaser, the Company, or any of their agents or Affiliates under or relating to this Agreement, any transaction contemplated by this Agreement, and any related claims or disputes arising under other agreements entered into in connection with this Agreement, including with respect to any indemnification claims. Purchaser and the Company further agree that the attorney-client privilege of the Company solely and exclusively with respect to this Agreement and the transactions contemplated hereby shall continue to belong to them following the Closing and shall not pass to or be claimed by any Equityholder (and any attorney-client privilege of the Equityholders shall continue to belong to the Equityholders following the Closing and shall not pass to or be claimed by the Company), provided that, as to all communications prior to the Closing among Gunderson and the Company and the Equityholders or the Equityholder Representative and their respective Affiliates that relate solely and exclusively to the transactions contemplated by this Agreement and are subject to the attorney-client privilege and the exception of client confidence, none of Purchaser, the Company or any of their Affiliates shall disclose (nor shall the Equityholder Representative or any Equityholder or any of their Affiliates be required to disclose) any such communications in any Legal Proceeding in support of a claim by any of them against the Equityholder Representative (on behalf of the Equityholders), any Equityholder or any of their Affiliates (unless such communication is no longer subject to attorney-client privilege for reasons other than the actions of Purchaser, the Company or any of their Affiliates).

[Signature Page Follows]

IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be duly executed and delivered in its name and on its behalf, all as of the day and year first above written.

CASCADE BIO, INC.

By:	/s/ Will Manidis
Name:	Will Manidis
Title:	Chief Executive Officer

VERADIGM INC.

By:	/s/ Dr. Shih Yin Ho
Name:	Dr. Shih-Yin Ho
Title:	Chief Executive Officer

VERADIGM MERGER SUB, INC.

By:	/s/ Dr. Shih Yin Ho
Name:	Dr. Shih-Yin Ho
Title:	Chief Executive Officer

FORTIS ADVISORS LLC, as EQUITYHOLDER REPRESENTATIVE

By:	/s/ Ryan Simkin
Name:	Ryan Simkin
Title:	Managing Director

IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be duly executed and delivered in its name and on its behalf, all as of the day and year first above written.

DESIGNATED EQUITYHOLDERS

BUCKLEY VENTURES II, LP

By: Buckley Ventures GP II, LLC Its: General Partner

By:	/s/ Joshua Buckley
Name:	Joshua Buckley
Title:	Managing Director

IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be duly executed and delivered in its name and on its behalf, all as of the day and year first above written.

DESIGNATED EQUITYHOLDERS

CHERUBIC VENTURES FUND IV, L.P.

By:	/s/ Matt Cheng
Name:	Matt Cheng
Title:	Managing Director

IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be duly executed and delivered in its name and on its behalf, all as of the day and year first above written.

DESIGNATED EQUITYHOLDERS

DENNIS RYU

/s/ Dennis Ryu

IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be duly executed and delivered in its name and on its behalf, all as of the day and year first above written.

DESIGNATED EQUITYHOLDERS

GAURAV KAUSHIK

/s/ Gaurav Kaushik

IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be duly executed and delivered in its name and on its behalf, all as of the day and year first above written.

DESIGNATED EQUITYHOLDERS

LARA YUAN

/s/ Lara Yuan

IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be duly executed and delivered in its name and on its behalf, all as of the day and year first above written.

DESIGNATED EQUITYHOLDERS

LGF II, L.P.

By: LGF GP II, LLC
Its: General Partner

By:	/s/ Lachy Groom
Name:	Lachy Groom
Title:	Managing Director

IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be duly executed and delivered in its name and on its behalf, all as of the day and year first above written.

DESIGNATED EQUITYHOLDERS

QUIET VENTURE I, LP

By: Quiet Venture I GP, LLC
Its: General Partner

By:	/s/ Talya Levi
Name:	Talya Levi
Title:	Authorized Signatory

IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be duly executed and delivered in its name and on its behalf, all as of the day and year first above written.

DESIGNATED EQUITYHOLDERS

QUIET VENTURE II, LP

By: Quiet Venture I GP, LLC
Its: General Partner

By:	/s/ Talya Levi
Name:	Talya Levi
Title:	Authorized Signatory

IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be duly executed and delivered in its name and on its behalf, all as of the day and year first above written.

DESIGNATED EQUITYHOLDERS

RAUNAQ MALHOTRA

/s/ Raunaq Malhotra

IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be duly executed and delivered in its name and on its behalf, all as of the day and year first above written.

DESIGNATED EQUITYHOLDERS

SECTION 32 FUND 2, LP
By: Section 32 GP 2, LLC
Its: General Partner

By:	/s/ Nina Labatt
Name: Nina Labatt
Title: Chief Operating Officer & Chief Financial Officer

IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be duly executed and delivered in its name and on its behalf, all as of the day and year first above written.

DESIGNATED EQUITYHOLDERS

SH BURST XIX, A SERIES OF SH BURST, LP

By: Fund GP, LLC its
General Parter
Its: Belltower Fund Group,
Ltd., Agent

By:	/s/ Erin LeHouillier
Name: Erin LeHouillier
Title: Authorized Person

IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be duly executed and delivered in its name and on its behalf, all as of the day and year first above written.

DESIGNATED EQUITYHOLDERS

STAN MIROSHNIKOV

/s/ Stan Miroshnikov

IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be duly executed and delivered in its name and on its behalf, all as of the day and year first above written.

DESIGNATED EQUITYHOLDERS

WILL MANIDIS

/s/ Will Manidis